As filed with the Securities and Exchange Commission on June 20, 2023 (Amendment 1)

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated June 20, 2023

An offering statement pursuant to Regulation A of the Securities Act of 1933 relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular does not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Offering Circular

FUTURE OF HOUSING FUND, Inc.

The Elevate Money Boxabl + REIT

Up to $75,000,000 in Shares of Common Stock

Initial Offering Price of $10.00 per Share

Minimum Purchase: 100 Shares ($1,000)

Future of Housing Fund, Inc. (the “Company”) is offering up to 7,500,000 shares of common stock for a price currently equal to $10.00 per share. The minimum initial investment is at least 100 shares ($1,000) of common stock, except this amount may be reduced to 50 shares ($500), in the Company’s sole discretion, if the investor also simultaneously buys or already owns 50 or more shares of Elevate.Money REIT I, Inc. another investment entity also advised by our advisor, Elevate.Money, Inc. We are selling our shares through a Tier 2 offering pursuant to Regulation A under the Securities Act, also known as “Reg A+”. There is no specific minimum total offering amount, and upon acceptance of subscriptions, we will use the proceeds for the purposes described in this Offering Circular as soon as possible. 7,000,000 shares are being sold through the primary offering and 500,000 shares are being sold through our distribution reinvestment plan. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.

As provided in rules promulgated by the Securities and Exchange Commission, the Company may issue pursuant to a qualified offering up to $75,000,000 shares of common stock in any 12-month period.

THE COMPANY

The Company is a Maryland corporation, incorporated on March 30, 2023, that intends to engage in the business of developing housing communities populated by foldable transportable dwelling units (“BHU’s”) manufactured by Boxabl Inc. (“Boxabl”). We are party to a Cooperation Agreement (“Cooperation Agreement”) with Boxabl whereby we have agreed to develop such communities, and under the Cooperation Agreement, we have a right of first refusal to purchase a minimum of 10% of Boxabl’s ongoing production of BHU’s, at a price no greater than the market rate for such BHU’s, for installation in such communities. Under the Cooperation Agreement, we are obligated to pay Boxabl an initial fee from the proceeds of this offering and a share of ongoing revenues generated with respect to such BHU communities. The Cooperation Agreement is discussed in greater detail below under “The Company – Relationship with Boxabl.” Depending on the pace of the sale of our shares and the pace of Boxabl’s ongoing production of BHU’s, we may invest in other short-term or long-term investments including real estate investments.

i

We intend to generate revenues by (a) leasing BHU sites in our communities to BHU users, (b) leasing the actual BHU’s to the users, and (c) as an alternative to (b), providing BHU seller financing to the BHU user for the purchase of BHU’s. We plan to own substantially all of our assets and conduct our operations through wholly-owned special purpose subsidiaries.

PROBLEM ADDRESSED BY THIS OFFERING

The United States is mired in a housing crisis. It is estimated by the National Association of Realtors that the unmet demand for housing in the U.S. totaled 5.5 million housing units in 2022. Approximately 1/3 of U.S. households are renter households, with millennial households representing a disproportionately higher percentage of renters compared to boomers and Gen X households.

This problem has been compounded by the post-global financial crisis phenomenon of “build to rent” – where entire housing subdivisions are acquired by large, institutional investors and held for rental purposes, depriving countless thousands of Americans from the pride of homeownership and the tax and overall economic long-term benefits of homeownership.

We intend to meet this problem head-on. We intend to create a new vision for homeownership, driven by the affordability and compactness of BHU’s. We believe that via our Cooperation Agreement with Boxabl, we can ultimately own thousands of BHU’s in all corners of America.

ELEVATE MONEY, OUR ADVISOR

We are externally managed by our Advisor, Elevate.Money, Inc. Our Advisor fractionalizes large scale real estate ownership into small increments through the formation of investment vehicles, like the Company, and markets these increments directly to investors via its digital interface, www.elevate.money (the “Online Platform”). The Online Platform was created to efficiently and cost-effectively deliver this Offering Circular and related information to prospective investors, to facilitate the online purchase of our shares, and to empower our stockholders with the ability to monitor their investments in us and our Advisor’s other offerings via their personal online dashboards. One does not need to be an “accredited investor” to participate in this Offering.

Our Advisor has also sponsored another investment offering over its Online Platform that is dedicated to owning and managing commercial real estate in the form of Single-Tenant, Net-Lease properties called “Elevate.Money REIT I, Inc.” (“STNL REIT”). The STNL REIT and the Company serve complimentary markets for large scale real estate ownership: While STNL REIT is focused on commercial real estate investment opportunities, we are focused on residential real estate investment opportunities. The STNL REIT is a continuous investment program and does not disclose in its offering material a date and time period as which the investment program might be liquidated. Further information about our STNL REIT is available on our Online Platform.

BOXABL

Boxabl is a Las Vegas-based company created to bring building construction in line with modern manufacturing processes and whose goal is to develop BHU’s that could be completed in half the time and for half the cost of traditional construction. The BHU’s are room modules that ship to site at a low cost and can be stacked and connected to build most any shape and style of finished buildings. The first BHU product available for sale is the 20’x20’ “Casita” and features a full-size kitchen, bathroom, and living area. There is significant market interest for BHU’s and Boxabl has received reservations of interest for over 150,000 BHU’s. Boxabl and its BHU’s are discussed in greater detail below under “The Company – Relationship with Boxabl.” Neither the Company nor our Advisor owns any interests in Boxabl, except to the extent set forth in the Cooperation Agreement. This offering is not an offer to sell any interests in Boxabl and the shares do not represent any interest in Boxabl.

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OUR STRUCTURE AND OUR OFFERING

We intend to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2024. There are several legal pre-conditions to qualify for REIT status for federal income tax purposes, and we may not meet all of these pre-conditions by December 31, 2024, or ever.

There are various limitations on the transfer of our common stock, as discussed in greater detail under “Description of Shares - Restriction on Ownership of Shares” below. Although we do not intend to list our common stock for trading on a stock exchange or other trading market, we have adopted a redemption plan designed to provide our stockholders with limited liquidity on a monthly basis commencing one year after a stockholder’s initial purchase of our shares, which is discussed in greater detail below under “Share Repurchase Program”.

This offering is being conducted on a “best efforts” basis. There is no underwriter required to sell any specific number or dollar amount of securities. The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. See “Plan of Distribution” for more details. As compensation, the Company has agreed to pay Dalmore services compensation calculated monthly equal to: (i) 1% of the first $5,000,000 raised in the offering during the subject month, (ii) 0.75% for the next $2,500,000 raised in the offering during the subject month, (iii) 0.50% for the next $2,500,000 raised in the offering during the subject month, and (iv) 0.25% of any additional funds raised in excess of $10,000,000 in the Offering during the subject month. In addition, our Advisor has advanced certain upfront costs charged by Dalmore, that are regarded as offering and organization expenses that may be reimbursed to our Advisor by the Company, subject to reimbursement limitations discussed elsewhere herein.

To the extent that the Company’s officers, employees and directors make any communications in connection with the offering, they intend to conduct such efforts in accordance with an exemption from broker-dealer registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Investing in our common stock is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 9 to read about the more significant risks you should consider before buying our common stock. These risks include the following:

•	Risks related to economic uncertainty with reference to a recession and/or higher interest rates.

•	Risks related to our limited operating history and our relatively novel business model.

•

Risks associated with the outbreak of hostilities between Russia and Ukraine and any economic sanctions and other restrictive actions taken against Russia by the U.S. and other countries in response thereto.

•

Risks related to the fact that we will initially be operating as a “blind pool” offering and investors will not have the opportunity to evaluate the economic merits of our future investments prior to their purchase.

•	Risks associated with the conflicts of interest with our affiliates and advisors.

•	Risks associated with our rights under the Cooperation Agreement.

•	Risks associated with our ability to qualify as a real estate investment trust (REIT) or maintain such qualification once achieved.

•	Risks related to a lack of diversification in our portfolio of investments, or the fact that we may need to co-invest or enter into joint ventures in order to diversify.

•	Risks associated with our ability to change our investment guidelines.

•	Risks related to the manner in which the Company has established the purchase price for the common stock.

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•	Risks related to the lack of a public market for our securities and a general lack of liquidity associated with our shares of common stock.

•	Risks surrounding the value of our real property and occupancy of our real property.

Generally (if you are not an “accredited investor” as defined for purposes of Regulation D under the Securities Act), no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Per Share(1)	Total Maximum	Percent
Public Offering Price	$10.00	$75,000,000	100%
Underwriting Discounts and Commissions(2)(3)	$0.10	$700,000	1%
Proceeds to Us from this Offering to the Public (Before Expenses(4))	$9.90	$74,300,250	99%

(1)

The price per share is initially $10.00. Commencing at the end of the calendar year after the first year that our board of directors has determined that our investment portfolio has sufficiently stabilized for purposes of a meaningful valuation, our board of directors will adjust the offering price of the shares on an annual basis to equal our net asset value (“NAV”) per share.

(2)

The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. As compensation for services, the Company has agreed to pay Dalmore compensation calculated monthly equal to: (i) 1% of the first $5,000,000 raised in the offering during the subject month, (ii) 0.75% for the next $2,500,000 raised in the offering during the subject month, (iii) 0.50% for the next $2,500,000 raised in the offering during the subject month, and (iv) 0.25% of any additional funds raised in excess of $10,000,000 in the offering during the subject month. In addition, our Advisor has advanced certain upfront costs charged by Dalmore, that are regarded as offering and organization expenses that may be reimbursed to our Advisor by the Company, subject to reimbursement limitations discussed elsewhere herein. The compensation payable to Dalmore is discussed in greater detail under “Plan of Distribution” below.

(3)	Assumes that we sell 7,000,000 shares of common stock in the primary offering and 500,000 shares of common stock pursuant to our distribution reinvestment plan. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan. Dalmore will not receive a commission for shares issued through our distribution reinvestment plan.

(4)	Our Advisor will pay organization and offering expenses it may incur on our behalf in connection with the offering of our shares. We will reimburse our Advisor for these organization and offering costs and future organization and offering costs it may incur on our behalf on a monthly basis. After the termination of the primary offering, our Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur and for which our Advisor has been reimbursed exceed 3% of our gross offering proceeds from the primary offering and the distribution reinvestment plan. See “Compensation” for a description of additional fees and expenses that we will pay our Advisor.

This Offering Circular follows the SEC Registration Statement on Form S-11 disclosure format and is following the requirements for a smaller reporting company as it meets the definition of that term in Rule 405 (17 CFR 230.405).

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FUTURE OF HOUSING FUND, INC.
The Elevate Money Boxabl + REIT
4600 Campus Drive, Suite 201

Newport Beach, California 92660

www.elevate.money

Offering Circular Dated June 20, 2023

TABLE OF CONTENTS

v

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any accompanying Offering Circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments or have other material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Where You Can Find More Information” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the Online Platform website, www.elevate.money. The contents of the Online Platform website (other than the offering statement, this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

The registered broker-dealer through which we are selling shares of common stock in this offering must make every reasonable effort to determine that the purchasers of shares in this offering are “qualified purchasers” based on information and representations provided by the stockholder regarding the stockholder’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

FEDERAL AND STATE LAW EXEMPTIONS AND PURCHASE RESTRICTIONS

Our common stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, also known as “Reg A+”, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our common stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our common stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D; and (ii) all other investors so long as their investment in our common stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.

earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

In addition to satisfying the foregoing minimum investor suitability standards, we require that a purchaser of shares of our common stock be a U.S. Person. For this purpose, “U.S. Person” is defined consistent with the meaning in Regulation S promulgated under the Securities Act and means a person who meets any of the following criteria:

•	a natural person resident in the United States of America;

•	a partnership or corporation organized or incorporated under the laws of the United States of America;

•	an estate of which any executor or administrator is a U.S. Person;

•	a trust of which any trustee is a U.S. Person;

•	an agency or branch of a foreign entity located in the United States of America;

•	a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

•

a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; or

•

a partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

As a condition to an investor’s investment in us, each investor will be required to sign a subscription agreement that will, among other things, contain representations consistent with the foregoing.

OFFERING CIRCULAR SUMMARY

This Offering Circular summary highlights material information contained elsewhere in this Offering Circular. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Offering Circular, as supplemented, carefully, including the “Risk Factors” section, and the information incorporated by reference herein, including the financial statements, before making a decision to invest in our common stock.

THE COMPANY

What is Future of Housing Fund, Inc.?

Future of Housing Fund, Inc. (the “Company”) is a Maryland corporation, incorporated on March 30, 2023, that intends to elect to qualify to be taxed as a real estate investment trust, or REIT, beginning with the taxable year ending December 31, 2024. The Company engages in the business of developing housing communities populated by BHU’s. We intend to generate revenues by (a) leasing BHU sites in our communities to BHU users, (b) leasing the actual BHU’s to the users, and (c) as an alternative to (b), providing BHU acquisition financing to the BHU user. We plan to own substantially all of our assets and conduct our operations through wholly-owned special purpose subsidiaries. We intend to present our financial statements on a consolidated basis.

Our office is located at 4600 Campus Drive, Suite 201, Newport Beach, California 92660. Our telephone number is (949) 606-9897, and our website address is www.elevate.money.

What is Boxabl?

Boxabl is a Las Vegas-based company created to bring building construction in line with modern manufacturing processes and whose goal is to develop BHU’s that could be completed in half the time and for half the cost of traditional construction. The BHU’s are room modules that ship to site at a low cost and can be stacked and connected to build most any shape and style of finished buildings. The first BHU product available for sale is the 20’x20’ “Casita” and features a full-size kitchen, bathroom, and living area. There is significant market interest for BHU’s and Boxabl has received reservations of interest for over 150,000 BHU’s.

BHU’s represents a new take on modular construction with a factory finished room module system (including kitchen and bathroom) that can be quickly stacked and arranged. Once the BHU’s arrive at the jobsite, they are unfolded in a plug and play manner by builders who have been trained and certified by Boxabl to create a finished home of almost any size and style. A typical BHU can be assembled in one day. Speed and price are superior to traditional building methods.

The retail price for Boxabl’s initial BHU (the Casita) is around $60,000 or about $150/sq. ft. Setup costs of assembly and connection to water and electric services would be in addition to this amount, increasing the total price by an additional $5,000 to $50,000 depending on builder fees and other local costs. However, compared to high building costs in many states, a BHU represents an attractive option for cost conscious purchasers.

Boxabl is a relatively new company, creating its first prototype BHU in 2019. Boxabl currently operates out of two manufacturing facilities totaling approximately 300,000 sq. ft. in Las Vegas, Nevada, and its year-end 2022 BHU production pace was around 2 per day. Boxabl expects to be able to ramp up to 12 BHU’s per day on a six-day work week, as its second facility (which became operational in early 2023) provides additional production capacity.

What is the problem addressed by Boxable and the Company?

The United States is mired in a housing crisis. It is estimated by the National Association of Realtors that the unmet demand for housing in the U.S. totaled 5.5 million housing units in 2022. Approximately 1/3 of U.S. households are renter households, with millennial households representing a disproportionately higher percentage of renters compared to boomers and Gen X households.

This problem has been compounded by the post-global financial crisis phenomenon of “build to rent” – where entire housing subdivisions are acquired by large, institutional investors and held for rental purposes, depriving countless thousands of Americans from the pride of homeownership and the tax and overall economic long-term benefits of homeownership.

We intend to meet this problem head-on. We intend to create a new vision for homeownership, driven by the affordability and compactness of BHU’s. We believe that via our Cooperation Agreement with Boxabl, we can ultimately own thousands of BHU’s in all corners of America.

What is the relationship between Boxabl and the Company?

We are party to a Cooperation Agreement with Boxabl whereby we have agreed to develop BHU communities, and, under the Cooperation Agreement, we have a right of first refusal to purchase a minimum of 10% of Boxabl’s ongoing production of BHU’s, at a price no greater than the market rate for such BHU’s, for installation in such communities. We are also obligated to pay Boxabl an initial fee of $100,000 from the proceeds of this offering, 5% of all gross revenues derived from BHU communities developed, and 1% of the gross purchase price of each BHU within the BHU community sold to a third party. Under the Cooperation Agreement, we, through our Advisor, also have to develop a marketing plan for the BHU communities we develop, and subject to Boxabl’s approval, implement such plan.

Who manages Future of Housing Fund, Inc.?

We are externally managed by our Advisor, Elevate.Money, Inc., which provides us with all necessary employee and financial resources that are required for all of our management functions under the advisory agreement with us. All of our administrative functions and operations will be managed and performed by our Advisor. Certain of our directors and executive officers are also executive officers of our Advisor and its affiliates. We employ associated persons who provide investor relations services to us, but our Advisor will reimburse us for all costs to us related to such associated persons services. In addition, our Advisor will identify all of our prospective investments and advise us with respect to them. Our Advisor is discussed in greater detail under “External Management.”

How is our Advisor compensated?

We pay our Advisor a management fee equal to 0.04167% of the Company’s total investment value as of the end of the preceding month (or an aggregate of approximately 0.5% of total investment value on an annual basis), as well as reimburse our Advisor on a monthly basis for our actual organizational and offering expenses. The board of directors has the right to change the compensation arrangements with our Advisor in the future without the consent of our stockholders. The Advisor may also waive, or defer, its receipt of fees in its discretion. These fees are described in greater detail under “Compensation”.

Who provides Future of Housing Fund, Inc. with real estate services?

In exchange for its services in connection with our ongoing operations, we pay Lalutosh Real Estate Services, LLC, a wholly-owned subsidiary of our Advisor (“LRE”):

•	an acquisition fee equal to 3% of the cost of investment,
•	an asset management fee equal to 0.04167% of the Company’s total investment value as of the end of the preceding month (or an aggregate of approximately 0.5% of total investment value on an annual basis),
•	a finance coordination fee equal to 1.0% of certain debt financings or refinancings,
•	a disposition fee equal to 3.0% of the contract sales price of each property sold, and
•	an annually measured performance fee, payable only after a 8% cumulative, non-compounded return on the common stock, based on certain financial performance metrics.

It is currently anticipated that we will engage third party real estate services providers for development, construction management, property management and leasing activities. To the extent our directors determine that it would be advantageous to have LRE provide such services, the fees payable to LRE would include development, construction management, property management and leasing fees, in amounts determined by our directors to be fair, reasonable and within market parameters.

In exchange for its services in connection with our liquidation, we would pay LRE:

•	a disposition fee equal to 3.0% of the contract sales price of each property sold, and

•	a liquidation fee calculated from the value per share resulting from a liquidation event, calculated based on certain financial metrics.

These fees are described in greater detail under “Compensation.”

Does Future of Housing Fund, Inc. use leverage?

We expect that our debt financing and other liabilities, excluding the use of any acquisition lines of credit, will be up to 75% of the cost of all of our real estate investments and the cost of other tangible assets including BHU’s (before deducting depreciation or other non-cash items). We may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties and other investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Our debt financing strategy is described in greater detail under “Investment Objectives and Criteria – Our Borrowing Strategy and Policies” below.

How is Future of Housing Fund, Inc. taxed?

The Company intends to elect and to qualify to be taxed as a real estate investment trust, or REIT, beginning with the taxable year ending December 31, 2024. In general, a REIT is an entity that:

•	combines the capital of many investors to acquire or provide financing for real estate investments;
•	allows individual investors to invest in a professionally managed, large-scale, diversified portfolio of real estate assets;
•	pays dividends to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain); and
•	avoids the “double taxation” treatment of income that normally results from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain income tax requirements are satisfied.

However, under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

The Company’s tax status is discussed in greater detail below under “U.S. Federal Income Tax Considerations.”

OFFERING

What is Future of Housing Fund, Inc. Offering?

Future of Housing Fund, Inc. is offering up to 7,500,000 shares of common stock for a price currently equal to $10.00 per share. The minimum initial investment is at least 100 shares ($1,000) of common stock, except this amount may be reduced to 50 shares ($500) if the stockholder also owns or simultaneously purchases 50 or more shares of Elevate.Money REIT I, Inc., another investment entity also advised by our Advisor. We are selling our shares through a Tier 2 offering pursuant to Regulation A under the Securities Act, also known as “Reg A+”. There is no specific minimum total offering amount, and upon acceptance of subscriptions, we will use the proceeds for the purposes described in this Offering Circular as soon as possible. 7,000,000 shares are being sold through the primary offering and 500,000 shares are being sold through our distribution reinvestment plan. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan. This offering is being conducted on a “best efforts” basis. When shares are offered on a “best efforts” basis, no underwriter or placement agent has made a firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all of the shares that we are offering.

How was the Offering Price Determined?

The current offering price is the price determined to be appropriate for our common stock by our board of directors. We have not established the offering price per share of our common stock being sold in this offering on an independent basis and it bears no relationship to the value of our assets. Commencing at the end of the calendar year after the first year that our board of directors has determined that our real estate portfolio has sufficiently stabilized for purposes of a meaningful valuation, our board of directors will adjust the offering price of the shares on an annual basis to equal our net asset value (“NAV”) per share.

What will the Offering Proceeds be used for?

We expect to use a substantial amount of the net proceeds from this offering to primarily investing in BHU’s and communities that accommodate BHU’s, though we may also directly or indirectly invest in non-affiliated entities that develop or own other manufactured housing or modular housing communities. Our goal is to create long-term capital appreciation through the development of BHU communities, and to also generate a current stream of income for investors through the leasing or seller financing of BHU’s in BHU communities. The initial $100,000 raised will also be used towards initial fees payable to Boxabl under the Cooperation Agreement. To the extent the pace of the sale of our shares exceeds the availability of BHU’s under our Cooperation Agreement, we may make other short-term and long-term investments, including short-term and long-term real estate investments.

We also expect to use a portion of the net proceeds of this offering for general corporate purposes.  Our intended uses for the proceeds from this offering are discussed in greater detail under “Estimated Use of Proceeds.”

Who can purchase shares?

Our common stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D; and (ii) all other investors so long as their investment in our common stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Please refer to the section above entitled “Federal and State Law Exemptions and Purchase Restrictions” for more information.

Who might benefit from an investment in our shares?

An investment in our shares may be beneficial for you if you meet the minimum suitability standards described in this Offering Circular, seek to diversify your personal portfolio with a real estate-based investment, seek to obtain the benefits of potential long-term capital appreciation, and seek to receive current income. However, investing in our common stock involves certain risks, and you should carefully consider the investment risks contained in “Risk Factors” before deciding whether to invest.

How do I subscribe for shares?

If you choose to purchase shares in this offering, you will need to complete and sign a subscription agreement on our website, www.elevate.money, substantially in the form included as an exhibit to our offering statement for a specific number of shares and pay for the shares at the time of your subscription.

What distributions will be made on my shares?

We intend to pay distributions once our investments have been developed and reached a point of cash flow stability. The distribution rate will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. However, to qualify as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles, or GAAP).

How will I be taxed on distributions?

Unless your investment is held in an IRA or other qualified tax-exempt account or our accountants designate certain distributions as capital gain, distributions that you receive generally will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. The portion of your distribution in excess of current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the tax basis of your investment, rather than result in current tax, until your basis is reduced to zero. Return of capital distributions made to you in excess of your tax basis in our common stock will be treated as sales proceeds from the sale of our common stock for U.S. federal income tax purposes. Distributions we designate as capital gain dividends will generally be taxable at long-term capital gains rates for U.S. federal income tax purposes.

The tax consequences of your investment are discussed in greater detail below under “U.S. Federal Income Tax Considerations.” However, because each investor’s tax considerations are different, we recommend that you consult with your tax advisor.

May I reinvest my distributions in shares?

You automatically participate in our distribution reinvestment plan unless you opt out by checking the appropriate box on your personal Elevate.Money dashboard. Through this method, common stockholders may have all or a portion of their dividends and other distributions reinvested in additional shares of our common stock in lieu of receiving cash distributions. No broker dealer of record fees will be paid on shares sold under the distribution reinvestment plan.

Participants in the distribution reinvestment plan will acquire our common stock at a price per share equal to $10.00 per share or, when determined by our board of directors, the most recently published net asset value, or “NAV,” per share. The calculation of NAV is discussed in greater detail below under “Valuation Policies.”

We may amend, suspend or terminate our distribution reinvestment plan for any reason at any time upon ten days’ notice to the participants. We may provide notice by including such information (i) in documents publicly filed with the SEC or (ii) in a separate mailing to the participants in the plan.

Are there any special restrictions on the ownership or transfer of shares?

We impose certain special restrictions on the ownership or transfer of shares. To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit certain acquisitions and transfers of shares so as to ensure our qualification as a REIT under the Internal Revenue Code. For example, our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. Furthermore, any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would result in our shares being owned by fewer than 100 persons will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the shares.

There may also be additional restrictions on transfer imposed by federal and state corporate or securities law.

See “Description of Shares, Restrictions on Ownership” for more details.

If I buy shares in this offering, how may I sell them later?

We provide a share repurchase program for stockholders who wish to sell their shares after one year following their initial purchase of their shares. See Description of Shares—Share Repurchase Program for more details.

Does Future of Housing Fund, Inc. use leverage?

We expect that our debt financing and other liabilities, excluding the use of any acquisition lines of credit, will be up to 75% of the Property Cost of all of our real estate investments including BHU’s (before deducting depreciation or other non-cash items). We may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties and other investments to generate sufficient cash flow to cover debt service requirements and other similar factors. See “Investment Objectives and Criteria – Our Borrowing Strategy and Policies” for more details.

Will I be notified of how my investment is doing?

We will provide you with periodic updates on the performance of your investment in us, including:

•	current periodic reports;

•	semi-annual financial reports;

•	an annual financial report; and

•	supplements or amendments to the Offering Circular.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary: posting on our website and on your personal dashboard on our website at www.elevate.money, U.S. mail or other courier; electronic delivery; or in a filing with the SEC. Additional information can also be found on our website or on the SEC’s website, www.sec.gov.

How are shares being offered?

The shares are being offered through our Advisor’s online investment platform www.elevate.money, or the Online Platform. We intend to own a diversified portfolio that is accessible to both accredited and non-accredited qualified investors at a low investment minimum.

Who is selling shares being sold in the offering?

We will offer our shares of common stock in this offering utilizing the Online Platform. The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. Greater information about Dalmore and the compensation they will receive in connection with this offering is described below under “Plan of Distribution.”

Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?

The section of this Offering Circular entitled “ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans.

What conflicts of interest does your Advisor face?

Our Advisor and its affiliates, including LRE, will experience conflicts of interest in connection with the management of our business. Our Chief Executive Officer, Mr. Perduk, is also the CEO of STNL REIT. Some of the material conflicts that our Advisor and its affiliates, will face include the following:

•	Allocation of investment opportunities by our Advisor and its affiliates, including our officers and directors, between the Company and other current or future advisor-sponsored programs, other investors for whom they serve as the investment advisors and for their own real estate investment accounts.

•	Allocation of the time of the key real estate, management and accounting professionals our Advisor has assembled, including Mr. Perduk, between the Company and other current and future advisor-sponsored programs.

•	Transactions between the Company and the Advisor, its affiliates, or other current or future advisor-sponsored programs, including a revolving line of credit from our Advisor.

•	The fees to be received by the Advisor and its affiliates will be impacted by decisions made by the Advisor and its affiliates with respect to the Company, including decisions regarding acquisitions, dispositions, and the public offering of our equity.

•	If our Advisor stops providing services to us our rights under the Cooperation Agreement will revert to it. Similarly, LRE will be entitled to certain payments if it terminates its engagement with us, that may incentivize its termination of our service arrangement.

•	Our officers and directors may owe duties to multiple affiliate-sponsored programs.

The Board of Directors of the Company has appointed an Executive Committee of the Board of Directors to help mitigate these conflicts.

Who can help answer my questions about this offering?

If you have more questions about this offering, please contact:

FUTURE OF HOUSING FUND, INC.
The Elevate Money Boxabl + REIT
4600 Campus Drive, Suite 201

Newport Beach, California 92660
(949) 606-9897
www.elevate.money

RISK FACTORS

Investing in our common stock involves certain risks. You should carefully consider the following risk factors, and those contained in any supplement to this Offering Circular, and all other information contained in this Offering Circular as supplemented before purchasing our common stock. If any of the following risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the value of our common stock may decline, and you could lose some or all of your investment.

High Risks Related to the Start-up Nature of our Business

As a newly established business, investing in our common stock involves high risks that are not present in other companies, including other real estate investment trusts, that have an established investment portfolio and operating history. These high-risk factors include the following.

We have a limited operating history and limited established financing sources.

We have limited operating history. We were incorporated in the State of Maryland on March 30, 2023 and, as of the date hereof, have not invested any capital in BHU’s or properties to accommodate BHU communities. Our Advisor has no prior experience in the modular transportable housing unit market and will rely upon the commercial real estate market knowledge and experience of its officers and employees.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful in this market, we must, among other things:

•	identify and acquire properties and investments that further our investment objectives;

•	increase awareness of the “Elevate Money” name within the investment products market;

•	attract, integrate, motivate and retain, through our advisor, qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate properties and other investments as well as for potential investors; and

•	continue to build and expand our operational structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose money.

This is a “best efforts” offering. If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment will fluctuate with the performance of the specific properties we acquire.

This offering is being made on a “best efforts” basis, meaning that there is no underwriter or placement agent that has made a firm commitment or obligation to purchase any of the shares. We expect the size of the investments that we will make – BHU communities, including the BHU’s - will average about $2 million to $5 million per community. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the types of investments that we make, and the geographic regions in which our investments are located. In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain relatively fixed third party expenses such as legal, tax and audit, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds could increase our fixed third party expenses as a percentage of gross income, potentially reducing our net income and cash flow and potentially limiting our ability to make distributions.

Because our stockholders will not have the opportunity to evaluate the investments we may make before we make them, we are considered to be a blind pool. We may make investments with which our stockholders do not agree.

As of the date of this Offering Circular, we have not made any investments. We do not currently have any properties or investments under contract that are reasonably probable of being acquired or originated with the proceeds from this offering. As a result, we are not able to provide you with any information to assist you in evaluating the merits of any specific future assets that we may acquire. We will seek to invest substantially all of the net proceeds from our primary public offerings, after the payment of fees and expenses, in the acquisition of BHU’s or properties to accommodate BHU communities. Our board of directors and management has broad discretion when identifying, evaluating and making such acquisitions. You will have no opportunity to evaluate the transaction terms or other financial or operational data concerning specific acquisitions before we invest in them. As a result, you must rely on our board of directors and our advisor to identify and evaluate our investment opportunities, and they may not be able to achieve our business objectives, may make suboptimal decisions or may make investments with which you do not agree.

Because we are selling our shares directly to the public and without the aid of an independent underwriter, our stockholders will not have the benefit of an independent due diligence review of us, which is customarily performed in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty our stockholders face.

Although Dalmore performed a diligence review and investigation in connection with its engagement as broker/dealer of record for this offering, as described in greater detail below under “Plan of Distribution”, there is no independent third-party underwriter selling our shares, and, accordingly, our stockholders will not have the benefit of an independent review and investigation of this offering of the type normally performed by an unaffiliated, independent underwriter in a public securities offerings. Because there is no independent third-party underwriter selling our shares, our stockholders must rely on the information in this Offering Circular and will not have the benefit of an independent review and investigation of this offering of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

Risks Related to Our Properties, Our Business and the Real Estate Industry

We currently are heavily reliant on one collaboration partner, Boxabl, for the production of BHU’s, but we have limited control over Boxabl. Any adverse change in Boxabl’s financial or operational health may negatively impact us.

Our business model relies on the production of BHU’s by Boxabl so that we may develop BHU communities. Our only relationship to Boxabl is through the Cooperation Agreement. We have no input or control over Boxabl’s business decisions, including but not limited to with respect to marketing, production, or personnel. Like us, Boxabl is a new company engaging in an innovative new business model, and it may not always make optimal decisions with respect to its growth. Boxabl’s financial and operational health may impact our ability to operate and develop our communities, and if Boxabl suffers setbacks in its operations, our business may also suffer.

If Boxabl were to stop or limit the production of BHU’s our business and, in particular, the development and sale of our BHU communities could be significantly harmed.

We intend to sell or lease BHU’s produced by Boxabl, and the Cooperation Agreement gives us the right to purchase a minimum of 10% of Boxabl’s ongoing production of BHU’s. Boxabl may stop or limit production of BHU’s in which case we would not have access to a key component of our business model. There are many factors that may impact Boxabl’s ability to continue or grow production, including but not limited to the ability to identify suitable financing, supplies and labor. If Boxabl were to stop production of BHU’s, or production becomes limited, we may be unable to obtain the BHU’s necessary to develop the BHU communities that are at the core of our business plans, which could materially adversely affect our business.

Our business plan depends on the Cooperation Agreement, which may be terminated by Boxabl in certain circumstances.

We are party to a Cooperation Agreement with Boxabl pursuant to which we have agreed to develop BHU communities, and pursuant to which we have been granted a right of first refusal to purchase a minimum of 10% of Boxabl’s ongoing production of BHU’s, for purposes of developing the BHU communities. The Cooperation Agreement will continue until we and Boxabl mutually agree to terminate, unless the Cooperation Agreement is unilaterally terminated by Boxabl earlier based on failure to make required payments to Boxabl, our insolvency or bankruptcy, or a material breach. Material breach could include failures to comply with the agreed upon marketing plan; any public conduct reflecting negatively on the goodwill of Boxabl; participation in fraudulent or illegal activity; or a conviction of any crime punishable by imprisonment; a finding of liability in an amount equal to or exceeding $100,000; our failure to pay any vendor in an amount greater than $5,000 when due without adequate excuse; certain violations of Boxabl’s intellectual property; or any sale or resale of BHU’s other than as part of a BHU community. Some of the grounds for termination of the Cooperation Agreement are outside of our control. If the Cooperation Agreement were to be terminated, or we otherwise lose the benefits of the Cooperation Agreement, we may not be able to develop the BHU communities, which will have a material adverse impact on our business.

Our rights under the Cooperation Agreement may revert to our Advisor in certain circumstances, which would negatively impact our ability to execute our business plan.

Our Advisor was the original party to the Cooperation Agreement until it assigned the Cooperation Agreement to the Company. This assignment however is subject to certain rights retained by the Advisor such that in certain events, the assignment will be cancelled and the rights under the Cooperation Agreement will revert to Advisor. These events include the Advisor no longer providing services to the Company, the Company no longer offering securities pursuant to a general solicitation, and the Company’s insolvency. Should the Company’s rights in the Cooperation Agreement be terminated, the Company would no longer have a preferred right to purchase BHU’s and may not be able to develop the communities that are central to its business plan.

BHU’s may not gain market acceptance or their reputation may be damaged, which may negatively impact our ability to generate revenue.

Our business plan depends on our ability to market BHU communities to individuals looking to buy or lease BHU’s. Our success depends on attracting and retaining individuals who wish to participate in such communities. BHU’s are an innovative alternative to traditional construction, and may not gain market acceptance. Furthermore, if events were to occur that negatively impact the reputation of Boxabl or BHU’s, such as construction defects or product liability, we may have a difficult time finding individuals to lease or buy BHU units in the communities we develop. If we cannot find lessors or purchasers for our BHU communities, our business may suffer.

Our obligations to pay Boxabl royalties may reduce our ability to pay distributions to our stockholders.

Under the Cooperation Agreement, we have agreed to pay 5% of all gross revenues derived from BHU communities developed and 1% of the gross purchase price of each BHU within the BHU community sold to a third party. These royalty payments do not take into account the costs or expenses to us in marketing, developing and maintaining our BHU communities. If we cannot achieve revenue margins in excess of these royalty obligations, we may not be able to pay distributions to our stockholders.

Most of our investments will depend upon the ability of individual renters and purchasers using seller financing to honor their leases and purchase contracts with us, and our financial condition and ability to make distributions may be adversely affected by a renter’s or purchaser’s bankruptcy or insolvency.

We expect that most of our properties will be occupied by individual BHU renters or purchasers utilizing seller financing and we will derive a majority of our income from such renters and borrowers and, therefore, the success of our investments will be materially dependent on the financial stability of our renters and borrowers. Payment defaults could cause us to reduce or eliminate the distributions we pay. In the event of a default, we may experience delays in enforcing our rights as landlord and lender and may incur substantial costs in protecting our investments.

Our investment strategy is new, novel, and untested.

Our business model of creating BHU communities populated by individual BHU’s leased or sold to BHU users is new and untested. The closest real estate investment strategy analogue is the ownership and operation of mobile home parks, RV parks, and private campground facilities. Significant differences exist between these investment strategies. Specifically, we intend to be the “first resort” homeownership option for our customers and users, whereas mobile home parks and RV parks are traditionally regarded as “last resort” homeownership options for their targeted customers and users. We intend to appeal to a younger demographic customer, seeking his/her initial homeownership experience. In this regard, the location and nearby amenities of our BHU communities must in turn be attractive to our targeted customer. There are no assurances that we will create BHU communities that are in fact desirable to our targeted customer, or that rents achievable in our BHU communities will be sufficient to pay all operating expenses and mortgage payments.

Risks related to real estate ownership could reduce the value of our properties, which could materially and adversely affect us.

Real estate that is leased to tenants or is provided as collateral for seller financing is subject to inherent risks, including:

•	inability to collect rent or mortgage payments from tenants and borrowers due to financial hardship and bankruptcy;

•	changes in consumer trends and preferences that reduce demand for the BHU’s and BHU community living;

•	inability to lease at attractive rental rates or sell BHU’s at attractive sale prices;

•	making capital expenditures to renovate or maintain BHU’s and BHU communities;

•	environmental risks related to the presence of hazardous or toxic substances or materials on our properties;

•	subjectivity of real estate valuations and changes in such valuations over time;

•	illiquid nature of real estate compared to most other financial assets;

•	changes in laws and regulations, including those governing real estate usage and zoning;

•	changes in interest rates and the availability of financing; and

•	changes in the general economic and business climate.

The occurrence of any of the risks described above may cause the value of our investment to decline, which could materially and adversely affect us.

Inflation may materially and adversely affect us.

Increased inflation could have a negative impact on our net income, as increases in operating and capital expenditure costs might outpace our ability to charge higher rents or achieve higher prices for BHU’s that we sell.

The failure of our tenants to maintain leased BHU’s may have a material adverse effect on our business.

The failure by any tenant to adequately maintain a leased BHU could adversely affect our ability to timely re-lease it to a new tenant or otherwise monetize our investment in the BHU if we are forced to make significant repairs or changes as a result of the tenant’s neglect.

Disruptions in the financial markets and uncertain economic conditions could adversely affect market rental rates, real estate values and our ability to secure debt financing, service future debt obligations, or pay distributions to our stockholders.

We plan to rely on debt financing to finance our investments and we may have difficulty refinancing our debt obligations prior to or at maturity or we may not be able to refinance these obligations at terms as favorable as the terms of our initial indebtedness and we also may be unable to obtain additional debt financing on attractive terms or at all. If we are not able to refinance our initial indebtedness on attractive terms at the various maturity dates, we may be forced to dispose of some of our assets. Market conditions can change quickly, which could negatively impact the value of our assets.

Disruptions in the financial markets and continued uncertain economic conditions could adversely affect the values of our investments. Declining economic conditions could negatively impact real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing our loan investments, which could have negative effects on us. All of these factors could reduce our stockholders’ return and decrease the value of an investment in us.

Because we depend upon our Advisor, LRE and its affiliates to conduct our operations, adverse changes in the financial health of our Advisor, LRE or its affiliates could cause our operations to suffer.

We depend on our Advisor and its wholly owned subsidiary, LRE, to manage our operations and our investments. Our Advisor depends upon the fees and other compensation that it receives from us in connection with the purchase, management and sale of assets to conduct its operations. Any adverse changes to our relationship with, or the financial condition of, our Advisor and its affiliates, including LRE, could hinder their ability to successfully manage our operations and our portfolio of investments.

Furthermore, the Advisor may terminate its Advisory Agreement with us without cause upon 60 days written notice, which in the case of such termination may also trigger the reversion rights under our Advisor’s assignment of our Cooperation Agreement to us. Similarly, LRE may terminate its Real Estate Services Agreement with us without cause upon 60 days written notice to us, which may trigger a liquidation payment to LRE. If our Advisor or LRE or both were to terminate their engagements with us, it would have a negative impact on our financial results and our ability to operate going forward.

The loss of or the inability to retain or obtain key real estate professionals at our Advisor could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of an investment in our shares.

We believe that our future success depends, in large part, upon the contributions of the officers, managers and employees of our Advisor in managing and advising us. Neither we nor our Advisor have employment agreements with these individuals and they may not remain associated with our Advisor. There is also no exclusivity with regard to the services of our Advisor or its employees and we may compete for their services with other future affiliated real estate programs, including future programs with similar investment objectives to ours. If any of these persons were to cease their association with our Advisor or its affiliates, we may be unable to find suitable replacements and our operating results could suffer as a result. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon the ability of our Advisor to attract and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our advisor may be unsuccessful in attracting and retaining such skilled professionals. If we lose or are unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered.

The inability to engage builders certified to construct the BHU’s may adversely impact our ability to build BHU communities.

BHU’s represents a new take on modular construction with a factory finished room module system (including kitchen and bathroom) that can be quickly stacked and arranged. Once the BHU’s arrive at the jobsite, they are unfolded in a plug and play manner by builders who have been trained and certified by Boxabl. Because Boxabl BHU’s are a new product, however, there are a limited number of builders certified in their construction. If we cannot engage builders certified by Boxabl to construct the Boxabl BHU’s we intend to install in our community, our developments may be delayed and our financial results may suffer.

General Risks

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturer’s financial condition and disputes between our co-venturers and us.

We may co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a partnership, joint venture or other entity. In connection with these investments, we may not have sole decision-making control regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third-party not involved, including the possibility that our partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Our partners or co-venturers also may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our preferences, policies or objectives. Such investments also will have the potential risk of impasses on decisions, such as a sale, because neither we nor our partners or co-venturers would have full control over the partnership or joint venture. Disputes between us and our partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort exclusively on our business. Consequently, actions by or disputes with our partners or co-venturers might result in subjecting properties owned by the partnership, joint venture or other entity to additional risk. In addition, we may in certain circumstances be liable for the actions of our partners or co-venturers.

Our growth will be dependent upon our ability to acquire, develop, lease, integrate and manage suitable real property successfully.

We cannot assure you that we will be able to identify real property suitable to develop a BHU community, that we will be successful in completing any acquisition of real property we identify as being suitable for development of a BHU community or that any acquisition we complete will produce a return on our investment.

Our future growth will be dependent upon our ability to successfully acquire new properties and develop BHU communities on such properties, which may be adversely affected by the following significant risks:

•	we may be unable to acquire a desired real property at all or at a desired purchase price because of competition from other purchasers;

•	many of our future acquisitions are likely to be dependent on external financing, and we may be unable to finance an acquisition on favorable terms or at all;

•	we may be required to incur significant capital expenditures to improve or renovate acquired properties;

•	real property we may seek to develop may not be properly zoned for a BHU community;

•	we may incur an increase in operating costs or may not have the proceeds available to implement the developments at acquired properties which are necessary to attract and retain tenants or purchasers;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•

we may acquire properties subject to liabilities but without any recourse, or with only limited recourse, to the sellers, or with liabilities that are unknown to us, such as liabilities for undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by members, directors, officers and others indemnified by the former owners of the properties.

As we acquire investments, we will be subject to risks associated with managing new investments, including lease-up and integration risks. Newly acquired properties may not perform as expected, and newly acquired properties may have characteristics or deficiencies unknown to us at the time of acquisition.

We will face substantial competition for tenants and purchasers.

The residential housing industry is highly competitive, and we face competition from many sources, including from multifamily apartment communities. If so, this would increase the number of rental units available and may decrease occupancy and unit rental rates. Furthermore, our BHU communities compete, or will compete, with numerous housing alternatives in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease or sell BHU’s and maintain or increase rental rates. These factors could materially and adversely affect us.

We have limited time to perform due diligence on our acquired properties, which could subject us to significant unexpected liabilities and under-performance of the acquired properties.

When we enter into an agreement to acquire a property, we will often have limited time to complete our due diligence prior to acquiring the property. Because our internal resources are limited, we may rely on third parties to conduct a portion of our due diligence. To the extent we or these third parties underestimate or fail to identify risks and liabilities associated with the properties we acquire, we may incur unexpected liabilities, or the property may fail to perform in accordance with our projections. If, during the due diligence phase, we do not accurately assess the value of and liabilities associated with a particular property, we may pay a purchase price that exceeds the current fair value of the assets. As a result, material goodwill and other intangible assets would be recorded, which could result in significant charges to earnings in future periods. These charges, in addition to the financial impact of significant liabilities that we may assume, could materially and adversely impact our financial and operating results, as well as our ability to pay distributions.

We are undiversified since our strategy is to focus on BHU communities.

We only intend to invest in the development of residential BHU communities, although we can invest in other investments if the pace of our sale of shares exceeds the pace of the creation of BHU’s deliverable under the Cooperation Agreement. Such lack of diversification creates a concentration risk that may make an investment in our stock riskier than an investment in a diversified pool of assets or a business with more varied, revenue generating operations. The aggregate returns realized by investors will correlate to revenues and capital appreciation of our BHU communities, which may not correlate to changes in the overall real property market or any segment thereof, or in the investment community at large.

We may be unable to invest our capital resources on acceptable terms or at all.

Our ability to achieve our desired levels of financial performance will depend significantly upon our ability to invest efficiently our available capital resources in properties we can develop into profitable BHU communities. Although we seek to maintain a pipeline of suitable opportunities, we cannot assure you that we will be able to identify any acquisition opportunities or other investments that meet our investment objectives or that any investment that we make will produce a positive return. Moreover, our investment pipeline is generally subject to numerous uncertainties and conditions that make it difficult to predict if or when any such potential transactions will be consummated. Accordingly, we may be unable to invest our available capital resources on acceptable terms within the time period that we desire, or at all, and these delays could result in additional dilution and may cause our financial results to fall short of our expectations. Moreover, we have significant flexibility in investing our capital resources, and we may use the resources in ways with which our stockholders may not agree or for purposes other than those that we originally contemplated.

Difficulties in selling real estate could limit our flexibility.

We intend to evaluate the potential disposition of assets that may no longer meet our investment objectives. When we decide to sell an asset, we may encounter difficulty in finding buyers in a timely manner as real estate investments generally cannot be disposed of quickly, especially when market conditions are poor. This may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In some cases, we may also determine that we will not recover the carrying value of the property upon disposition and might recognize an impairment loss. In addition, in order to maintain our status as a REIT, the Internal Revenue Code imposes restrictions on our ability to sell properties held fewer than two years, which may cause us to incur losses thereby reducing our cash flows and adversely impacting distributions to equity holders.

Our ownership of properties through ground leases may expose us to the loss of such properties upon the exercise by the lessors of purchase options or the breach or termination of the ground leases.

We may acquire an interest in certain of our properties by acquiring a leasehold interest in the property. We could lose our interests in a property if the ground lease is terminated, if a purchase option is exercised by the lessor or if we breach the ground lease, which could adversely affect our financial condition or results of operations.

We may be adversely impacted by new accounting pronouncements.

Accounting policies are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board (“FASB”) and the SEC, entities that create and interpret accounting standards, may issue new accounting pronouncements or change their interpretation and application of these standards that govern the preparation of our financial statements. These changes could have a material impact on our reported financial condition and results of operations, and could also affect the comparability of our financial results to previous periods. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. The adoption of new accounting pronouncements could also affect the calculation of our debt covenants, and we cannot be assured that we will be able to work with our lenders to amend our debt covenants in response to such changes.

Cybersecurity risks and cyber incidents could adversely affect our business, disrupt operations and expose us to liabilities to tenants, employees, capital providers, and other third parties.

Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. The result of these incidents could include, but are not limited to, disrupted operations, misstated financial data, liability for stolen assets or information, increased cybersecurity protection costs, litigation and reputational damage adversely affecting customer or investor confidence. These cyber incidents could negatively impact us, our tenants and/or the capital markets.

In addition, information security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. The theft, destruction, loss, misappropriation or release of sensitive and/or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third-parties on which we rely, could result in business disruption, negative publicity, violation of privacy laws, loss of tenants, potential liability and competitive disadvantage, any of which could result in a material adverse effect on our financial condition or results of operations.

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

Our ability to satisfy our financial obligations and make expected distributions to our stockholders will depend on our ability to generate cash revenues in excess of expenses and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

•	general economic conditions;

•	rising level of interest rates;

•	local oversupply, increased competition or reduction in demand for our properties;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent our properties on favorable terms;

•	inability to finance property acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities, and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments; and

•	changing tenant demographics.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect us.

Potential losses may not be covered by insurance.

We will carry insurance covering all of the properties in our portfolio under various policies we deem appropriate under the circumstances. We hope that these policy specifications and insured limits will be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. There are, however, certain types of losses, such as property damage from generally unsecured losses such as riots, wars, punitive damage awards or acts of God that may be either uninsurable or not economically insurable. Some of our properties may be insured subject to limitations involving large deductibles and policy limits that may not be sufficient to cover losses. In addition, we may discontinue any earthquake, terrorism or other insurance on some or all of our properties in the future if the cost of premiums from any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss.

If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged and require substantial expenditures to rebuild or repair. In the event of a significant loss at one or more of our properties, the remaining insurance under our policies, if any, could be insufficient to adequately insure our other properties. In such event, securing additional insurance, if possible, could be significantly more expensive than our current policies.

The impact of climate change may adversely affect our financial condition or results of operations.

To the extent that climate change does occur, we may experience extreme weather and changes in precipitation and temperature, all of which may result in physical damage or a decrease in demand for properties located in these areas or affected by these conditions. Should the impact of climate change be material in nature, including destruction of our properties, or occur for lengthy periods of time, our financial condition or results of operations may be adversely affected. In addition, changes in federal and state legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of properties we acquire and could also require us to spend more on our properties without a corresponding increase in revenue.

Risks Related to Compliance and Regulation

We are subject to numerous laws and regulations, changes to which could increase our costs and individually or in the aggregate adversely affect our business.

We will be subject to laws and regulations affecting our operations in a number of areas. Changes in these laws and regulations, including, among others, healthcare reform such as the repeal or significant amendment of the Affordable Care Act, employment law reform such as the enactment of federal overtime exemption regulations, and financial and disclosure reform such SEC rulemaking, including executive compensation regulations, or the enactment of new laws or regulations, may increase our costs. Also, compliance with these laws, regulations and similar requirements may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction, which may further increase the cost of compliance and doing business.

In addition, we are subject to tax laws and regulations, which are under constant review by persons involved in the legislative process, at the Internal Revenue Service and the U.S. Department of the Treasury, and at various state tax authorities. Changes to tax laws, regulations, or administrative interpretations, which may be applied retroactively, could adversely affect us in a number of ways, including the following:

•	making it more difficult or more costly for us to qualify as a REIT;

•	decreasing real estate values generally; and

•	lowering effective tax rates for non-REIT “C” corporations, which may cause investors to perceive investments in REITs to be less attractive than investments in the stock of non-REIT “C” corporations.

We cannot predict whether, when, in what forms, or with what effective dates, laws, regulations, and administrative interpretations applicable to us or our stockholders may be changed. Any such change may significantly affect our liquidity and results of operations, as well as the value of our shares.

We are offering our common stock pursuant to amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our common stock less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements as compared to a traditional initial public offering, which may make an investment in our common stock less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the amendments to Regulation A, there is a significant amount of regulatory uncertainty with regard to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our common stock, we may be unable to raise the funds necessary to commence operations, or to develop a diversified portfolio of properties and related investments, which could severely affect the value of our common stock.

There may be deficiencies with our internal controls that require improvements.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. Therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations and received such attestations.

Non-compliance with laws and regulations may impair our ability to arrange, service or otherwise manage our loans and other assets.

Failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the payments on our investments. In addition, our non-compliance could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business.

As Internet commerce develops, federal and state governments may adopt new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our and the Online Platform’s business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to our business. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could negatively impact our ability to acquire and develop BHU communities. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of raising capital, which would adversely affect the viability of the Online Platform.

Laws intended to prohibit money laundering may require us to disclose investor information to regulatory authorities.

The Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with anti-money laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled investment vehicles to enact anti-money laundering policies. It is possible that there could be promulgated legislation or regulations that would require us or our service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require us to implement additional restrictions on the transfer of our common stock to comply with such legislation and/or regulations. We reserve the right to request such information as is necessary to verify the identity of prospective stockholders and the source of the payment of subscription monies, or as is necessary to comply with any customer identification programs required by FinCEN and/or the SEC. In the event of delay or failure by a prospective stockholder to produce any information required for verification purposes, an application for, or transfer of, our common stock may be refused.

Environmental compliance costs and liabilities associated with real estate properties owned by us may materially impair the value of those investments.

As an owner and operator of real property, we are subject to various federal, state and local environmental, health and safety laws and regulations. We may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any of our then-current or former properties at or from which there has been a release or threatened release of hazardous materials as well as other affected properties, regardless of whether we knew of or caused the contamination.

In addition to these costs, which are typically not limited by law or regulation and could exceed the property’s value, we or our tenants could be subject to other liabilities, including governmental penalties for violation of environmental, health and safety laws, liabilities for injuries to persons for exposure to hazardous materials, and damages to property or natural resources. Furthermore, some environmental laws can create a lien on the contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination or can restrict the manner in which a property may be used because of contamination. We also could be liable for the costs of remediating contamination at third party sites, e.g., landfills, where we or our tenants send waste for disposal without regard to whether we comply with environmental laws in doing so.

The presence of contamination or the failure to remediate contamination may adversely affect our ability to sell, develop or lease the real estate or to borrow using the real estate as collateral.

While tenants under our leases will generally indemnify, defend and hold us harmless for the foregoing liabilities, there can be no assurance that the respective tenant will have sufficient assets, income or access to financing to enable it to satisfy its payment obligations to us under its lease.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unanticipated expenditures that materially adversely impact our cash flow.

All of our properties will be required to comply with Title III of the Americans with Disabilities Act, or the ADA. The ADA generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require, for example, removal of access barriers and non-compliance could result in the imposition of fines by the U.S. Government or an award of damages to private litigants, or both. State and local laws may also require modifications to our properties related to access by disabled persons. In addition, we will be required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our cash flow and ability to make distributions to our stockholders.

The Company may become subject to lender liability or penalties for usury in connection with its seller financing.

The Company may be deemed a lender with respect to seller financing it may provide with respect to BHU’s it sells in its BHU communities. States have numerous laws and regulations, which apply to the activities of lenders and the rights of borrowers. The applicability of these laws and regulations, and their exemptions and exclusions, are frequently complex and highly fact-centric, and they vary by jurisdiction and are subject to change. In addition, litigation in a number of states has imposed liability upon lenders, or otherwise adversely impacted lenders, in a manner that stockholders may not be accustomed to as a result of other investment activities. For example, a number of states have adopted usury laws, which generally prohibit the charging of interest in certain circumstances in excess of a statutorily defined rate. The Company relies on qualified advisors and uses commercially reasonable efforts to comply with laws and regulations applying to lenders and borrowers, and seeks exemptions and exclusions as advisable from such laws where appropriate to meet the investment objectives of the Company and this offering.

In addition, the Company will likely provide financing pursuant to state finance lender licensing exceptions for commercial loans. However, the Company or the Advisor may obtain a finance lender’s license in specific states or retain the services of third parties to comply with such licensing, should it be deemed advisable. The Company relies on qualified advisors and uses commercially reasonable efforts to comply with laws and regulations applying to lenders and borrowers, and seeks exemptions and exclusions as advisable from such laws where appropriate to meet the investment objectives of the Company and this offering. The Company believes that such efforts are sufficient to avoid issues of noncompliance. However, investors should be aware that, under certain circumstances, a failure to comply with applicable regulations by the Company could result in civil or criminal penalties.

As an additional consideration, legal decisions in many jurisdictions have imposed liability upon lenders for actions such as declaring defaults with respect to loans and refusing to meet company loan commitments under certain circumstances. In addition, some courts have permitted litigants to pursue claims against lenders for environmental torts of a borrower and other liability as a result of their association with the borrower. Such so-called “lender liability” is a developing and uncertain area of the law, and there can be no assurance that such a claim could not be brought against the Company or, by extension, an investor. In addition, in some cases, courts have re-characterized loans or debt securities as equity instruments, such that lenders or debt security holders have been subject to “equitable subordination” and thus not entitled to the preferred status of a creditor in a bankruptcy or other adversarial proceeding. Such decisions have been highly fact specific, and there can be no assurance that a court would not follow a similar approach with respect to the Company’s loans to BHU purchasers.

Risks Related to an Investment in Our Common Stock

We may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions will be based principally on cash generated from our operations. The amount of cash available for distribution will be affected by many factors, such as our ability to acquire investments as offering proceeds become available and our operating expense levels, as well as many other variables. Actual cash available for distribution may vary substantially from estimates. We cannot assure you that we will be able to pay or maintain distributions or that distributions will increase over time, nor can we give any assurance that rents from the properties will increase, or that future acquisitions of real properties will increase our cash available for distribution to stockholders. For a description of the factors that can affect the availability and timing of cash distributions to stockholders. See Description of Shares — Distributions.

We may change our targeted investments without stockholder consent.

We currently intend to invest in BHU’s and BHU communities; however, we may make adjustments to our investment strategy based on the pace of the sale of our shares and the availability of BHU’s under our Cooperation Agreement, or base upon other real estate market conditions. We may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this Offering Circular.

Any change in our targeted investments or investment guidelines may increase our exposure to interest rate risk and real estate market fluctuations, which could adversely affect the value of our common stock and our ability to make distributions to our stockholders. We will not forgo a good investment because it does not precisely fit our expected portfolio composition.

The offering price per share of our common stock may not reflect the value that stockholders will receive for their investment.

We have not established the offering price per share of our common stock being sold in this offering on an independent basis and it bears no relationship to the value of our assets. Our board of directors will determine the NAV per share on an annual basis using valuation methodologies that involve subjective judgments and estimates, commencing at the end of the calendar year after the first year that our board of directors has determined that our real estate portfolio has sufficiently stabilized for the purposes of a meaningful valuation, which we anticipate will be at the end of 2024. As with any valuation methodology, the methodologies we will use to determine NAV per share are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated NAV per share of our common stock, and these differences could be significant. The estimated NAV per share will not be audited and does not represent the fair value of our assets less the fair value of our liabilities according to GAAP, nor will it represent a liquidation value of our assets and liabilities or the price at which our shares of common stock would trade on a national securities exchange. The estimated NAV per share will not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated NAV per share also will not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of our swaps prior to expiration.

Accordingly, with respect to our current offering price per share and, when determined by our board of directors, our estimated NAV per share and our annually updated offering price, we can give no assurance that:

•	a stockholder would ultimately realize distributions per share equal to our offering price per share or estimated NAV per share upon a sale of our company;

•	our shares of common stock would trade at our offering price per share or estimated NAV per share on a national securities exchange;

•	a third party would offer our offering price per share or estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock;

•	another independent third-party appraiser or third-party valuation firm would agree with our estimated NAV per share; or

•	the methodology used to determine our estimated NAV per share would be acceptable for compliance with ERISA reporting requirements.

The NAV of our shares will fluctuate over time in response to the capital raised during our offering stage, future investments, the performance of individual assets in our portfolio, the management of those assets, and the real estate and finance markets.

Our rights and the rights of our stockholders to recover claims against our directors are limited, which could reduce our stockholders’ and our recovery against our directors if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our bylaws provide that we will generally indemnify our directors for losses to the extent permitted by Maryland law. As a result, you and we may have more limited rights against our directors than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our directors (as well as by our officers, employees and agents) in some cases, which would decrease the cash otherwise available for distribution to you.

Risks Related to our Management Structure and Conflicts of Interest

Our Advisor and its affiliates, including all of our executive officers and our directors and other key real estate professionals, face conflicts of interest caused by their compensation arrangements with us which could result in actions that are not in the long-term best interests of our stockholders.

Some of our executive officers and our directors and other key real estate professionals are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our Advisor and LRE. Our Advisor and LRE receive substantial fees from us. These fees could influence our Advisor’s and LRE’s advice to us as well as the judgment of its affiliates. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	Allocation of investment opportunities by our Advisor and its affiliates, including our officers and directors, between the Company and other current or future advisor-sponsored programs, other investors for whom they serve as the investment advisors and for their own account real estate investments.

•	Competition for investment opportunities between us and current or future advisor-sponsored programs.

•	Allocation of the time of the key real estate, management and accounting professionals our Advisor has assembled, including Mr. Perduk, between the Company and other current and future Advisor-sponsored programs.

•	Transactions between the Company and the Advisor, its affiliates, or other current or future advisor-sponsored programs, including a revolving line of credit from our advisor.

•	The negotiation of any fees paid to our Advisor or any of its affiliates will not be at arm’s length and our advisor and its affiliates control the continuation, renewal and enforcement of the Company’s agreements with the Advisor and its affiliates.

•	The fees to be received by the Advisor and its affiliates will be impacted by decisions made by the Advisor and its affiliates with respect to the Company, including decisions regarding acquisitions, dispositions, and the public offering of our equity.

•	The Advisor or LRE may benefit from terminating their relationship with us; the Advisor through the reversion of the Cooperation Agreement or LRE through the payment of “liquidation fees.”

•	Our officers and directors may owe duties to multiple affiliate-sponsored programs.

The potential conflicts of interest between us and our Advisor and its affiliates are discussed in greater detail under “Conflicts of Interest” below.

Risks Related to Our Corporate Structure

Our charter limits the number of shares a person may own and permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. In addition, our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of repurchase of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

We may become subject to the Investment Company Act, which could interfere with our intended operations.

The Company intends to operate so as to not be regulated as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) based upon certain exemptions thereunder. Specifically, the Company expects to be exempted from registration under the Investment Company Act because the Company will be primarily engaged in purchasing or acquiring mortgages and other liens on, and interests in, real estate as determined under exemptions from the Investment Company Act and rules issued thereunder. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. However, if the Company fails to qualify for exemption from registration as an investment company, its ability to conduct its business as described herein will be compromised. Any such failure to qualify for such exemption would likely have a material adverse effect on the Company.

Our reliance on certain exclusions from the Investment Company Act may impact certain investment decisions.

The Investment Company Act excludes from the definition of an “investment company” issuers of non-redeemable securities that are primarily engaged in purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. Our Advisor has not sought a no-action letter from the SEC to confirm that the Company is eligible for this exemption. However, our advisor will rely on guidance issued by the SEC stating that so long as (1) qualifying percentages of the Company’s assets consist of mortgages and other liens on or interests in real estate; and (2) the remaining percentage of the Company’s assets consist primarily of real estate related assets, the Company will remain exempt from the Investment Company Act registration requirements. These formulaic requirements may negatively impact the Company’s investment flexibility.

We do not have a separately appointed audit committee composed of independent directors, which could increase the risk of a financial reporting failure.

We have not appointed a separate audit committee composed of independent directors. Instead, responsibilities addressed by audit committees of other REITs are handled by our independent directors.

Because we have no separately appointed audit committee, no special committee has been assigned to devote special attention to understanding our financial statements and financial condition, dealing regularly with our auditors, and setting corporate policy on financial controls and reporting. The absence of a specially appointed audit committee may increase the possibility of failures to properly supervise our financial controls and reporting requirements in the management of our business.

Our stockholders will have limited control over changes in our policies and operations, which increases the uncertainty and risks our stockholders face.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks our stockholders face.

Our stockholders will have only limited liquidity and may not be able to immediately sell their shares under our share repurchase program.

Our charter documents do not require us to seek stockholder approval to liquidate our assets by a specified date, nor do they require us to list our shares for trading by a specified date. No public market currently exists for our shares. Until our shares are listed, if ever, you may not sell your shares other than in limited circumstances. If you are able to sell your shares, you may have to sell them at a substantial loss.

While we do not expect that a secondary market for resale of our stock will develop, we intend to provide a monthly share repurchase program for stockholders who wish to sell their shares commencing one year after the stockholder’s initial purchase of their shares. Our ability to repurchase shares depends upon the levels of our cash reserves (including distribution reinvestment proceeds), availability under any line of credit that we might have, the pace of new share sales, and various other aspects of our operations that generate cash flow. If we cannot repurchase all shares presented for repurchase in any month because of the limitations on repurchases set forth in our share repurchase program, then we will honor repurchase requests on a pro rata basis, subject to certain limitations.

Our board may amend, suspend or terminate our share repurchase program upon 30 days’ notice to stockholders. See Description of Shares — Share Repurchase Program for more information about the program.

We may, at some future date, seek to list our shares on a national securities exchange to create a secondary market for our stock, but we have no current plan to do so, and for the foreseeable future stockholders should assume that the only available avenue to sell their shares will be our share repurchase program, described above.

Our investors’ interest in us could be diluted if we issue additional shares, which could reduce the overall value of their investment.

Our common stockholders do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 7,500,000 shares of common stock and 7,500,000 shares of preferred stock. Our board of directors has no present intention to issue preferred stock but may do so at any time it determines circumstances warrant such issuance, including in connection with property acquisitions and maintaining our qualified REIT status. After our investors purchase shares in this offering, our board may elect to (i) sell additional shares in this or in future public offerings, including through our distribution reinvestment plan; (ii) issue equity interests in private offerings; (iii) issue shares to third party agents or service providers in payment of outstanding fee obligations; (iv) issue shares of our common stock to sellers of properties or assets we acquire; or (v) otherwise issue additional shares of our capital stock. To the extent we issue additional equity interests after our investors purchase shares, whether in this or future primary offerings, pursuant to our distribution reinvestment plan or otherwise, our investors’ percentage ownership interest in us would be diluted. In addition, depending upon the terms and pricing of any additional issuance of shares, the use of the proceeds and the value of our real estate investments, our investors could also experience dilution in the book value and NAV of their shares and in the earnings and distributions per share.

Payment of fees in connection with this offering, including fees to our Advisor, dealer-manager and their affiliates, and organization and offering expenses in connection with this offering, reduces cash available for investment and could reduce the amount of cash available for distribution to our stockholders and increase the risk that our stockholders will not be able to recover the amount of their investment in our shares.

Our Advisor and its affiliates pay all of our organization and offering expenses, including all fees payable to Dalmore and North Capital, which we reimburse our Advisor for on a monthly basis from the proceeds of this offering. Our Advisor also pays all operating costs with respect to our business and operations, and LRE performs services for us in connection with the selection and acquisition of our real estate investments, the management and leasing of our real estate properties through third party property management companies, the administration of our real estate-related investments and the disposition of our real estate investments. We pay our Advisor and LRE substantial fees for their services, which results in immediate dilution of the value of our stockholders’ investment and reduces the amount of cash available for investment or distribution to stockholders. Compensation to be paid to our Advisor and LRE may be increased subject to approval by our board of directors, which would further dilute our stockholders’ investment and could reduce the amount of cash available for investment or distribution to stockholders and increase the risk that our stockholders will not be able to recover the amount of their investment in our shares, resulting in dilution of the value of our stockholders’ investment. The compensation paid to our Advisors, LRE, Dalmore and North Capital are discussed in greater detail below under “Compensation.”

We are subject to risks relating to litigation and regulatory liability.

We face legal risks in our businesses, including risks related to the securities laws and regulations across various state and federal jurisdictions. Non-traded REITs have been the subject of increased scrutiny by regulators and media outlets resulting from inquiries and investigations initiated by FINRA and the SEC.

Violations of state and federal securities registration laws may result in contingent liabilities to purchasers for sales of unregistered securities and may also subject the seller to fines and penalties by securities regulatory agencies. It is possible that we and our affiliates could be subject to sanctions or to similar liabilities in the future, should another violation of securities registration requirements occur. A finding of such a violation could have a material adverse effect on our business, financial condition and operating results.

Risks Associated with Debt Financing

We obtain lines of credit, mortgage indebtedness and other borrowings, which increases our risk of loss due to potential foreclosure.

We may obtain lines of credit and long-term financing, which may be secured by our properties and other assets. In some instances, we intend to acquire real properties by financing a portion of the price of the properties and mortgaging or pledging some or all of the properties purchased as security for that debt.

We may also incur mortgage debt on properties that we already own in order to obtain funds to acquire additional properties, to fund property improvements and other capital expenditures, to pay distributions and for other purposes. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends-paid deduction and excluding net capital gain). However, we can give our stockholders no assurance that we will be able to obtain such borrowings on satisfactory terms or at all.

If we do mortgage a property and there is a shortfall between the cash flow generated by that property and the cash flow needed to service mortgage debt on that property, then the amount of cash available for distribution to our stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, reducing the value of our stockholders’ investment in us. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage or other debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of all or a part of the debt or other amounts related to the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a mortgage secured by a single property could affect mortgages secured by other properties.

Our debt service payments will also reduce our cash available for distribution. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. Further, credit facility providers and warehouse facility providers may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

We may also obtain recourse debt to finance our acquisitions and meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose upon our assets. If a lender successfully forecloses upon any of our assets, our ability to pay cash distributions to our stockholders will be limited and our stockholders could lose money.

High mortgage rates or changes in underwriting standards may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our funds from operations and the amount of cash available for distribution to our stockholders.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on a property, we run the risk of being unable to refinance part or all of the debt when it becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance properties subject to mortgage debt, our income could be reduced. We may be unable to refinance or may only be able to partly refinance properties if underwriting standards, including loan to value ratios and yield requirements, among other requirements, are more strict than when we originally financed the properties. If any of these events occurs, our cash flow could be reduced and/or we might have to pay down existing mortgages. This, in turn, would reduce cash available for distribution to our stockholders, could cause us to require additional capital and may hinder our ability to raise capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to pay distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements into which we enter may contain covenants that limit our ability to further mortgage a property or that prohibit us from discontinuing insurance coverage or replacing our advisor. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives and limit our ability to pay distributions to our stockholders.

Increases in interest rates would increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.

We may incur variable rate debt. Increases in interest rates will increase the cost of that debt, which could reduce our funds from operations and the cash we have available for distribution to our stockholders. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments.

We have broad authority to incur debt and debt levels could hinder our ability to make distributions and decrease the value of our stockholders’ investment in us.

We may incur debt until our total liabilities would exceed 75% of the cost of our tangible assets including the Property Cost of all of our real estate investments (before deducting depreciation or other noncash reserves). We may exceed this limit with the approval of the majority of our directors. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute to our stockholders and could result in a decline in the value of our stockholders’ investment in us.

U.S. Federal Income Tax Risks

Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

We expect to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. However, the U.S. federal income tax laws governing REITs are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Our tax status is described in greater detail under “U.S. Federal Income Tax Considerations.”

Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.

If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.

Our stockholders may have current tax liability on distributions they elect to reinvest in our common stock.

If our stockholders participate in our distribution reinvestment plan, they will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value, if any. As a result, unless our stockholders are tax-exempt entities, they may have to use funds from other sources to pay their tax liability on the value of the shares of common stock received. See “Description of Shares—Distribution Reinvestment Plan—Tax Consequences of Participation.”

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to our stockholders.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

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In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders (which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.

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We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

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If we elect to treat property that we acquire in connection with certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on the gain from a resale of that property, but the income from the sale or operation of that property may be subject to corporate income tax at the highest applicable rate.

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If we sell an asset that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirements and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If a tax-exempt stockholder has incurred debt to purchase or hold our common stock, then a portion of the distributions to and gains realized on the sale of common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Internal Revenue Code.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual REIT taxable income (excluding net capital gain), determined without regard to the deduction for dividends paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distribution must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate or (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, and some entities such as private foundations. To preserve our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value of our capital stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which our stockholders might receive a premium for their shares over the then prevailing market price or which our stockholders might believe to be otherwise in their best interests.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure our stockholders that we will be able to comply with the 25% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.

We may be subject to adverse legislative or regulatory tax changes.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Distributions payable by REITs do not qualify for the reduced tax rates.

The maximum tax rate for distributions payable to domestic stockholders that are individuals, trusts and estates is 23.8%. Distributions payable by REITs, however, are generally not eligible for the reduced rates. While this tax treatment does not adversely affect the taxation of REITs or distributions paid by REITs, the more favorable rates applicable to regular corporate distributions could cause investors who are individuals, trusts or estates to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay distributions, which could adversely affect the value of the stock of REITs, including our common stock.

Retirement Plan Risks

If the fiduciary of an employee benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or an owner of a retirement arrangement subject to Section 4975 of the Internal Revenue Code (such as an individual retirement account (“IRA”)) fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, the fiduciary could be subject to penalties and other sanctions.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries and IRA owners investing the assets of such a plan or account in our common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary and other obligations under ERISA and the Internal Revenue Code;

•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of the plan or IRA;

•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	our stockholders will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and

•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

With respect to the annual valuation requirements described above, we will provide an estimated value for our shares commencing no sooner than, and possibly after, year-end 2024. We can make no claim whether such estimated value will or will not satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common stock. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

In addition, the investment transaction must be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, about our business, including, in particular, statements about our plans, strategies and objectives.

You should carefully review the “Risk Factors” section of this Offering Circular, and those contained in any supplement to this Offering Circular, for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations and funds from operations, our strategic plans and objectives, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecast in the forward-looking statements.

Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

•	Risks associated with inflation and its impact on real estate and financial markets;

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Risks associated with the outbreak of hostilities between Russia and Ukraine and any economic sanctions and other restrictive actions taken against Russia by the U.S. and other countries in response thereto;

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Risks associated with public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, COVID-19;

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Risks of security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems, could adversely affect our business and results of operations;

•	Risks and uncertainties related to the national and local economies and the real estate industry in general and in our specific markets;

•	Rising interest and insurance rates;

•	Legislative or regulatory changes, including changes to laws governing tenant businesses, construction and real estate investment trusts;

•	Changes in government regulations over the operation of the businesses of our future tenants;

•	Our dependence upon our advisor;

•	The financial condition and liquidity of, or disputes with, any joint venture partners;

•	Changes in U.S. generally accepted accounting principles (GAAP);

•	Potential liability for uninsured losses and environmental liabilities;

•	Potential need to fund improvements or other capital expenditures out of operating cash flow;

•	We may not be able to attain or maintain profitability; and

•	We may not generate cash flows sufficient to meet our debt service obligations or pay any future dividends to stockholders.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the “Risk Factors” section of this Offering Circular above. New factors may also emerge from time to time that could materially and adversely affect us.

THE COMPANY

The Company

Future of Housing Fund, Inc. (the “Company”), is a Maryland corporation, incorporated on March 30, 2023, that intends to elect and to qualify to be taxed as a real estate investment trust, or REIT, beginning with the taxable year ending December 31, 2024. We intend to generate revenues by (a) leasing BHU sites in our communities to BHU users, (b) leasing the actual BHU’s to the users, and (c) as an alternative to (b), providing BHU acquisition financing to the BHU user for the purchase of BHU’s. We plan to own substantially all of our assets and conduct our operations through wholly-owned special purpose subsidiaries.

Boxabl

Boxabl is a Las Vegas-based company created to bring building construction in line with modern manufacturing processes and whose goal is to develop BHU’s that could be completed in half the time and for half the cost of traditional construction. The BHU’s are room modules that ship to site at a low cost and can be stacked and connected to build most any shape and style of finished buildings. The first BHU product available for sale is the 20’x20’ “Casita” and features a full-size kitchen, bathroom, and living area. There is significant market interest for BHU’s and Boxabl has received reservations of interest for over 150,000 BHU’s.

Over the past hundred years, little has changed in the construction industry. Most buildings are built by hand, one at a time. Modern construction has not yet adopted advantages of the assembly line, robotics, or economies of scale. Even in housing developments with substantially similar homes, while components may be purchased in bulk, the work still involves construction by hand, one at a time. To compound this problem, labor shortages and supply chain issues are contributing to significant backlog of housing demand and price increases, which are putting affordable housing out of the reach of many Americans.

A primary limitation affecting housing construction innovation is the inability to ship finished product to a job site. Boxabl has developed a patented shipping technology that allows it to serve large geographic areas from one Boxabl factory. With this shipping technology, Boxabl believes that it will be able to produce BHU’s that can be delivered to anywhere in North America. This technology involves “folding” a BHU into a smaller 8.5’ wide “box” that can be loaded on to a traditional trucking trailer rig. Boxabl’s design achieves the largest possible BHU that is able to fit into standard shipping dimensions, meeting highway, sea and rail transportation requirements.

Boxabl’s shipping innovations relate to its unique methods for constructing BHU’s. Boxabl’s systems and designs were created specifically to maximize repeatability in manufacturing. Its manufacturing process also reduces individual building components by approximately 80% compared to traditional building construction, which in turn results in significantly less labor costs.

BHU’s represents a new take on modular construction with a factory finished room module system (including kitchen and bathroom) that can be quickly stacked and arranged. Once the BHU’s arrive at the jobsite, they are unfolded in a plug and play manner by builders who have been trained and certified by Boxabl to create a finished home of almost any size and style. A typical BHU can be assembled in one day. Speed and price are superior to traditional building methods.

The retail price for Boxabl’s initial BHU (the Casita) is around $60,000 or about $150 / sq. ft. Setup costs of assembly and connection to water and electric services would be in addition to this amount, increasing the total price by an additional $5,000 to $50,000 depending on builder fees and other local costs. However, compared to high building costs in many states, a BHU represents an attractive option for cost conscious purchasers.

Boxabl is a relatively new company, creating its first prototype BHU in 2019. Boxabl currently operates out of two manufacturing facilities totaling approximately 300,000 sq. ft. in Las Vegas, Nevada, and its year-end 2022 BHU production pace was around 2 per day. Boxabl expects to be able to ramp up to 12 BHU’s per day on a six-day work week, as its second facility (which became operational in early 2023) provides additional production capacity.

Boxabl has reportedly raised over $100 million in venture funding and individual investor crowdfunding. It intends to dramatically add production capacity over the next 5 – 10 years.

THIS OFFERING IS NOT AN OFFER TO SELL ANY INTERESTS IN BOXABL AND THE SHARES DO NOT REPRESENT ANY INTEREST IN BOXABL.

Relationship with Boxabl

We are party to a Cooperation Agreement with Boxabl whereby we have agreed to develop BHU communities, and, under the Cooperation Agreement, we have a right of first refusal to purchase a minimum of 10% of Boxabl’s ongoing production of BHU’s, at a price no greater than the market rate for such BHU’s, for installation in such communities. We are also obligated to pay Boxabl an initial fee of $100,000 from the proceeds of this offering, 5% of all gross revenues derived from BHU communities developed, and 1% of the gross purchase price of each BHU within the BHU community sold to a third party. Under the Cooperation Agreement, we, through our Advisor, also have to develop a marketing plan for the BHU communities we develop, and subject to Boxabl’s approval, implement such plan.

The Cooperation Agreement will continue until we and Boxabl mutually agree to terminate, unless the Cooperation Agreement is unilaterally terminated by Boxabl earlier based on failure to make required payments to Boxabl, our insolvency or bankruptcy, or our material breach. Material breach would include failures to comply with the marketing plan, any public conduct reflecting negatively on the goodwill of Boxabl, participation in fraudulent or illegal activity, or a conviction of any crime punishable by imprisonment; a finding of liability in an amount equal to or exceeding $100,000; our failure to pay any vendor in an amount greater than $5,000 when due without adequate excuse; certain violations of Boxabl’s intellectual property; or any sale or resale of BHU’s other than as part of a BHU community.

Our Advisor was the original party to the Cooperation Agreement until it assigned the Cooperation Agreement to the Company. This assignment however is subject to certain rights retained by the Advisor such that in certain events, the assignment will be cancelled and the rights under the Cooperation Agreement will revert to Advisor. These events include the Advisor no longer providing services to the Company, the Company no longer offering securities pursuant to a general solicitation, and the Company’s insolvency. Should the Company’s rights in the Cooperation Agreement be terminated, the Company would no longer have a preferred right to purchase BHU’s and may not be able to develop the communities that are central to its business plan.

Property Acquisitions

As of the date of this Offering Circular, the Company has not purchased any investments.

INVESTMENT OBJECTIVES AND CRITERIA

Overview

We expect to use a substantial amount of the net proceeds from this offering to primarily investing in BHU’s and BHU or other manufactured housing and modular housing communities accommodating multiple BHU’s or other manufactured or modular housing units in an average value size in the $3 million to $5 million range. We may also directly or indirectly invest in non-affiliated entities that own or are developing manufactured housing and modular housing communities that may be populated with housing units other than BHU’s.

Our goal is to generate a relatively predictable and stable current stream of income for investors and the potential for long-term capital appreciation in the value of our investments. We may make our investments through the acquisition of individual assets, through joint venture or joint property ownership with related or third-party property owners, or through acquisitions of equity interests in other REITs or real estate companies.

We plan to diversify our portfolio by geography, investment size and investment risk with the goal of acquiring a portfolio of BHU communities that provides attractive and stable returns to our stockholders. Although we have no plans at this time to change any of our investment objectives, our board of directors may change any and all such investment objectives, if it believes such changes are in the best interests of our stockholders. We intend to notify our stockholders of any change to our investment policies by disclosing such changes in a public filing such as an Offering Circular supplement, or through a filing under the Exchange Act, as appropriate. We cannot assure you that our policies or investment objectives will be attained or that the value of our common stock will not decrease.

Primary Investment Objectives

Our primary investment objectives are:

•	to provide you with attractive and stable cash distributions; and

•	to preserve and return your investment.

Though we intend to make monthly distributions to our stockholders from funds from our operations, we may be unable or limited in our ability to make distributions to you.

While initial purchases of investments will be funded with funds received from the sale of shares, we anticipate incurring mortgage debt (not to exceed 75% of total investment cost) and pledging such investments as security for that debt to obtain funds to acquire additional properties.

General Acquisition and Investment Policies

We will seek to make investments that satisfy the primary investment objective of providing long-term capital appreciation and regular cash distributions to our stockholders. We believe that we are most likely to meet our investment objectives through the careful selection of assets.

Our advisor has substantial discretion with respect to the selection of specific properties for development into BHU communities. However, acquisition parameters will be established by our board of directors and potential acquisitions outside of these parameters will require approval by our board of directors. In selecting a potential property for acquisition, we and our advisor consider a number of factors, including, but not limited to, the following:

•	projected demand in the area;

•	a property’s geographic location and type;

•	proposed purchase price, terms and conditions;

•	historical financial performance;

•	a property’s physical location, visibility, curb appeal and access;

•	potential for capital appreciation;

•	demographics of the area, neighborhood growth patterns, economic conditions, and local market conditions;

•	potential capital reserves required to maintain the property;

•	the potential for the construction of new properties in the area;

•	evaluation of title and obtaining of satisfactory title insurance; and

•	evaluation of any reasonable ascertainable risks such as environmental contamination.

There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds of this offering. We expect to make investments valued at from $3 million to $5 million in the early years of our operations, in order to achieve diversity in our BHU community portfolio.

Our Borrowing Strategy and Policies

We may incur our indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties, and publicly or privately placed debt instruments or financing from institutional investors or other lenders. We may obtain a credit facility or separate loans for each acquisition. Our indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. We may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs or buildouts, to refinance existing indebtedness, to fund repurchases of our shares or to provide working capital. To the extent we borrow on a short-term basis, we may refinance such short-term debt into long-term, amortizing mortgages once a critical mass of properties has been acquired and to the extent such debt is available at terms that are favorable to the then in-place debt.

There is no limitation on the amount we can borrow for the purchase of any individual property. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets, and we intend to utilize up to 75% leverage in connection with our acquisition strategy. When calculating our use of leverage, we will not include temporary, unsecured borrowing for property acquisitions under a revolving credit facility (or similar agreement).

We may borrow amounts from our Advisor or its affiliates only if such loan is approved by a majority of our directors not otherwise interested in the transaction, as fair, competitive, commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the circumstances.

We may re-evaluate and change our debt strategy and policies in the future without a stockholder vote. Factors that we could consider when re-evaluating or changing our debt strategy and policies include then-current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to equity in connection with any change of our borrowing policies.

Acquisition Structure

Although we are not limited as to the form our investments may take, our investments in real estate will generally constitute acquiring fee title or interests in entities that own and operate properties that meet our investment criteria.

We will make acquisitions of our real estate investments directly or indirectly through limited liability companies or limited partnerships, or through investments in joint ventures, partnerships, tenants-in-common, co-tenancies or other co-ownership arrangements with other owners of properties, affiliates of our advisor or other persons. We intend to present our financial statements on a consolidated basis.

Investments

Our Advisor will be continually evaluating various potential investments and engaging in discussions and negotiations with sellers regarding the purchase of investments for us. At such time while this offering is being conducted, if we believe that a reasonable probability exists that we will acquire a specific investment, this Offering Circular will be supplemented to disclose the negotiations and pending material acquisition of such investment. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A supplement to this Offering Circular will also describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this Offering Circular or other public available announcement, if appropriate. The disclosure of any proposed acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change between the date of the supplement and any actual purchase. We expect to possess what we believe will be adequate insurance coverage for all properties in which we invest.

Conditions to Closing Acquisitions

Our Advisor performs a diligence review on each investment that we purchase. As part of this review, our Advisor in most if not all cases of direct property acquisitions, obtains an environmental site assessment for each proposed acquisition (which at a minimum includes a Phase I environmental assessment). We will not close the purchase of any property unless we are generally satisfied with the environmental status of the property. We will also generally seek to condition our obligation to close the purchase of any investment on the delivery of certain documents from the seller. Such documents include, where available and appropriate:

•	property surveys and site audits;

•	building plans and specifications, if available;

•	soil reports, seismic studies, flood zone studies, if available;

•	licenses, permits, maps and governmental approvals;

•	proof of marketable title, subject to such liens and encumbrances as are acceptable to us; and

•	liability and title insurance policies.

Co-Ownership Investments

We may acquire some of our properties in the form of a co-ownership, including but not limited to tenants-in-common and joint ventures, some of which may be entered into with future affiliates of our Advisor. See Conflicts of Interest. Among other reasons, we may want to acquire properties through a co-ownership structure with third parties or affiliates in order to diversify our portfolio of properties in terms of geographic region or property type. Co-ownership structures may also allow us to acquire an interest in a property without requiring that we fund the entire purchase price or through the exchange for an interest in our existing properties. In addition, certain properties may be available to us only through co-ownership structures. In determining whether to recommend a particular co-ownership structure, our Advisor will evaluate the subject real property under the same criteria described elsewhere in this Offering Circular.

We may enter into joint ventures with affiliates of our Advisor for the acquisition of properties, but only provided that:

•	a majority of our directors not otherwise interested in the transaction approve the transaction as being fair and reasonable to us; and

•	the investments by us and such affiliate are on substantially the same terms and conditions.

To the extent possible and if approved by our board of directors we will attempt to obtain a right of first refusal or option to buy the property held by the co-ownership structure and allow such co-owners to exchange their interest for interests in our other properties. Entering into joint ventures with affiliates of our advisor will result in certain conflicts of interest. See “Conflicts of Interest.”

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online lending platforms that compete with the Online Platform, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are a few REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Legal Proceedings

From time-to-time, the Company may become party to legal proceedings that arise in the ordinary course of its business. The Company is not a party to any legal proceeding, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Government Regulations

Our business will be subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently. See “Risks Related to Compliance and Regulation”.

Disposition Policies

We generally intend to hold each investment for an extended period. However, we may sell an investment at any time if, in our judgment, the sale is in the best interests of our stockholders.

The determination of whether a particular investment should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including prevailing economic conditions, other investment opportunities and considerations specific to the condition, value and financial performance. In connection with our sales, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale.

We may sell assets to third parties or to affiliates of our Advisor. All transactions between us and our Advisor and its affiliates must be approved by a majority of our board of directors.

Investment Limitations

We will adhere to numerous limitations with respect to the manner in which we may invest our funds. We will not:

•	Invest in commodities or commodity future contracts;

•

Invest in indebtedness (“junior debt”) secured by a mortgage on real property which is subordinate to the lien of other indebtedness (“senior debt”), except where the amount of such junior debt, plus the outstanding amount of the senior debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such investments (as shown on our books in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of our tangible assets. The value of all investments in our junior debt which does not meet the aforementioned requirements would be limited to 10% of our tangible assets (which would be included within the 25% limitation);

•	Invest in contracts for the sale of real estate;

•

Engage in any short sale, or borrow, on an unsecured basis unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt;

•	Engage in trading, as compared with investment activities;

•	Acquire securities in any entity holding investments or engaging in activities prohibited by this section; or

•	Engage in underwriting or the agency distribution of securities issued by others.

Certain Activities

In addition to the limitations discussed above, while the Company does not have any specific policies in place with respect to the following activities, it does not currently have any intention to:

•	Issue senior securities;

•	Make loans to other people, except for loans to purchasers of BHU’s;

•	Invest in the securities of other issuers for the purpose of exercising control; or

The Company’s intentions with respect to these activities however may be changed by its officers and directors without a vote of the stockholders. If the Company’s intentions change with respect to these activities, the Company will update this Offering Circular through the filing of a supplement.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we intend to use the proceeds raised in this offering assuming that we sell (1) the midpoint of 3,750,000 shares of common stock in the offering and no sales of shares in the distribution reinvestment plan and (2) the maximum of 7,500,000 shares of common stock in the offering and no sales of shares in the distribution reinvestment plan. We may reallocate the shares of our common stock we are offering between the offering and the distribution reinvestment plan.

Many of the amounts set forth below represent management’s best estimate since they cannot be precisely calculated at this time. The actual amount of dealer manager fees will vary from the estimated amounts shown because the specific amounts of shares of our common stock that we sell is uncertain. The actual amount of organization and offering expenses we pay in connection with this offering will also vary based on the actual expenses our advisor incurs on our behalf in connection with this offering and we are required to reimburse.

We expect to use the net proceeds from this offering for investments that meet our criteria, including costs and fees associated with such investments, and in particular in connection with the development of BHU communities pursuant to our Cooperation Agreement with Boxabl. Under our Cooperation Agreement with Boxabl, we have agreed to pay Boxabl an initial fee of $100,000 from funds raised. Under the Cooperation Agreement, we have agreed that all funds raised in this offering for the development of BHU’s shall be exclusively applied to furthering the development of BHU communities, provided that to the extent the pace of raising funds exceeds the availability of BHUs, the funds can be applied to other real estate-related investments. Development costs will include the purchase and lease of one or more tracts of land, the design of the community, obtaining all necessary governmental licenses and permits required for the design, construction and operation of the BHU communities, and all property and site work, utility development, BHU siting and deployment, roads, sidewalks, landscaping, common facilities, utility hook-ups and landscaping. We are also responsible for paying expenses related to development of a marketing plan including the design, scripting and layout of materials and content for such broadcast, print, online, social network and out of home media channels as are mutually agreed with Boxabl to be appropriate.

We also expect to use a portion of the net proceeds of this offering for general corporate purposes, including, but not limited to: legal and accounting fees, including legal and accounting fees associated with SEC filing responsibilities; the repurchase of shares under our share repurchase program; capital expenditures, tenant improvement costs and leasing costs related to our real estate properties; reserves required by any financings of our real estate investments; and the repayment of debt, including debt owed to our Advisor.

	Midpoint Offering (3,750,000 shares)		Maximum Offering (7,500,000 shares)
	Amount	Percent	Amount	Percent
Gross offering proceeds (assumes an initial offering price of $10.00 per share)	$37,500,000	100.0%	$75,000,000	100.0%
Less Offering Expenses (includes Broker-
Dealer of Record fees (1)(2) but excludes
Organization and Offering Expenses(3))	375,000	1%	700,000	1%
Net offering proceeds	$37,125,000	99%	$74,300,000	99%

(1)	Investors will not pay upfront selling commissions in connection with the purchase of shares of our common stock. We will sell our shares of common stock to investors through Dalmore, our broker-dealer of record for this offering, utilizing the Online Platform. The compensation payable to Dalmore is discussed in greater detail under “Plan of Distribution” below. In addition, North Capital Private Securities Corporation (“North Capital”), will provide us with certain escrow and technology services in furtherance of this offering. The compensation payable to North Capital for these services is also outlined in “Plan of Distribution”.

(2)	Assumes that we sell 7,000,000 shares of common stock in the primary offering and 500,000 shares of common stock pursuant to our distribution reinvestment plan. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan. Dalmore will not receive a commission for shares issued through our distribution reinvestment plan.

(3)	Our Advisor will pay organization and offering expenses it may incur on our behalf in connection with the offering of our shares. We will reimburse our Advisor for these organization and offering costs and future organization and offering costs it may incur on our behalf on a monthly basis. After the termination of the offering, our Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur and for which our Advisor has been reimbursed exceed 3% of our gross offering proceeds from the primary offering and the distribution reinvestment plan. See “Compensation” for a description of additional fees and expenses that we will pay our Advisor.

MANAGEMENT

Internal Management

Board of Directors

We operate under the direction of our board of directors including our independent directors; who are all are accountable to us and our stockholders as fiduciaries. Our board is responsible for the management and control of our affairs. In addition, our board has a fiduciary duty to our stockholders to supervise our relationship with our Advisor, who shall manage our day-to-day operations and our portfolio of real estate investments. Our board will approve our investments in the properties and oversee our operations.

We operate under our charter and bylaws, which act as our governing documents. Our directors approved the provisions of our charter and bylaws by resolutions adopted by written consent in lieu of the first meeting of the board of directors.

The term of office of each director is one year. Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. The presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast on any matter at any stockholder meeting constitutes a quorum. Under our charter, our directors are elected by a plurality vote, meaning the directors receiving the most votes, up to the total number of directors to be elected, will be elected.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time. Any director or the entire board of directors may be removed, but only with cause, by a vote of the holders of at least two-thirds of the shares then entitled to vote on the election of directors at any meeting of stockholders called expressly for that purpose. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director(s) shall be removed. For the purpose of this paragraph, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

Unless otherwise provided by Maryland law, our board of directors may select its own nominees and recommending them for election by the stockholders, including nominating replacements for any vacancies among the director positions. Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on our board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum.

Our directors are accountable to us and our stockholders as fiduciaries. This means that our directors must perform their duties in good faith and in a manner each director believes to be in our and our stockholders’ best interests. Further, our directors must act with such care as a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. However, our directors and executive officers are not required to devote all of their time to our business and must devote only such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

Our board has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity.

Our general investment and borrowing policies are set forth in this Offering Circular. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers and our Advisor follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this Offering Circular.

Selection of Our Board of Directors

In determining the composition of our board of directors, our board of directors’ goal was to assemble a group of persons whose individual skills, character, judgment, leadership experience, real estate experience and business acumen would complement each other and bring a diverse set of skills and experiences to our board as a whole. We have four directors on our board of directors, two of whom are not independent directors because they are both officers of the Company and/or our Advisor. An independent director means a director who is not and within the last two years has not been directly or indirectly associated with the Company, its Advisor or LRE by virtue of (i) ownership of 5% or more of the equity interests of the Company Advisor, LRE or any of their affiliates, (ii) employment by the Company, the Advisor, LRE or any of their affiliates, (iii) service as an officer or director of the Company, Advisor, LRE or any of their affiliates, (iv) performance of services, other than as a director, for the Company, the Advisor or LRE or any of their affiliates, (v) service as a director or trustee of more than three real estate investment trusts advised by the Advisor or LRE, or (vi) maintenance of a material business or professional relationship with the Company, the Advisor, LRE or any of their affiliates.

Executive Officers; Directors; and Independent Directors

We have provided below certain information about our current executive officers and directors.

Name(1)	Age	Positions	Term of Office(2)
David Perduk (3)	56	Chairman of the Board,	Since Inception
		Chief Executive Officer,
		and Director

Shital Patel	42	Chief Financial Officer and Director	Since Inception

Hanni Yong	31	Independent Director (4)	Since Inception

Sahil Gandhi	36	Independent Director (4)	Since Inception

(1)	The address of each executive officer and director listed is 4600 Campus Drive, Suite 201, Newport Beach, California 92660.

(2)	Indicates the commencement date of the executive officer’s or director’s service with us.

(3)

Mr. Perduk will not receive any compensation from us in connection with the performance of his executive officer services or for serving as a director. Our Advisor will pay his compensation expenses, and we will not reimburse our Advisor for these expenses.

(4)	Member of our executive committee.

Mr. David Perduk, age 56, was appointed Chief Executive Officer upon the Company’s inception and joined the Advisor as Chief Investment Officer in April 2022. Mr. Perduk has decades of experience in real estate investment, with particular expertise in single tenant net lease (STNL) investment properties. Most recently, Mr. Perduk served as Managing Partner of Newport Net Lease, Inc. from 2020 to 2022 and as Chief Investment Officer of RW Holdings NNN REIT, Inc. from 2016 to 2020. He also served as a senior executive and a member of the National Net Lease Property Group at CBRE. During his tenure with CBRE, Mr. Perduk was a lead member in writing the strategic plan for the national group and a speaker on multiple net-lease panels. Prior to joining CBRE, Mr. Perduk was an executive and Vice President at JP Morgan Chase in the Treasury and Security Services Division, where he managed 14 states in the northwestern United States. Mr. Perduk’s area of expertise included fixed income investment management, debt management and cash management portfolio services assisting the public sector and private corporations. Mr. Perduk has his State of California real estate brokers license and was a member of the International Council of Shopping Centers. Mr. Perduk received his Bachelor of Science degree in Industrial Technology from California Polytechnic State University in San Luis Obispo - Orfalea College of Business, was a multiple recipient of the Dean’s honor list award, and an elected member of the Academic Senate. As a Senator representing the A.S.I. school of business, Mr. Perduk served on the Codes & Bylaws Committee & Ad-Hoc Committee and is a lifetime member of the international honor society, Epsilon Pi Tau. Mr. Perduk had previously worked with the Company’s former Chief Executive Officer, Mr. Hofer, at RW Holdings NNN REIT, Inc. Mr. Perduk’s extensive investment experience, as well as his role as Chief Executive Officer, make him well qualified to be a director of the Company.

Ms. Shital Patel, age 42, has extensive experience in corporate finance and business strategy. Ms. Patel has been Chief Financial Officer of ATM.com, Inc., a cash-reward based personal data collection application, since February 2019, and Chief Financial Officer and advisory board member of NarrativeWave, Inc., a provider of advanced analytics and AI-powered solutions for the manufacturing industry since January 2019. Ms. Patel has also served Chief Financial Officer of Sriji Financial Services, LLC, a financial consultant, since November 2018. Her prior leadership roles include serving as Financial Advisor to Nobody Studios, Inc. from March 2020 to September 2022, Chief Financial Officer of Freespira, Inc. from January 2020 to April 2022, and Chief Financial Officer of Pivotus Ventures, Inc. from 2017 to October 2018. Ms. Patel’s extensive financial experience, especially with respect to start-ups, as well as her role as Chief Financial Officer, make Ms. Patel well qualified to be a director of the Company.

Ms. Hanni Yong, age 31, has profound expertise in risk management and machine learning. She is leading the data science team at Mulligan Funding, where she engages in extensive research and development efforts to create cutting-edge machine learning models that are capable of effectively managing credit risk and achieving superior results. Prior to Mulligan Funding, Ms. Yong served as the Senior Quantitative Financial Analyst at Modiv, Inc. (f/k/a RW Holdings NNN REIT, Inc. and Rich Uncles NNN REIT), a non-listed public REIT. Ms. Yong holds a Bachelor's degree in Mathematics from Renmin University and a Master degree in Operations Research from Columbia University, and holds the distinguished FRM® Certification as a Financial Risk Manager.

Mr. Sahil Gandhi, age 36, is the Head of Real Estate Development at Bolour Associates in Beverly Hills, CA, where he manages land acquisition, entitlement, and construction for a growing portfolio of projects that currently includes more than 1,200 apartment units and over 150,000 sf of office and retail space. Prior to joining Bolour Associates, Mr. Gandhi served as the Director of Acquisitions and Finance at RW Holdings NNN REIT, Inc., a public non-listed Real Estate Investment Trust (REIT) with more than $500 million in assets under management. Mr. Gandhi oversaw acquisitions, finance, and asset management activities for 46 industrial, retail, and office properties located across 17 U.S. states. Mr. Gandhi also served as the President of Commercial Development Capital Advisors (CDCA), where he provided buy-side representation to private equity groups and HNW individuals acquiring industrial and retail assets in Southern California. Mr. Gandhi has also provided commercial real estate consulting services to multiple Southern California real estate investment groups, including The Khoshbin Company in Irvine, CA and TwinRock Partners in Newport Beach, CA. He has acquired and managed over $1 billion in commercial real estate assets during his career. Mr. Gandhi is a licensed Real Estate Broker in the State of California and holds a B.S. and M.S. in Electrical Engineering from the University of California, Irvine.

Compensation of Directors

Mr. Perduk is currently not being compensated to serve as director. We will pay our other directors, including Ms. Patel, $5,000 per quarter in shares of our common stock. The shares to be issued to directors will be restricted securities issued in private transactions in reliance on an exemption from the registration requirements of the Securities Act under Section 4(a)(2) thereof, and we have not agreed to file a registration statement with respect to registration of the shares issued to the independent directors. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.

Compensation of Officers

Mr. Perduk is not being compensated by the Company directly for his role as Chief Executive Officer. He is compensated as an employee of our Advisor for the services he provides to the Company, as well as other affiliates of our Advisor. Similarly, Ms. Patel is paid for her services as Chief Financial Officer by the Advisor as an hourly consultant.

Committees of Our Board of Directors

Our board of directors may delegate many of its powers to one or more committees. Our bylaws require that each committee consist of one or more directors. Our board currently has appointed an executive committee consisting of our independent directors.

Executive Committee

In order to reduce or eliminate certain potential or actual conflicts of interest, the board of directors has appointed a executive committee of our board of directors, which is composed of all of our independent directors. Our executive committee operates pursuant to an executive committee charter, which has been adopted by the board of directors to define the committee’s responsibilities and a copy of which is filed as an exhibit to this offering statement. Our executive committee acts by majority vote of its members.

Our executive committee charter requires that our executive committee review and approve all transactions between the Company and its subsidiaries, on the one hand, and the Advisor, any director or their respective affiliates, on the other hand. The executive committee also discharges, among other matters, the board’s responsibilities relating to the nomination of independent directors and the compensation of our executives and independent directors.

Responsibilities of Our Executive committee

In order to ameliorate the risks created by certain potential or actual conflicts of interest, the board of directors has delegated certain responsibilities to our executive committee, whose members consist of our independent directors. An independent director means a director who is not and within the last two years has not been directly or indirectly associated with the Company, its Advisor or LRE by virtue of (i) ownership of 5% or more of the equity interests of the Company Advisor, LRE or any of their affiliates, (ii) employment by the Company, the Advisor, LRE or any of their affiliates, (iii) service as an officer or director of the Company, Advisor, LRE or any of their affiliates, (iv) performance of services, other than as a director, for the Company, the Advisor or LRE or any of their affiliates, (v) service as a director or trustee of more than three real estate investment trusts advised by the Advisor or LRE, or (vi) maintenance of a material business or professional relationship with the Company, the Advisor, LRE or any of their affiliates. .

General. Both our board of directors and our executive committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our executive committee is also empowered to retain its own legal and financial advisors at our expense. Among the matters we expect to require approval of a majority of our executive committee are:

•	the continuation, renewal or enforcement of our agreements with our Advisor and its affiliates, including the advisory agreement;

•	public offerings of securities;

•	sales of properties and other investments;

•	investments in properties and other assets;

•	borrowings;

•	transactions with affiliates;

•	compensation of our officers and directors;

•	whether and when we seek to list our shares of common stock on a national securities exchange;

•	whether and when we seek to become self-managed; and

•	whether and when we seek to sell the company or substantially all of its assets.

Review of Advisor Compensation.  Our executive committee evaluates at least annually whether the compensation that we contract to pay to our Advisor and its affiliates is reasonable in relation to the nature and quality of services performed. Our executive committee also supervises the performance of our Advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our compensation arrangements are being carried out. This evaluation may be based on the following factors as well as any other factors deemed relevant by our executive committee:

•	the amount of the fees and any other compensation, including stock-based compensation, paid to our Advisor and its affiliates in relation to the size, composition and performance of our investments;

•	whether the total fees and expenses incurred by us are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs;

•	the success of our Advisor in generating appropriate investment opportunities;

•	the rates charged to other companies, including other REITs, by advisors performing similar services;

•	additional revenues realized by our Advisor and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by our Advisor and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by our Advisor and its affiliates for their own account and for their other clients.

NAV Process. The executive committee shall oversee our annual valuation process, and the calculation of our net asset value, beginning with the year ending that the board of directors has determined that our real estate portfolio has sufficiently stabilized for the purpose of making a meaningful calculation. See “Valuation Policies—Calculation of our NAV Per Share,” below.

Management Compensation

None of our executive officers will receive any compensation from us, but instead are compensated by our Advisor, without reimbursement. Compensation to our Advisor is discussed below under “Compensation.”

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. Moreover, our charter and bylaws requires that, to the maximum extent permitted by Maryland law, we indemnify any individual who is a present or former director or officer of the Company and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (SEC) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company also has Indemnification Agreements in place with its officers and directors which provide, among other things, that the Company shall indemnify and advance expenses to, the indemnitee to the extent permitted by Maryland law, subject to the limitations set forth therein.

While we do not currently maintain insurance on behalf of our directors and officers, we may in the future purchase and maintain insurance against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

External Management

Our Advisor

We are externally managed by our Advisor, Elevate.Money, Inc. Our Advisor provides us with all employee resources, the Online Platform and cash resources in the form of the reimbursable organization and offering expenses of this offering. Our Advisor is a Delaware corporation formed in the State of Delaware on June 2, 2020. Its address is 4600 Campus Drive, Suite 201, Newport Beach, California 92660.

We have also engaged, through our Advisor, its wholly owned subsidiary, LRE, to provide real estate related services. LRE’s address is also 4600 Campus Drive, Suite 201, Newport Beach, California 92660.

All of our administrative functions and operations will be managed and performed by our Advisor. We employ associated persons who provide investor relations services to us, but our Advisor will reimburse us for all costs to us related to such associated persons services. In addition, our Advisor will identify all of our prospective property acquisitions and advise us with respect to them. While our Advisor may manage or assist in the management of the day-to-day operations of our properties, we anticipate that day-to-day property management will be performed by experienced recognized property management companies that provide services in the areas where our properties are located.

We entered into an advisory agreement with our Advisor, which was unanimously approved by our board of directors. In connection with advising us and managing our operations, our Advisor will face conflicts of interest. See Risk Factors — Risks Related to Management and Conflicts of Interest. Our Advisor is subject to the supervision of our board of directors as discussed above under Responsibilities of Our Executive committee.

Management of Advisor

The Chief Executive Officer of our Advisor is Harold Hofer. Mr. Hofer founded our Advisor for a single purpose — to enhance real estate investment access for the small investor. Mr. Hofer has been involved in real estate acquisition, financing, management, and disposition for more than 35 years. He has experienced multiple real estate cycles during his career and has gained expertise through hands-on experience in acquisitions, asset management, dispositions, development, leasing and property and portfolio management. Mr. Hofer has been a lawyer since 1980 and is an inactive member of the California State Bar. He was formerly owner of Hofer Realty Advisors, a boutique real estate firm that acted as a principal and advised clients in various real estate transactions focused on investments in retail shopping centers. Mr. Hofer is a principal in a private investment fund known as REIT Opportunity Capital Advisors, or “ROCA”, which invests in the listed stocks of public REITs. He has participated in real estate transactions, as a principal and as a broker, valued in excess of $2 billion in his 35-year real estate career. Mr. Hofer has extensive underwriting, acquisition and management experience, and has asset managed multi-hundred million-dollar portfolios of owned properties. Mr. Hofer was employed through 2018 by BrixInvest, LLC, which was formerly known as Rich Uncles LLC and Nexregen, LLC, since it was founded in 2007. Mr. Hofer is also the former chief executive officer of the following SEC-reporting REITs: RW Holdings NNN REIT, Inc.; Rich Uncles Real Estate Investment Trust I; and BRIX REIT, Inc. BrixInvest, LLC (“BrixInvest”) was the advisor and/or sponsor for three public REIT offerings while Mr. Hofer served as one of the BrixInvest managers. Under advice of special counsel that is expert in the field, these offerings were made by issuer-broker dealers and used radio advertisements. The SEC made an investigation into this conduct and, without any admission of guilt, BrixInvest entered into a settlement that included a prohibition against any future radio advertising and issuer-broker dealer offering advisory roles. Mr. Hofer was not a named party in the SEC investigation and had no involvement in the SEC settlement negotiations. His sole involvement was in providing information and testimony in connection with the SEC investigation process. He is under no SEC sanction or conduct limitation. We consider this disclosure to be immaterial and irrelevant; however, it is being provided in the interests of total transparency.

Advisory Agreement and Real Estate Services Agreement

Under the terms of the advisory agreement and the real estate services agreement, our Advisor and LRE, respectively, will use their best efforts to present to us investment opportunities that provide a continuing and suitable investment program for us consistent with our investment policies and objectives as adopted by our board of directors. Pursuant to these agreements, our Advisor and LRE manage our day-to-day operations and perform other duties, including, but not limited to, the following: (i) finding, presenting and recommending to us real estate investment opportunities consistent with our investment policies and objectives; (ii) structuring the terms and conditions of our investments, sales and co-ownerships; (iii) acquiring real estate investments on our behalf in compliance with our investment objectives and policies; (iv) arranging for financing and refinancing of our real estate investments; (v) entering into leases and management service contracts for our properties with experienced companies in the areas our properties are located; (vi) reviewing and analyzing our operating and capital budgets; (vii) assisting us in obtaining insurance; (viii) generating an annual budget for us; (ix) reviewing and analyzing financial information for each of our assets and the overall portfolio; (x) formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our real estate investments; (xi) performing investor-relations services; (xii) maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the Internal Revenue Service and other regulatory agencies; (xiii) engaging and supervising the performance of our agents, including registrar and transfer agents; and (xiv) performing any other services reasonably requested by us.

Additionally, we will reimburse our Advisor on a monthly basis for all of the costs incurred by our Advisor or its affiliates in connection with our organization and offering. After the termination of the primary offering, our Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur and for which our Advisor has been reimbursed exceed 3% of our gross offering proceeds from the primary offering and the distribution reinvestment plan. See “Compensation” for a description of additional fees and expenses that we will pay our Advisor. Organization and offering expenses consist of the actual legal, accounting, marketing, advertising, filing fees, transfer agent costs and other accountable offering-related expenses, including but not limited to: (i) amounts to reimburse our Advisor and its affiliates for all marketing related costs and expenses; and (ii) facilities and technology costs, insurance expenses and other costs and expenses associated with this offering and marketing of our shares. Fees payable to Dalmore and North Capital will be paid directly by the Company.

If (i) we request that our Advisor perform services that are outside of the scope of the advisory agreement; or (ii) there are changes to the regulatory environment in which we and our Advisor operate that significantly increases the level of services performed by our Advisor, such that the costs and expenses borne by our Advisor for which it is not entitled to separate reimbursement, such services will be separately compensated at rates and in amounts as are agreed to by our advisor and our independent trust managers.

See “Compensation” for a detailed discussion of the fees payable to our Advisor under the advisory agreement. Our Advisor and LRE in their sole discretion may defer or waive any fee or reimbursement payable to them under their agreements with us. All or any portion of such fees or reimbursements not taken may be waived, or deferred without interest and paid when our Advisor determines. A waiver or deferral of any fee or reimbursement owed to our Advisor will have the effect of increasing cash for the relevant period because we will not have to use cash to pay any fee or reimbursement that was waived or deferred during the relevant period. As a result of any such waiver or deferral, we may be able to make distributions to our stockholders in an amount that would result in our stockholders receiving larger investment returns at a time when, absent such waiver or deferral, we would not have sufficient funds from operations available to pay to them these larger returns.

The advisory agreement has a ten-year term but may be renewed for an unlimited number of successive ten-year periods upon the mutual consent of our Advisor and us. It is the duty of our board of directors, and more specifically, the executive committee, to evaluate the performance of our Advisor before renewing the advisory agreement. The advisory agreement may be terminated by the Company (1) for “cause” (subject to a 30 day cure period), (2) upon the bankruptcy of the Advisor, or (3) upon 60 days’ written notice if the Company no longer holds any property, or by the Advisor (1) upon 60 days’ written notice, (2) for “cause” (subject to a 30 day cure period), or (3) upon the bankruptcy of the Company. “Cause” is defined in the advisory agreement to mean fraud, criminal conduct, willful misconduct or willful or material breach of the advisory agreement.

In the event the advisory agreement is terminated, the Advisor will be entitled to receive its prorated management fee through the date of termination, and may trigger the reversion of the Cooperation Agreement. See Compensation below. In addition, upon the termination or expiration of the advisory agreement, the Advisor will cooperate with us and take all reasonable steps requested to assist our board of directors in making an orderly transition of the advisory function. See Conflicts of Interest. Any termination of the advisory agreement for cause would involve a difficult and lengthy process in concluding that the for cause standard had been met, which conclusion would be subject to challenge by our Advisor and could result in a protracted legal process.

Our Advisor and its affiliates expect to engage in other business ventures and, as a result, they will not dedicate their resources exclusively to our business. However, pursuant to the advisory agreement, our Advisor must devote sufficient resources to our business to discharge its obligations to us. Our Advisor may assign the advisory agreement to an affiliate upon our approval. We may assign or transfer the advisory agreement to a successor entity.

Management Decisions

The primary responsibility for the management decisions of our Advisor and its affiliates, including the selection of real estate investments to be recommended to our board of directors, the negotiation for these investments and asset management decisions, resides with our Advisor’s senior executive officers. All proposed investments that exceed de minimis amounts established by our board of directors must be approved by at least a majority of our board of directors.

Security Ownership of Certain Beneficial Owners and Management

As of the date hereof, our only shareholder is our Advisor, who owns all of our 100 shares of common stock currently outstanding. None of our directors or officers own any shares. Our Advisor’s address, which is also our principal executive offices, is 4600 Campus Drive, Suite 201, Newport Beach, California 92660.

COMPENSATION

Our Advisor and the real estate professionals employed by our Advisor manage our day-to-day affairs and our portfolio of real estate investments, subject to our board of directors’ supervision.

Investment in our shares involves substantial fees which may exceed fees paid by other REITs for the same services.

The following tables summarize all of the compensation and fees that we pay to our Advisor and LRE, including amounts to reimburse their costs in providing services, assuming that the maximum amount of $75,000,000 is sold in this offering. The board of directors has the right to change the compensation arrangements with our Advisor in the future without the consent of our stockholders.

Advisor Compensation

Type of Compensation	Organization and Offering Stage	Estimated Amount for Maximum Offering (7,500,000 Shares) of REIT shares sold
Organization and Offering Expenses

We will reimburse our Advisor on a monthly basis for our actual organizational and offering expenses. Our Advisor is responsible for all of our organizational and offering expenses including legal, accounting and marketing expenses. To the extent such expenses are initially borne by us, our Advisor will reimburse us for such expenses as they are organization and/or offering expenses. These expenses are then included in the organizational and offering expenses for which our advisor is entitled to reimbursement. After the termination of the primary offering, our Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur and for which our advisor has been reimbursed exceed 3% of our gross offering proceeds from the primary offering and the distribution reinvestment plan.

Not determinable at this time. The actual amount will depend on the actual expenses incurred and the actual amount of REIT shares sold.
REIT Management Fee

We will pay our Advisor 0.04167% of the Company’s the total of the aggregate book value of all of the Company’s invested before reserves for depreciation, bad debts or similar non-cash items (or “total investment value”) as of the end of the preceding month, which fee will be paid monthly on the last business day of the month, for an aggregate fee of approximately 0.5% of total investment value on an annual basis.

Not determinable at this time.
Termination Fee	In the event the Advisory Agreement is terminated, the Adviser will be entitled to receive its prorated management fee through the date of termination.	Not determinable at this time.

LRE Compensation

Type of Compensation	Acquisitions and Operations Stage	Estimated Amount for Maximum Offering (7,500,000 Shares) of REIT shares sold
Acquisition Fee

For each investment, including investments in BHU’s, we will pay LRE 3.0% of the cost of the investment; provided however the total of acquisition fees and acquisition expenses shall not exceed 6.0% of the cost of the investment. However, a majority of the directors not otherwise interested in the transaction may approve fees in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to us.

$9,000,000, assuming use of our target leverage of 75%. The actual amount will depend on the number of shares sold and actual leverage achieved.
Asset Management Fee

We will pay LRE 0.04167% of the Company’s the total of the aggregate book value of all of the Company’s invested before reserves for depreciation, bad debts or similar non-cash items (or “total investment value”), which fee will be paid monthly on the last business day of the month, (or an aggregate of approximately 0.5% of total investment value on an annual basis).

Not determinable at this time.

Finance Coordinate Fee

Other than with respect to any mortgage or other financing related to an investment concurrent with its purchase, if LRE provides a substantial amount of services in connection with the post-acquisition financing or refinancing of any debt that we obtain relative to investments of the REIT, we will pay LRE a financing coordination fee equal to 1.0% of the amount of such financing.

Not determinable at this time.
Subordinated Participation Fee

The subordinated participation fee is an annually measured performance fee subordinated to payment to stockholders of at least a 8% cumulative, non-compounded return on the highest previous offering price to the public for our shares, after adjustment to reflect all return of capital distributions (such highest previous offering price the “Highest Prior NAV per share”, and such return the “Preferred Return”). The subordinated participation fee is only payable if the Preferred Return is achieved and is equal to the sum of: (i) 20% of the product of (a) the difference of (x) the Preliminary NAV per share (as defined in “Valuation Policies—Calculation of our NAV Per Share,” below), minus (y) the Highest Prior NAV per share, multiplied by (b) the number of shares outstanding as of December 31 of the relevant annual period, but only if this results in a positive number, plus (ii) 20% of the product of (a) the amount by which aggregate cash distributions to stockholders during the annual period, excluding return of capital distributions, divided by the weighted average number of shares outstanding for the annual period, calculated on a monthly basis, exceed the Preferred Return (the “Excess Return”), multiplied by (b) the weighted average number of shares outstanding for the annual period, calculated on a monthly basis.

The Preferred Return is measured by all distributions to stockholders, except for the distribution of sale or financing proceeds which would act to reduce the stockholders’ investment basis, which are referred to herein as “return of capital” distributions.

Not determinable at this time.

Type of Compensation	Liquidation Stage	Estimated Amount for Maximum Offering (7,500,000 Shares) of REIT shares sold
Disposition Fee

In connection with the sale of investments, we will pay LRE or its affiliates 3.0% of the contract sales price; provided, however, that if commissions are paid to third parties unaffiliated with LRE, the disposition fees paid to LRE and unaffiliated third parties may not in the aggregate exceed the lesser of reasonable, customary, and competitive real estate brokerage fees or 6% of the contract sales price. If we sell an asset to an affiliate, our organizational documents would not prohibit us from paying LRE a disposition fee.

Not determinable at this time.
Liquidation Fee

We will pay LRE a Liquidation Fee calculated from the value per share resulting from a liquidation event, including but not limited to a sale of all of the properties, a public listing, or a merger with a public or non-public company, equal to 20.0% of the increase in the resultant value per share as compared to the Highest Prior NAV per share, if any, multiplied by the number of outstanding shares as of the liquidation date, subordinated to payment to stockholders of the preferred return, pro-rated for the year in which the liquidation event occurs.

Not determinable at this time.
Termination Fee	If the services agreement with LRE is terminated by the Company at a time when no cause for termination exists, then LRE shall be entitled to the value of its Liquidation Fee above determined based on the NAV Per Share at the date of termination.	Not determinable at this time.

VALUATION POLICIES

Our board of directors will approve the calculation of our net asset value (“NAV”) annually in January as of December 31 of the prior year, commencing at the end of the calendar year after the first year in which the board determines that our real estate investment portfolio has sufficiently stabilized for the purposes of a meaningful valuation, which we anticipate will occur at the end of 2024. The NAV calculation will reflect the total value of all of our assets minus the total value of all our liabilities. Our board of directors will retain a nationally or regionally recognized independent valuation firm to perform the NAV calculation. The valuation firm will be provided with access to all of the information in our possession about our real estate investments and other financial information that it may deem relevant to the discharge of its responsibilities. The compensation we pay to the valuation firm will not be based on the estimated values of our assets and our liabilities. Our valuation firm will not be affiliated with us, or with our advisor or its affiliates. The valuation firm will discharge its responsibilities under the oversight of our board of directors and in accordance with valuation guidelines to be adopted by our board of directors prior to the engagement of the valuation firm. Our board of directors may change the valuation firm at any time by majority vote.

Our board of directors will adopt valuation guidelines to be used by our valuation firm in connection with estimating the values of our real estate assets and liabilities. These valuations will be one of several components to be used by our valuation firm in its calculation of our NAV per share. Our valuation firm will periodically review our valuation guidelines and methodologies with our Advisor and our board of directors. Any changes to our valuation guidelines will require the approval of our board of directors. We will publicly announce any changes to the identity or role of the valuation firm or material changes to our valuation guidelines in reports we file with the SEC, Offering Circular supplements and/or via our website.

In making the NAV calculation, our valuation firm will take into account such accepted financial and commercial procedures and considerations as it deems relevant, which may include, without limitation, the review of documents, materials and information provided by us to the valuation firm. In connection with its review, while the valuation firm may review the information supplied or otherwise made available to it by us for reasonableness, the valuation firm will assume and rely upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and will not undertake any duty or responsibility to verify independently any of such information. With respect to operating or financial information and data to be provided to or otherwise to be reviewed by or discussed with our valuation firm, our valuation firm will assume that such information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, board of directors and advisor, and will rely upon us to advise our valuation firm promptly if any information previously provided becomes inaccurate or was required to be updated during the period of its review.

Our valuation firm will be expected to make numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and certain factual matters. For example, the valuation firm may be expected to assume that we have clear and marketable title to each real estate property valued, that no title defects exist unless specifically informed to the contrary, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Any such valuations will necessarily be based upon market, economic, financial and other circumstances and conditions existing prior to the valuation, and any material change in such circumstances and conditions may affect the valuation firm’s analysis and conclusions.

Valuation

Valuation of Investments

Wholly Owned Investments. Upon acquisition and for the balance of the calendar year of purchase, each of our investments will initially be carried at cost (purchase price plus all related acquisition costs and expenses, such as legal fees and closing costs). We will amortize acquisition costs and expenses over a five-year period.

Beginning with the first calendar year in which we calculate NAV, our valuation firm will annually value each of our wholly owned investments held, directly or indirectly, by us. The valuation firm will collect all reasonably available material information that it deems relevant, including information about the investments from our advisors, the valuation firm’s own sources, market information from public sources, and, when deemed necessary by our valuation firm, a physical inspection. The valuation firm will also review trends in capitalization rates, discount rates, interest rates, leasing rates, as well as a variety of macro- and micro-economic factors.

Based on available information, the valuation firm will estimate the value of each investment. The valuation firm will consider, as appropriate, valuation methodologies, opinions and judgments, to the extent consistent with our valuation guidelines as adopted by our board of directors, and with the recommendations set forth in the Uniform Standards of Professional Appraisal Practice and the requirements of the Code of Professional Ethics and Standards of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

Investments Held Through Joint Ventures. The estimated values of investments held by joint ventures that we invest in will be determined by our valuation firm on the same basis as wholly-owned investments. Once the valuation firm has estimated the value of a joint venture investment, the value of our interest in the joint venture will be calculated by applying a percentage based on the distribution provisions of the applicable joint venture agreements to the value of the underlying investments held by the joint venture. Newly acquired investments held in a joint venture will be initially carried at cost or the equity method as required by generally accepted accounting principles and subsequently valued in the manner, and at the times, described above for wholly owned investments. The related liabilities through joint ventures will be valued as described below in “Valuation of our Properties Liabilities.”

Valuation of our Investments’ Liabilities

Our independent valuation firm will estimate the values of our investments-related liabilities, such as loans where we are the borrower, by using industry accepted methodologies specific to each type of liability. Typically, mortgage loans collateralized by our real estate will be valued by comparing the differences between the contractual loan terms and current market loan terms. This comparison would generally involve the present value of the remaining contractual payments and maturity amount at a market based interest rate. The market interest rate would reflect the risks associated with the loan, such as loan-to-value ratio, remaining loan term, the quality of the underlying collateral or other security, and credit risk, among other factors. Various sources could be used to estimate market terms for a specific loan, including published materials and market information gathered by other valuation experts.

Investment-related liabilities, such as loans, will initially be carried at cost (loan proceeds less all related costs and expenses, such as legal fees and closing costs) until the loan has been outstanding for one full calendar year following the year we enter into the loan. Thereafter, the valuation firm will estimate the value of these liabilities each year, and we will amortize the related loan costs over the remaining loan term. We will allocate the financing costs and expenses incurred in connection with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.

Valuation of Non-Investment Related Assets and Liabilities

Our independent valuation firm will then add any other assets held by us, including cash and cash equivalents, and any accruals of income, and subtract an estimate of our accrued liabilities, which should be limited to accrued fees and reimbursements due to our Advisor, including any fees and expenses for which our advisor elected to defer payment, and certain legal, accounting and administrative costs.

Our most significant source of income is property revenue. We accrue estimated income and expenses. On a periodic basis, our income and expense accruals are adjusted based on information derived from actual operating results.

Calculation of our NAV Per Share

Our directors will use a process to calculate our annual NAV that reflects (1) annually estimated values of each of our investment assets, including investments held through joint ventures, and related liabilities, as they may be updated upon certain material events described above; (2) other assets held by us as of the last business day of each year; (3) accrued stockholder distributions; and (4) estimated accruals of our operating revenues, expenses, debt service costs and fees. The initial annual NAV calculation will be made at the end of the calendar year after the first year our board of directors determines that our real estate investment portfolio has sufficiently stabilized for the purposes of a meaningful valuation.

Our valuation firm will report to the directors on the value of our assets and liabilities as of the last business day of the calendar year by beginning with the most recent estimated fair values of our assets and related liabilities in accordance with valuation guidelines approved by our board of directors. Our valuation firm will then add other assets and subtract from the net value of our investment and related liabilities any other liabilities, including our advisor’s estimates of accrued fees and expenses attributable to the offering, accrued operating fees and expenses and accrued distributions.

The estimates of the values of our real estate and real estate related assets and liabilities will be reviewed by our Advisor and board of directors for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions. Our valuation firm may consider any comments received from our Advisor or board of directors to its individual valuation reports, but the final estimated values of our assets and related liabilities shall be determined by our board of directors based on the reports provided by our valuation firm and comments received from our Advisor.

After our directors have received the valuation firm’s report, they have discretion to adjust the estimated value of either the assets or the liabilities associated with those assets based on their independent judgment of property values or economic conditions of individual properties, local conditions or general economic conditions. We expect that such adjustments will be infrequent, consistent with industry custom and practice, and only made to reflect events with respect to an asset or liability that our directors believe would have a material impact on the most recent estimated values and that have occurred between the time of the most recent valuation performed by our valuation firm and our calculation of NAV. These adjustments generally would occur under the same circumstances that would cause us to adjust our NAV between our regularly scheduled annual calculations of NAV. The board will determine the appropriate adjustment to be made to the estimated value of our properties based on all currently available information and on reasonable assumptions and judgments that may or may not prove to be correct. Any such adjustment will be made by the board of directors.

Following the calculation of changes in NAV described above, NAV will be adjusted for accrued dividends. We refer to this result as the “Preliminary NAV,” which will be used to determine whether any subordinated participation fee is due to LRE and, if so, the amount of the subordinated participation fee. If a subordination participation fee is payable, it will be deducted from the prior calculation, and the result will be our NAV per share as of the end of the calendar year. Any LRE subordinated participation fee may be paid in cash or in shares of our common stock at the NAV per share amount.

Our NAV per share will be determined by dividing our NAV at the end of each calendar year commencing with the initial NAV calculation by the number of shares of our common stock outstanding as of the end of the last day of our calendar year, prior to giving effect to any share purchases or redemptions to be effected by the third business day of the subsequent year. Any change in NAV will be reported by us in a current report and an Offering Circular supplement filed with the SEC. We will also report our most recently calculated NAV in each of our semiannual and annual reports filed with the SEC.

We will use the NAV per share for several purposes, including:

•	Determining the price per share at which we will sell shares to investors;

•	Determining the price per share at which the repurchase program may repurchase shares; and

•	Determining the price per share at which distributions are reinvested pursuant to our distribution reinvestment plan.

Oversight by our Board of Directors

Between annual valuations, our Advisor will monitor our investments to determine whether a material event has occurred that our Advisor believes may have a material impact on the most recent estimated values that were used in calculating our most recent NAV. If an event occurs that is likely to have a material impact on previously provided estimated values of the affected investments or related liabilities, we will determine valuation adjustments that will then be incorporated into our NAV. In making such adjustments, we may rely on the assistance of our independent valuation firm and may obtain an appraisal of the subject assets.

For example, an unanticipated structural or environmental event at our properties or capital market events may cause the value of our properties to change materially. We will determine the appropriate adjustment to be made to the estimated value of our properties based on the information available. Any such adjustments will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on the limited information readily available at that time. Any such adjustment will be made by the board of directors.

Any change in NAV will be reported by us in a current report filed with the SEC, and we will file an Offering Circular supplement including the updated NAV. We will also report our most recently calculated NAV in each of our semi-annual and annual reports filed with the SEC.

Limits on the Calculation of Our NAV Per Share

The overarching principle of our valuation guidelines is to produce reasonable estimated values for each of our investments, or the price that would be received for that investment in orderly transactions between market participants. However, the majority of our assets will consist of real estate assets and, as with any real estate valuation protocol, the conclusions reached by our independent valuation firm will be based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in a different estimate of the value of our real estate investments. Any resulting potential disparity in our NAV per share may be in favor of either stockholders who redeem their shares, or stockholders who buy new shares, or existing stockholders, depending on the circumstances at the time.

In addition, on any given day, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. Between valuations, our Advisor will monitor our real estate investments and may recommend revisions to NAV to our directors as described in “Valuation—Valuation of our Properties.” Any such adjustments will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on limited information that is readily available at that time. Any potential disparity in our NAV from this estimate or from the determination by our directors that no adjustment is necessary may be in favor of either stockholders who redeem their shares, or stockholders who buy new shares, or existing stockholders, depending on the circumstances at the time.

Calculation of Subordinated Participation Fee

As described in “Compensation” above, LRE is entitled to receive a subordinated participation fee in each year that our stockholders have achieved at least a 8% cumulative, non-compounded return consisting of (i) cumulative distributions received and (ii) any increase in capital appreciation on their shares measured by the latest NAV per share calculation that exceeds the higher of their purchase price for the shares or the higher prior calculated NAV per share. The subordinated participation fee payable to LRE will be equal to 20% of the amount by which (i) and (ii) from the preceding sentence exceeds our stockholders’ 8% preferred return.

The subordinated participation fee is paid annually, if it is due, with the initial highest Prior NAV per share being set at the $10.00 per share offering price in this offering. The subordinated participation fee will be paid by January 31 of the subsequent year and may be paid in cash or in the form of our shares, as determined by our Board, at a price equal to the NAV per share as of December 31 of the prior year (i.e., after deduction of the subordinated participation fee from Preliminary NAV). Accordingly, LRE is eligible to receive the first payment of the subordinated participation fee in in the year when the initial NAV calculation is made, if the conditions precedent for payment of the fee are satisfied.

RELATED PARTY TRANSACTIONS

Advisory and Real Estate Services Agreements

We have entered into an advisory agreement with our Advisor and a real estate services agreement with LRE. These agreements are described in greater detail above under “External Management - Advisory Agreement and Real Estate Services Agreement.”

Officer Relationships to Advisors

Mr. Perduk, the Company's Chairman of the Board, and Chief Executive Officer, is also employed by our Advisor and has stock options in our Advisor. Ms. Patel, the Company’s Chief Financial Officer, is also an hourly consultant with our Advisor.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with our Advisor and its affiliates. These conflicts are discussed below.

Our Affiliates’ Interests in Other Advisor-Sponsored Programs and their Investors

Allocation of Investment Opportunities

We rely on our Advisor and the real estate professionals of our Advisor to identify suitable investments. Some of our executive officers, our directors and other key real estate professionals are also officers, managers, key professionals in our advisor. In the future, these individuals and other affiliates of our Advisor may organize other advisor-sponsored programs, serve as the investment advisor to other investors and acquire for their own account real estate investments that may be suitable for us. Advisor-sponsored programs may have investment objectives that are similar to ours. As a result, these Advisor real estate professionals could direct attractive investment opportunities to other entities or investors. Conflicts of interest may arise between us and the programs that have not yet been liquidated, between us and future programs and between us and the investors in these programs.

When our Advisor’s real estate professionals direct an investment opportunity to any advisor-sponsored program, they, in their sole discretion and subject to the terms of the advisory agreement, will have to determine the program for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program. The factors that the real estate professionals will consider when determining the program for which an investment opportunity would be the most suitable are the following:

•	the investment objectives and criteria of each program;

•	the cash requirements of each program;

•	the effect of the investment on the diversification of each program’s portfolio by type of investment, risk of investment, type of property, and geographic location of properties;

•	the policy of each program relating to leverage;

•	the anticipated cash flow of the property or asset to be acquired;

•	the income tax effects of the purchase on each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

If a subsequent event or development, such as a delay in the closing of a property or investment or a delay in the construction of a property, causes any investment, in the opinion of our Advisor’s real estate professionals, to be more appropriate for another program, they may offer the investment to such other program. That being said, the advisory agreement provides that in the event that an investment opportunity becomes available which is suitable for both the Company and a public or private entity which the Advisor or its affiliates are affiliated, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity.

Allocation of Our Affiliates’ Time

We rely on our Advisor and the key real estate, management and accounting professionals our Advisor has assembled, including our Chief Executive Officer Mr. Perduk and our Chief Financial Officer Shital Patel, for the day-to-day operation of our business. Future advisor-sponsored programs advised by our Advisor will rely on our Advisor and many of the same real estate, management and accounting professionals. This could create conflicts of interest in allocating their time among us, our Advisor, other Advisor-sponsored programs investors and other business activities in which they are involved. In addition, our Advisor and its affiliates share many of the same key real estate, management and accounting professionals. Our executive officers and the key real estate, management and accounting professionals affiliated with our Advisor who provide services to us are not obligated to devote a fixed amount of their time to us.

Our Advisor believes that our executive officers and the other key professionals have sufficient time to fully discharge their responsibilities to us and to the other businesses in which they are involved. We believe that our affiliates and executive officers will devote the time required to manage our business and expect that the amount of time a particular executive officer or affiliate devotes to us will vary during the course of the year and depend on our business activities at the given time. It is difficult to predict specific amounts of time an executive officer or affiliate will devote to us. We expect that our executive officers and affiliates will generally devote more time to programs raising and investing capital than to programs that have completed their offering stages, though from time to time each program will have its unique demands. Because many of the operational aspects of Advisor-sponsored programs are very similar, there are significant efficiencies created by the same team of individuals at our Advisor providing services to multiple programs.

Receipt of Fees and Other Compensation by our Advisor and its Affiliates

Our Advisor and its affiliates receive substantial fees from us, which fees were not negotiated at arm’s length. These fees could influence our Advisor’s advice to us as well as the judgment of its affiliates, some of whom also serve as our executive officers and affiliated directors, and the key real estate, management and accounting professionals at our advisor. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our Advisor and its affiliates, including the advisory agreement, which if terminated could lead to the reversion of rights under the Cooperation Agreement to Advisor, or the real estate services agreement, which if terminated other than by use for cause, could entitle LRE to the “Liquidation Fee” payable had the portfolio been liquidated on the termination date;

•	public offerings of equity by us, which may result in increased acquisition fees and REIT management fees;

•	Our NAV calculation, which may impact subordinated participation fees payable to LRE;

•	sales of investments, which entitle LRE to disposition fees;

•	acquisitions of real estate investments, which entitle LRE to acquisition fees and LRE and our Advisor REIT management fees based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us, which may influence our Advisor to recommend riskier transactions to us and/or transactions that are not in our best interest and, in the case of acquisitions of investments from other advisor-sponsored programs, which might entitle affiliates of our Advisor to disposition fees and possible subordinated incentive fees in connection with its services for the seller;

•	borrowings to acquire real estate investments, which borrowings will increase the acquisition fees and REIT management fees payable to our Advisor; and

•	whether and when we seek to list our shares of common stock on a national securities exchange, which listing may make it more likely for us to become self-managed or internalize our management.

Duties Owed by Some of Our Affiliates to Our Advisor and Our Advisor’s Affiliates

Our executive officers, our affiliated directors and our key real estate professionals are also officers, managers, and key professionals in or for our Advisor and possibly other advisor-sponsored programs.

Through advisor-affiliated entities, some of these persons also serve as the investment advisors to advisor-advised investors. As a result, they owe fiduciary duties to each of these advisor-sponsored programs, their stockholders, members and limited partners and the investors. These duties may from time to time conflict with the duties that they owe to us.

Our Board of Directors’ Loyalties to Possibly Future Advisor-Sponsored Programs

The loyalties of our directors serving on the boards of directors of existing or future Advisor-sponsored programs, may influence the judgment of our board when considering issues for us that also may affect other advisor-sponsored programs, such as the following:

•	Our board of directors must evaluate the performance of our Advisor with respect to whether our Advisor is presenting to us our fair share of investment opportunities. If our Advisor is not presenting a sufficient number of investment opportunities to us because it is presenting many opportunities to other advisor-sponsored programs or if our Advisor is giving preferential treatment to other advisor-sponsored programs in this regard, our board may not be well suited to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

•	We could enter into transactions with other Advisor-sponsored programs, such as property sales, acquisitions or financing arrangements. Such transactions might entitle our Advisor or its affiliates to fees and other compensation from both parties to the transaction. For example, acquisitions from other Advisor-sponsored programs might entitle our Advisor’s affiliates to disposition fees and possible subordinated incentive fees in connection with its services for the seller, in addition to acquisition and other fees that we might pay to our advisor in connection with such transaction. Similarly, property sales to other advisor-sponsored programs might entitle our Advisor’s affiliates to acquisition fees in connection with its services to the purchaser in addition to disposition and other fees that we might pay to our Advisor in connection with such transaction. Decisions of our board regarding the terms of those transactions may be influenced by our board’s loyalties to such other Advisor-sponsored programs.

•	A decision of our board regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of other Advisor-sponsored programs.

•	A decision of our board regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other Advisor-sponsored programs.

•

A decision of our board regarding whether and when we seek to list our shares of common stock on a national securities exchange could be influenced by concerns that such listing could adversely affect the sales efforts for other advisor-sponsored programs, depending on the price at which our shares trade.

Certain Conflict Resolution Measures

Responsibilities of Our Board of Directors

In order to ameliorate the risks created by conflicts of interest, our board of directors has created an executive committee to review and approve certain situations that may give rise to a conflict of interest, and the board of directors must act upon those matters that cannot be delegated to a committee under Maryland law. See “Executive Committee” above. Our board is also empowered to retain its own legal and financial advisors at our expense.

Provisions Relating to Conflicts of Interest

We will take the following steps intended to mitigate the potential negative effects of conflicts of interests:

Advisor Compensation. Our board of directors evaluates on a regular basis whether the compensation that we contract to pay to our Advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by the charter. The board of directors has delegated this responsibility to the executive committee. See “Executive Committee - Review of Advisor Compensation” above.

Our Acquisitions. We will not purchase or lease assets in which our Advisor, any of our directors or officers or any of their affiliates have an interest without a determination by a majority of our board of directors not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliated seller or lessor, unless there is substantial justification for the excess amount.

Other Transactions Involving Affiliates. A majority of our board of directors not otherwise interested in the transactions must conclude that all other transactions, between us and our Advisor, any of our officers or directors or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Loans to Affiliates. We will not make any loans to our Advisor or to our directors or officers or any of their affiliates. In addition, we will not borrow from these affiliates unless a majority of our board of directors not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by our board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or our Advisor or its affiliates.

Allocation of Investment Opportunities

Our advisory agreement with our Advisor requires that our Advisor inform our board of directors each quarter of the investments that have been purchased by other advisor-sponsored programs and investors for whom our Advisor or one of its affiliates serves as an investment advisor so that our board can evaluate whether we are receiving our fair share of opportunities. Our Advisor’s success in generating investment opportunities for us and the fair allocation of opportunities among advisor-sponsored programs and investors are important factors in our board’s determination to continue or renew our arrangements with our Advisor and its affiliates. Our board of directors has a duty to ensure that favorable investment opportunities are not disproportionately allocated.

PLAN OF OPERATION

Overview

Future of Housing Fund, Inc. (the “Company”) was incorporated on March 30, 2023 and has no revenues from operations as of the date hereof. Organization and offering expenses incurred to date have been paid by our Advisor.

Liquidity and Capital Resources

We are dependent upon the net proceeds from this offering to conduct our proposed operations. We will obtain the capital required to purchase or lease property on which to build BHU communities and conduct our operations from the proceeds of this offering, from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations. As of the date of this offering circular, we have not made any investments, and our total assets consist of $1,000 of cash. For information regarding the anticipated use of proceeds from this offering, see “Estimated Use of Proceeds.”

If we are unable to raise a substantial amount in gross offering proceeds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

We expect that our debt financing and other liabilities, excluding the use of any acquisition lines of credit, will be up to 75% of the cost of all of our real estate investments and the cost of other tangible assets including BHU’s (before deducting depreciation or other non-cash items). We may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties and other investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Our debt financing strategy is described in greater detail under “Investment Objectives and Criteria – Our Borrowing Strategy and Policies” above.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Advisor, including payments for reimbursement of certain organization and offering expenses. For a discussion of the compensation to be paid to our Manager, see “Compensation.”

Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2 – “Summary of Significant Accounting Policies,” included in our financial statements for a more thorough discussion of our accounting policies and procedures.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock by “U.S. Persons” and to a limited extent, non-U.S. persons. For purposes of this summary, the term “U.S. Person” or “U.S. Holder” means any (i) individual citizens or residents of the United States, (ii) corporations created or organized under the laws of the United States or any state or political subdivision thereof (including the District of Columbia), (iii) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (iv) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. Persons. For purposes of this section, references to “Future of Housing Fund, Inc.” “we,” “our” and “us” mean only Future of Housing Fund, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this Offering Circular. The summary is also based upon the assumption that we will operate our REIT and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general informational purposes only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in any securities offered by this Offering Circular and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

●	financial institutions;
●	real estate investment trusts;
●	regulated investment companies;
●	dealers in securities;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	partnerships, other pass-through entities, trusts and estates;
●	persons who hold our stock on behalf of other persons as nominees;
●	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;
●	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;
●	Subchapter “S” corporations;
●	tax-exempt organizations; and
●	Foreign investors, except as otherwise specifically provided herein.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Future of Housing Fund, Inc.

We intend to be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code beginning with our taxable year ending December 31, 2024, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2024. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by us that we will qualify as a REIT for any particular year.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under Requirements for Qualification — General. While we intend to operate so that we qualify as a REIT, no assurance can be given that the Internal Revenue Service will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See —Failure to Qualify.

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our stockholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See Taxation of Stockholders.

●	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

●	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See Prohibited Transactions.

●	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

●	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

●	If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

●	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year; (b) 95% of our REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

●	We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described in U.S. Federal Income Tax Considerations – Requirements for Qualification—General.

●	A 100% tax may be imposed on transactions between us and a “taxable REIT subsidiary” (a “TRS”) (as described below) that do not reflect arm’s-length terms.

●	If we dispose of an asset acquired by us from a C corporation in a transaction in which we took the C corporation’s tax basis in the asset, we may be subject to tax at the highest regular corporate rate on the appreciation inherent in such asset as of the date of acquisition by us.

●	The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS (as discussed below), are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association which has seven main attributes:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	it is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
(5)	its beneficial ownership is held by 100 or more persons;

(6)	during the last half of each taxable year, not more than 50% in value of its outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(7)	it elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(8)	it meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT.

We believe that we have, and will continue to have as a result of the issuance of common stock in this offering, sufficient diversity of ownership to satisfy conditions (5) and (6). In addition, our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying and continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The provisions of our charter restricting the ownership and transfer of our common stock are described in Description of Shares—Restriction on Ownership of Shares.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described under Income Tests, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (See Asset Tests) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

We will have control of any subsidiary entity treated as a partnership and intend to operate such entities in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any entity treated as a partnership and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that an entity treated as a partnership could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in such entity or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

As of January 1, 2018, the Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under new rules, among other changes and subject to certain exceptions, any audit adjustments to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that they could result in a partnership in which we own an interest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “Asset Tests and Income Tests.”

Taxable Corporate Subsidiaries. In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions. In addition, we will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under the Internal Revenue Code in order to more clearly reflect the income of the TRS.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of certain instruments to the extent that we do not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See “Income Tests.” A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property or an interest in real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (which we refer to as a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the Internal Revenue Service as a real estate asset for purposes of the asset tests described below and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that generally complies with the various requirements applicable to our qualification as a REIT. However, to the extent that any of our mezzanine loans do not meet all safe harbor requirements set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of these loans.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under Taxation of REITs in General, even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Income derived from certain types of temporary stock and debt investments made with the proceeds of an offering, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following such offering. More specifically, qualifying income for purposes of the 75% gross income test includes “qualified temporary investment income,” which generally means any income that is attributable to stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After the one year period following this offering, income from investments of the proceeds of this offering will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above.

Asset Tests

At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and some kinds of mortgage-backed securities, mortgage loans and debt instruments (whether or not secured by real property) that are issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual periodic reports with the SEC under the Exchange Act). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 20% of the value of our total assets.

Fifth, no more than 25% of the total value of our assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly offered REITs were not included in the definition of real estate assets).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the Internal Revenue Service with a description of each asset causing the failure; (2) the failure is due to reasonable cause and not willful neglect; (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%); and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate; (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules); (3) any obligation to pay rents from real property; (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (5) any security (including debt securities) issued by another REIT; and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under Income Tests. In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests. If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:

(a)	The sum of (i) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends-paid deduction and (ii) 90% of the net income (after tax) if any from foreclosure property, minus

(b)	the sum of specified items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See Taxation of Stockholders — Taxation of Taxable U.S. Stockholders.

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year; (b) 95% of our REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries and (b) our inclusion of items in income for federal income tax purposes.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Elective Cash/Stock Dividends

On August 11, 2017, the IRS issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by publicly offered REITs (i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act). Pursuant to Revenue Procedure 2017-45, effective for distributions declared on or after August 11, 2017, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Internal Revenue Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in Revenue Procedure 2017-45 are satisfied.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “Income Tests “and “Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. stockholders (as defined below) that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term prohibited transaction generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests and (3) to hedge certain positions as described in Section 856(c)(5)(G)(iii) of the Internal Revenue Code, each of which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income that we or our TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, us (other than services furnished or rendered to a tenant of ours) to the extent such income is lower than the income the TRS would have earned based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code.

From time to time, our TRS may provide services to our tenants. We intend to set the fees paid to our TRS for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Interest Expense Deductions

The Tax Cuts and Jobs Act, signed into law in December 2017 (the “Tax Cuts and Jobs Act”), generally imposes certain limitations on the ability of taxpayers to deduct net business interest expenses for federal income tax purposes for tax years beginning on or after January 1, 2018. However, the Tax Cuts and Jobs Act provides an election whereby certain taxpayers engaged in a real estate trade or business, generally including for this purpose a REIT, may elect for this limitation not to apply. However, taxpayers that make this election generally are not eligible for certain depreciation methodologies. We may make this election when we file our 2022 tax return, in which case the above limitations on interest expense deductions generally would not apply to us.

In addition, the above described limitations on net business interest expense deductions generally would be determined at the entity-level. As a result, the ability of our TRSs to deduct business interest expense for tax years beginning on or after January 1, 2018 may be subject to limitations under the Tax Cuts and Jobs Act even if we make such an election.

Net Operating Losses

The Tax Cuts and Jobs Act also generally restricts the ability of taxpayers to utilize net operating losses to no more than 80% of their taxable income and precludes them from carrying-back net operating losses to prior tax years.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

Definitions. In this section, the phrase “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

●	a citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. Person.

In addition, as used herein, the term U.S. stockholder does not include any entity that is subject to special treatment under the Internal Revenue Code, such as (i) insurance companies; (ii) tax-exempt organizations (except to the limited extent discussed below); (iii) financial institutions or broker-dealers; (iv) non-U.S. individuals and foreign corporations (except to the limited extent discussed below); (v) U.S. expatriates; (vi) persons who have elected to use a mark-to-market method of accounting; (vii) subchapter S corporations; (viii) U.S. stockholders whose functional currency is not the U.S. dollar; (ix) regulated investment companies; (x) holders who receive our stock through the exercise of employee stock options or otherwise as compensation; (xi) persons holding shares of our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; (xii) persons subject to the alternative minimum tax provisions of the Internal Revenue Code; (xiii) persons holding our stock through a partnership or similar pass-through entity; and (xiv) persons holding a 10% or more (by vote or value) beneficial interest in our stock. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 20 % maximum federal rate) for qualified distributions received by U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

●	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

●	distributions received by the REIT from TRSs or other taxable C corporations; or

●	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

In addition, for taxable years that begin after December 31, 2017 and before January 1, 2026, U.S. stockholders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including capital gain dividends or dividends eligible for the preferential rates applicable to qualified dividends as described above), subject to certain limitations. Under final regulations recently issued by the Internal Revenue Service, in order to qualify for this deduction with respect to a dividend on our common shares, a stockholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain special holding period rules that may, among other consequences, reduce a stockholder’s holding period during any period in which the stockholder has diminished its risk of loss with respect to the shares). Stockholders are urged to consult their tax advisors as to their ability to claim this deduction.

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders that are individuals, trusts and estates, and currently 21% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 20% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares with respect to which the distributions were made. Rather, the distributions will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than one year, and will be taxed as ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate, currently 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain. In addition, all or a portion of any loss realized upon a taxable disposition of shares of our stock may be disallowed if the taxpayer purchases other shares of the common stock within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare tax on unearned income. For taxable years beginning after December 31, 2012, certain U.S. stockholders who are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A non-U.S. stockholder is a beneficial owner of our common stock that is any person other than a U.S. stockholder. The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of distributions received by non-U.S. stockholders (1) that is payable out of our earnings and profits; (2) which is not attributable to our capital gains; and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by applicable income tax treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest, or USRPI, as described below, distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. stockholder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the stockholder’s proportionate share of our earnings and profits, plus (2) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA (unless an applicable exemption applies), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions. Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under —Taxation of Non-U.S. Stockholders—Ordinary Dividends, for a discussion of the consequences of income that is effectively connected with a U.S. trade or business.

In addition, we will be required to withhold tax equal to the highest corporate tax rate applied to the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (See Taxation of Non-U.S. Stockholders—Ordinary Dividends), if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the recipient non-U.S. stockholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date on which the capital gain distribution is received. At the time you purchase shares in this offering, our shares will not be publicly traded and we can give you no assurance that our shares will ever be publicly traded on an established securities market. Therefore, these rules will not apply to our capital gain distributions.

Distributions to Qualified Shareholders. Subject to the exception discussed below, for purposes of any distribution on or after December 18, 2015 to a “qualified shareholder” who holds REIT stock directly (or indirectly through one or more partnerships), such REIT stock will not be treated as a USRPI and, thus, such distribution should not be subject to special rules under FIRPTA. However, a “qualified shareholder” with one or more “applicable investors” (i.e., persons other than “qualified shareholders” who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold (or are deemed to hold under attribution rules) more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)), as well as such applicable investors, may be subject to FIRPTA rules.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty with the United States which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units that is regularly traded on the NYSE or NASDAQ markets representing greater than 50% of the value of all the partnership units, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding with respect to ordinary dividends paid by a REIT under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Internal Revenue Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” during a specified period if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Internal Revenue Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds. With respect to any distribution after December 18, 2015 to a “qualified foreign pension fund” or an entity all of the interests of which are held by a “qualified foreign pension fund” who holds REIT stock directly (or indirectly through one or more partnerships), such distribution will not be subject to special rules under FIRPTA. A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (A) contributions to such trust, corporation, organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (B) taxation of any investment income of such trust, corporation, organization or arrangement is deferred or such income is taxed at a reduced rate.

The provisions described above relating to qualified shareholders, applicable investors and qualified foreign pension funds are complex. Stockholders should consult their tax advisors with respect to the impact of such provisions on them.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, as mentioned above, we can give you no assurance that our shares will ever be publicly traded on an established securities market. If our stock constitutes a USRPI and we do not constitute a domestically-controlled qualified investment entity, but our stock becomes “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. stockholder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 5% or less of our outstanding common stock at all times during a specified testing period. However, as mentioned above, we can give you no assurance that our common stock will ever be publicly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the Internal Revenue Service.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Foreign Accounts. Recently-enacted legislation generally imposes a withholding tax of 30% on any dividends on our stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to, among other things, collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally imposes a withholding tax of 30% on any dividends on our stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either certification that such entity does not have any substantial U.S. owners or identification of the direct and indirect substantial U.S. owners of the entity. Finally, with respect to payments of gross proceeds from a sale or other disposition of such, withholding of 30% generally will apply to such gross proceeds paid to a foreign financial institution or to a non-financial foreign entity unless the reporting and certification requirements described above have been met.

We will not pay any additional amounts to non-U.S. stockholders in respect of any amounts withheld. Under certain circumstances, a non-U.S. stockholder of our stock may be eligible for refunds or credits of such taxes. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our stock.

NON-U.S. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR STOCK.

Tax Consequences of Participation in Distribution Reinvestment Plan

If you elect to participate in our distribution reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you do not receive the distributions in cash but rather have the distributions withheld and reinvested pursuant to our distribution reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount, if any. You will be taxed on the amount of the distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. You will be subject to backup withholding if you fail to comply with certain tax requirements. See “Backup Withholding and Information Reporting.”

Backup Withholding and Information Reporting

We must report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the Internal Revenue Service and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. Person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S.-related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock. The Tax Cuts and Jobs Act is a complex revision to the U.S. federal income tax laws with various impacts on different categories of taxpayers and industries, and will require subsequent rulemaking and interpretation in a number of areas. The long-term impact of the Tax Cuts and Jobs Act on the overall economy, government revenues, our BHU communities, us, and the real estate industry cannot be reliably predicted at this time.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (the “DOL”) under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA (“ERISA Plans”) and their legal advisors. In particular, a fiduciary of an ERISA Plan should consider whether an investment in our common shares (or, in the case of a participant-directed defined contribution plan (a “Participant-Directed Plan”), making our common shares available for investment under the Participant-Directed Plan) satisfies the requirements set forth in Part 4 of Title I of ERISA, including the requirements that (1) the investment satisfy the prudence and diversification standards of ERISA, (2) the investment be in the best interests of the participants and beneficiaries of the ERISA Plan, (3) the investment be permissible under the terms of the ERISA Plan’s investment policies and governing instruments and (4) the investment does not give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

In determining whether an investment in our common shares (or making our shares available as an investment option under a Participant-Directed Plan) is prudent for ERISA purposes, a fiduciary of an ERISA Plan should consider all relevant facts and circumstances including, without limitation, possible limitations on the transferability of our common shares, whether the investment provides sufficient liquidity in light of the foreseeable needs of the ERISA Plan (or the participant account in a Participant-Directed Plan), and whether the investment is reasonably designed, as part of the ERISA Plan’s portfolio, to further the ERISA Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. It should be noted that we invest our assets in accordance with the investment objectives and guidelines described herein, and that neither our Advisor nor any of its affiliates has any responsibility for developing any overall investment strategy for any ERISA Plan (or the participant account in a Participant-Directed Plan) or for advising any ERISA Plan (or participant in a Participant-Directed Plan) as to the advisability or prudence of an investment in us. Rather, it is the obligation of the appropriate fiduciary for each ERISA Plan (or participant in a Participant-Directed Plan) to consider whether an investment in our common shares by the ERISA Plan (or making such shares available for investment under a Participant-Directed Plan in which event it is the obligation of the participant to consider whether an investment in our common shares is advisable), when judged in light of the overall portfolio of the ERISA Plan, meet the prudence, diversification and other applicable requirements of ERISA.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts (“IRAs”) and non-ERISA Keogh plans (collectively with ERISA Plans, “Plans”), and certain persons (referred to as “parties in interest” for purposes of ERISA or “disqualified persons” for purposes of the Code) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded. In addition, a fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be personally liable for any resultant loss incurred by the ERISA Plan and may be subject to other potential remedies.

A Plan that proposes to invest in our common shares (or to make our shares available for investment under a Participant-Directed Plan) may already maintain a relationship with our Advisor or one or more of its affiliates, as a result of which our Advisor or such affiliate may be a “party in interest” under ERISA or a “disqualified person” under the Code, with respect to such Plan (e.g., if our Advisor or such affiliate provides investment management, investment advisory or other services to that Plan). ERISA (and the Code) prohibits plan assets from being used for the benefit of a party in interest (or disqualified person). This prohibition is not triggered by “incidental” benefits to a party in interest (or disqualified person) that result from a transaction involving the Plan that is motivated solely by the interests of the Plan. ERISA (and the Code) also prohibits a fiduciary from using its position to cause the Plan to make an investment from which the fiduciary, its affiliates or certain parties in which it has an interest would receive a fee or other consideration or benefit. In this circumstance, Plans that propose to invest in our common shares should consult with their counsel to determine whether an investment in our common shares would result in a transaction that is prohibited by ERISA or Section 4975 of the Code.

Plan Assets

If our assets were considered to be assets of a Plan (referred to herein as “Plan Assets”), our management might be deemed to be fiduciaries of the investing Plan. In this event, the operation of our Company could become subject to the restrictions of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and/or the prohibited transaction rules of Section 4975 of the Code.

The DOL has promulgated a final regulation under ERISA, 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), that provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets for purposes of applying the fiduciary requirements of Title I of ERISA (including the prohibited transaction rules of Section 406 of ERISA) and the prohibited transaction provisions of Code Section 4975.

Under the Plan Assets Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;

•	in “publicly offered securities”, defined generally as interests that are “freely transferable”, “widely held” and registered with the SEC;

•	in an “operating company” which includes “venture capital operating companies” and “real estate operating companies” (“Operating Companies Exception”); or

•	in which equity participation by “benefit plan investors” is not significant (“25% Limit Exception”).

We believe that we will qualify for the Operating Companies Exception or the 25% Limit Exception.

The 25% Limit Exception. Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit Exception”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded. We believe that we will likely qualify for this exception based on our intended investor base.

Operating Companies Exception. Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”) or a venture capital operating company (“VCOC”). An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period”, at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partner) under the supervision of the entity. An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments”, and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights. We believe that we will qualify for the real estate operating company exception or the venture capital operating company exception; however, we have not obtained an opinion of counsel regarding such qualification.

If the 25% Limit Exception is exceeded, we may try to operate in a manner that will enable us to qualify as a VCOC or a REOC or to meet such other exception as may be available to prevent our assets from being treated as assets of any investing Plan for purposes of the Plan Assets Regulation. Accordingly, we believe, on the basis of the Plan Assets Regulation, that our underlying assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case.

If our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, in our sole discretion, we may void or undo any such prohibited transaction, and we may require each investor that is a “benefit plan investor” to redeem their shares upon terms that we consider appropriate.

Prospective investors that are subject to the provisions of Title I of ERISA and/or Code Section 4975 should consult with their counsel and advisors as to the provisions of Title I of ERISA and/or Code Section 4975 relevant to an investment in our common shares.

As discussed above, although IRAs and non-ERISA Keogh plans are not subject to ERISA, they are subject to the provisions of Section 4975 of the Code, prohibiting transactions with “disqualified persons” and investments and transactions involving fiduciary conflicts. A prohibited transaction or conflict of interest could arise if the fiduciary making the decision to invest has a personal interest in or affiliation with our Company or any of its respective affiliates. In the case of an IRA, a prohibited transaction or conflict of interest that involves the beneficiary of the IRA could result in disqualification of the IRA. A fiduciary for an IRA who has any personal interest in or affiliation with our Company or any of its respective affiliates, should consult with his or her tax and legal advisors regarding the impact such interest may have on an investment in our shares with assets of the IRA.

Shares sold by us may be purchased or owned by investors who are investing Plan Assets. Our acceptance of an investment by a Plan should not be considered to be a determination or representation by us or any of our respective affiliates that such an investment is appropriate for a Plan. In consultation with its advisors, each prospective Plan investor should carefully consider whether an investment in our Company is appropriate for, and permissible under, the terms of the Plan’s governing documents.

Governmental plans, foreign plans and most church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code Section 4975, may nevertheless be subject to local, foreign, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel and advisors before deciding to invest in our common shares.

Form 5500.  Plan administrators of ERISA Plans that acquire shares may be required to report compensation, including indirect compensation, paid in connection with the ERISA Plan’s investment in shares on Schedule C of Form 5500 (Annual Return/Report of Employee Benefit Plan).  The descriptions in this memorandum of fees and compensation, including the fees paid to the Advisor, are intended to satisfy the disclosure requirement for “eligible indirect compensation”, for which an alternative reporting procedure on Schedule C of Form 5500 may be available.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the Plan as of the end of the Plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value, assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. Failure to satisfy these requirements may result in penalties, damages or other sanctions.

Our board of directors has established an offering price per share of our common stock to be sold in our primary offering of $10.00 per share and an offering price for shares of common stock to be sold under our distribution reinvestment plan of $10.00 per share.

Commencing at the end of the calendar year after the first year that our board of directors has determined that our real estate portfolio has sufficiently stabilized for the purposes of a meaningful valuation, we will value and will continue to value our shares annually and shortly thereafter publish a NAV per share. To date, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how a plan fiduciary or IRA custodian should determine the fair market value of shares when the fair market value of such shares is not determined in the marketplace.

As with any valuation methodology, the methodologies used to calculate our NAV will be based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different NAV per share of our common stock, and these differences could be significant. The NAV per share will not be audited and will not represent the fair value of our assets less the fair value of our liabilities according to GAAP. The NAV per share will not reflect a discount for the fact that we will have been externally managed, nor will it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The NAV per share also will not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of our swaps prior to expiration.

Accordingly, with respect to our NAV per share which becomes our updated offering price, we can give no assurance that:

●	a stockholder would ultimately realize distributions per share equal to NAV per share upon a sale of our company;

●	our shares of common stock would trade at our NAV value per share on a national securities exchange;

●	a third party would offer our NAV per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock;

●	another independent third-party appraiser or third-party valuation firm would agree with our NAV per share; or

●	the methodology used to determine our NAV per share would be acceptable for compliance with ERISA reporting requirements.

The value of our shares will fluctuate over time in response to developments related to the capital raised during our offering stage, future investments, the performance of individual assets in our portfolio and the management of those assets and the real estate and finance markets. Our board of directors generally anticipates that the NAV per share will be determined in the first quarter of each year, calculated as of the immediately preceding December 31 commencing after the first year that our board of directors has determined that our real estate portfolio has sufficiently stabilized for the purposes of a meaningful valuation.

In calculating NAV per share, our board of directors will estimate the value of our shares based on the estimated value of our assets less the estimated value of our liabilities divided by the number of shares outstanding. As a result, such NAV per share will be subject to the limitations discussed in the paragraph above.

THE FOREGOING REQUIREMENTS OF ERISA AND THE INTERNAL REVENUE CODE ARE COMPLEX AND SUBJECT TO CHANGE. PLAN FIDUCIARIES AND THE BENEFICIAL OWNERS OF IRAS ARE URGED TO CONSULT WITH THEIR OWN ADVISORS REGARDING AN INVESTMENT IN OUR SHARES.

DESCRIPTION OF SHARES

Our charter authorizes the issuance of 15,000,000 shares of capital stock, of which 7,500,000 shares are designated as common stock with a par value of $0.01 per share, and 7,500,000 are designated as preferred stock with a par value of $0.01 per share. As of March 31, 2023, 100 shares of our common stock were issued and outstanding, all of which were held by our Advisor, and no shares of preferred stock were issued and outstanding. The Company does not have any equity compensation plans.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Under our charter, our directors are elected by a plurality vote, meaning the directors receiving the most votes, up to the total number of directors to be elected, will be elected. Unless applicable law requires otherwise, and except as our charter may provide with respect to any series of preferred stock that we may issue in the future, the holders of our common stock will possess exclusive voting power.

Holders of our common stock are entitled to receive such distributions as declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of shares of our common stock do not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue, nor do holders of our shares of common stock have any preference, conversion, exchange, sinking fund, or appraisal rights. Our shares of common stock, when purchased and paid for and issued in accordance with the terms of the Offering Circular, will be legally issued, fully paid and non-assessable.

Our charter provides that all shares issued by the Company shall be uncertificated. Information regarding restrictions on the transferability of our shares will instead be furnished to stockholders upon request and without charge.

We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval. A majority of our board of directors who do not have an interest in the transaction must approve any issuance of preferred stock. Our board may consult with company counsel or independent counsel at our expense before deciding whether to approve the issuance of preferred stock.

Meetings and Special Voting Requirements

Our charter and Bylaws identify voting rights with respect to our common stock and set forth the stockholder’s rights with respect to meetings of our stockholders. The affirmative vote of a plurality of all votes cast is sufficient to elect a director. Unless otherwise provided by the Maryland General Corporation Law, or our charter or Bylaws, the affirmative vote of a majority of all votes cast is sufficient to approve any other matter which properly comes before the meeting.

While our stockholders do not have the ability to vote to select or replace our Advisor or to select a new advisor, any director or the entire board of directors may be removed, but only with cause, by a vote of the holders of two-thirds of the shares then entitled to vote on the election of directors at any meeting of stockholders called expressly for the purpose of removing a director. For the purpose of this paragraph, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

Without the approval of a majority of the shares of common stock entitled to vote on the matter, our board of directors may not:

●	amend the charter to adversely affect the rights, preferences and privileges of the common stockholders;

●	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

●	cause our liquidation or dissolution after our initial investment;
●	sell all or substantially all of our assets other than in the ordinary course of business; or

●	cause our merger or reorganization.

Restriction on Ownership and Transfer of Shares

Ownership Limit

To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences shall not apply to any period prior to the second year for which we elect to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.

To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person if our board receives evidence that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.

Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would result in our shares being owned by fewer than 100 persons will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of the beneficiary or beneficiaries to whom an interest in such Excess Shares may later be transferred. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. The Company will be designated as trustee of the trust.

Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series, other than voting rights. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the beneficiary or beneficiaries to whom an interest in such Excess Shares may later be transferred. The shares held in trust shall not be entitled to any voting rights except to the extent required by Maryland law.

The trustee will transfer the shares held in trust to a person designated by the prohibited transferee if ownership of the shares will not violate the above restrictions. Upon the transfer, the trustee will distribute the net proceeds of the sale to the prohibited transferee as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be retained by the Company. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the prohibited transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. Upon a sale to us, the trustee will distribute the net proceeds of the sale to the prohibited transferee.

Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.

Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner shall also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.

These restrictions on transfer could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

Distributions

Cash distributions will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has no pre-established percentage rate of return for stock distributions or cash distributions to stockholders. We have not established a minimum distribution or distribution level, and our charter does not require that we make distributions or distributions to our stockholders other than as necessary to meet IRS REIT qualification standards.

While we are under no obligation to do so, we expect in the future to declare and pay distributions to our stockholders monthly in arrears; however, our board of directors may declare other periodic distributions as circumstances dictate. In order that stockholders may generally begin receiving distributions immediately upon our acceptance of their subscription, we expect to authorize and declare distributions based on daily record dates.

Generally, our policy is to pay distributions from operations. During our offering stage, when we raise capital more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not pay distributions solely from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need funds from operations during a particular period to fund capital expenditures and other expenses, we expect that, from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. Our Advisor may elect, in its sole discretion, to defer, but not waive, fees and/or reimbursements to which it is otherwise entitled to fund some or all of our distributions. If we pay distributions from sources other than our funds from operations, we will have less funds available for investment in properties and other assets, and the overall return to our stockholders may be reduced.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on the income that we distribute to our stockholders each year. See U.S. Federal Income Tax Considerations — Taxation of our REIT — Annual Distribution Requirements. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

Distributions that you receive, including distributions that are reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. Participants in our distribution reinvestment plan will also be treated for tax purposes as having received an additional distribution to the extent that they purchase shares under our distribution reinvestment plan at a discount to fair market value, if any. As a result, participants in our distribution reinvestment plan may have tax liability with respect to their share of our taxable income, but they will not receive cash distributions to pay such liability.

To the extent any portion of your distribution is not from current or accumulated earnings and profits, it will not be subject to tax immediately; it will be considered a return of capital for tax purposes and will reduce the tax basis of your investment (and potentially result in taxable gain upon your sale of the stock). Distributions that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor.

Market and Investment Liquidity Information

Our charter documents do not require us to seek stockholder approval to liquidate our assets by a specified date, nor do they require us to list our shares for trading by a specified date. Furthermore, the Company is a continuous investment program and does not disclose in its offering material a date and time period as which the investment program might be liquidated.

Our common stock is not traded on any public trading market and we do not intend to list our common stock for trading on a stock exchange or other trading market. No public market currently exists for our shares. Until our shares are listed, if ever, you may not sell your shares other than in limited circumstances.

We have adopted a redemption plan designed to provide our stockholders with limited liquidity on an annual basis for their investment in our shares, which is discussed in greater detail below under “Share Repurchase Program”. We also have not agreed to register any shares of common stock under the Securities Act for sale by any security holders.

Our Advisor has also sponsored another investment offering over its Online Platform that is dedicated to owning and managing commercial real estate in the form of Single-Tenant, Net-Lease properties called “Elevate.Money REIT I, Inc.” (“STNL REIT”). Similar to the Company, the STNL REIT is an continuous investment program and does not disclose in its offering material a date and time period as which the investment program might be liquidated. Further information about our STNL REIT is available on our Online Platform.

Inspection of Books and Records

As a part of our books and records, we maintain at our principal office an alphabetical list of the names of our common stockholders, along with their addresses and telephone numbers and the number of shares of common stock held by each of them. We will update this stockholder list at least quarterly and it is available for inspection at our principal office by a common stockholder or his or her designated agent upon request of the stockholder. We will also mail this list to any common stockholder within ten days of receipt of his or her request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes. The purposes for which stockholders may request this list include matters relating to their voting rights. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company.

Business Combinations

Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation’s shares or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may repurchase any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.

If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

●	a classified board,

●	a two-thirds vote requirement for removing a director,

●	a requirement that the number of directors be fixed only by vote of the directors,

●	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and

●	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our bylaws unrelated to Subtitle 8, we already vest in our board of directors the power to fix the number of directors. Our bylaws may be amended only with the approval of our board of directors.

Distribution Reinvestment Plan

Pursuant to our distribution reinvestment plan, while our distribution reinvestment plan is in effect, your dividends and other distributions will be reinvested in additional shares of our common stock, in lieu of receiving cash distributions, unless you opt out by checking the appropriate box on your personal Elevate.Money dashboard.

The following discussion summarizes the principal terms of this plan. The full Distribution Reinvestment Plan is filed as an exhibit to this offering statement.

Eligibility

All of our common stockholders are eligible to participate in our distribution reinvestment plan; however, we may elect to deny your participation in our distribution reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

At any time prior to the listing of our shares on a national stock exchange, you must cease participation in our distribution reinvestment plan if you no longer meet the suitability standards or cannot make the other investor representations set forth in the then-current Offering Circular or in the subscription agreement. Participants must agree to notify us promptly when they no longer meet these standards. See State Law Exemption and Purchase Restrictions (immediately following the Table of Contents) and the form of investment form and subscription agreement which are filed as an exhibit to this offering statement.

Participation

You will be deemed to have elected to participate in our distribution reinvestment plan by completing the subscription agreement, an enrollment form or another approved form available from us. Your participation in our distribution reinvestment plan will begin with the next distribution made after receipt of your enrollment form. You may choose to opt out, or after opting out, choose to opt back in, with respect to all or a portion of your distributions.

Stock Purchases

Shares will be purchased under our distribution reinvestment plan on the distribution payment dates. Participants in the distribution reinvestment plan may purchase fractional shares so that 100% of the distributions will be used to acquire shares.

Participants in the distribution reinvestment plan will acquire our common stock at a price per share equal to the price to acquire a share of our common stock in the primary offering.

Account Statements

Your personal Elevate.Money investor dashboard will reflect confirmation of your purchases under our distribution reinvestment plan no less than monthly. Your confirmation will disclose the following information:

●	each distribution reinvested for your account during the period;

●	the date of the reinvestment;

●	the number and price of the shares purchased by you; and

●	the total number of shares in your account.

Voting

You may vote all shares, including fractional shares that you acquire through our distribution reinvestment plan.

Tax Consequences of Participation

If you elect to participate in our distribution reinvestment plan and are subject to U.S. federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to our distribution reinvestment plan. In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount, if any. See U.S. Federal Income Tax Considerations — Taxation of Stockholders — Tax Consequences of Participation in Distribution Reinvestment Plan.

Termination of Participation

Once enrolled, you may continue to purchase shares under our distribution reinvestment plan until we have: sold all of the shares sold in this offering; terminated this offering; or terminated our distribution reinvestment plan. You may terminate your participation in our distribution reinvestment plan at any time by providing us with written notice or by checking the appropriate box on your personal Elevate.Money dashboard. For your termination to be effective for a particular distribution, we must have received your notice of termination at least fourteen business days prior to the last business day of the month to which the distribution relates; provided that, if we publicly announce in a filing with the SEC a new offering price under the distribution reinvestment plan, then a participant shall have no less than two business days after the date of such announcement to notify us of a participant’s termination of participation in the distribution reinvestment plan and the participant’s termination will be effective for the next date shares are purchased under the distribution reinvestment plan. Any transfer of your shares will effect a termination of the participation of those shares in our distribution reinvestment plan. We will terminate your participation in our distribution reinvestment plan to the extent that a reinvestment of your distributions would cause you to violate the ownership limit contained in our charter, unless you have obtained an exemption from the ownership limit from our board of directors.

Amendment or Termination of Plan

We may amend or terminate our distribution reinvestment plan for any reason at any time upon ten days’ notice to the participants. We may provide notice by including such information (a) in a current report or in a semi-annual report publicly filed with the SEC; (b) through our Online Platform; or (c) in a separate virtual or print mailing to the plan participants.

Share Repurchase Program

Our shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and we currently do not intend to list our shares. In order to provide our stockholders with some liquidity, we have adopted a share repurchase program that may enable you to sell your shares of common stock to us in limited circumstances. Stockholders may present for repurchase all or a portion of their shares to us in accordance with the procedures outlined herein.

Any stockholder in his/her/its unilateral discretion may submit shares for repurchase at any time after one year from the stockholder’s initial purchase of our shares, and such shares will be repurchased per the calculations set forth below. If, as a result of a request for repurchase, a stockholder will own less than 250 shares of our common stock, we reserve the right to repurchase all of the shares owned by such stockholder.

We may, subject to the conditions and limitations described below, repurchase the shares presented to us for cash to the extent we have sufficient funds available to us to fund such repurchase.

The share repurchase program provides that share repurchases may be funded by (a) distribution reinvestment proceeds, (b) the prior or future sale of shares, (c) indebtedness, including a line of credit and traditional mortgage financing, and (d) asset sales.

Repurchase Price

The prices at which we will repurchase shares are as follows:

●	For those shares held by the stockholder for at least one year, 99% of the most recently published NAV or in the absence of a published NAV, $9.90 per share (which is equal to 99% of the $10.00 per share price in this offering);

●	For those shares held by the stockholders for at least five years, 100% of the most recently published NAV, or in the absence of a published NAV, then $10.00 per share.

However, at any time we are engaged in an offering of shares, the price at which we will repurchase shares will never be greater than the applicable per-share offering price.

For purposes of determining the time period a stockholder has held each share, the time period begins as of the date the stockholder first acquired shares. As described above, the shares owned by a stockholder may be repurchased at different prices depending on how long the stockholder has held each share submitted for repurchase.

We will update our NAV per share on an annual basis commencing at the end of the calendar year after the first year that our board of directors has determined that our investment portfolio has sufficiently stabilized for a meaningful NAV calculation. In addition, we may update our NAV at any time between our annual calculations of NAV to reflect significant events that we have determined have had a material impact on NAV. We will report the NAV per share of our common stock (a) in a current report or in our annual or semi-annual reports, all publicly filed with the SEC, or (b) in a separate written notice to the stockholders. During our primary offering stage, we would also include this information in an Offering Circular supplement or post-effective amendment to the Offering Stateement, as required under federal securities laws. We will also provide information about our NAV per share on our website (such information may be provided by means of a link to our public filings on the SEC’s website, www.sec.gov).

Limitations on Repurchase

There are several limitations on the number of shares we may repurchase under the share repurchase program:

●	We will only repurchase shares if, in the opinion of our board of directors, we have sufficient available cash with which to repurchase shares and at the same time maintain our then-current plan of operation.

●	To the extent our board of directors determines that we have sufficient available cash for redemptions, we intend to repurchase shares subject to the limit that:

●	during any 12-month period net redemptions will not exceed 20% of the weighted-average number of shares outstanding during the prior 12 months; and

●	the number of shares that may be repurchased in any given month is limited to 2% of the weighted average number of shares of common stock outstanding during the prior 12 months, not to exceed 5% in total for any three month period.

●	Shares repurchased within 30 days of purchase will not be considered as repurchases for purpose of the limitations imposed under the Share Repurchases Program.

●	We may not repurchase shares in an amount that would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

We may, but are not required to, use available cash not otherwise dedicated to a particular use to pay the repurchase price, including cash proceeds generated from the distribution reinvestment plan, securities offerings, operating cash flow not intended for distributions, borrowings and capital transactions, such as asset sales or refinancings. We cannot guarantee that we will have sufficient available cash to accommodate all repurchase requests made in any given month.

Procedures for Repurchase

Stockholders who wish to avail themselves of the share repurchase program must notify us by three business days before the end of the month for their shares to be repurchased by the third business day of the following month. Qualifying stockholders who desire to have their shares repurchased by us would have to give notice as provided on their personal on-line dashboard at www.elevate.money.

You may withdraw a previously made request to have your shares repurchased. Withdrawal requests must also be received by us at least three business days prior to the end of a month. We will repurchase shares on the third business day after the end of a month in which a request for repurchase was received and not withdrawn.

If, as a result of a request for repurchase, a stockholder will own less than 250 shares of our common stock, we reserve the right to repurchase all of the shares of common stock owned by such stockholder.

In the event that redemption requests in a given month exceed the limitations imposed by the share repurchase program, the Company, in its discretion, may first pay stockholders to redeem 250 shares or less in whole (as opposes to pro rata), with any remaining funds available for repurchased purpose being allocated pro rata amongst the remaining stockholders seeking larger share redemptions.

In addition, if we do not completely satisfy a repurchase request on a repurchase date because we did not receive the request in time, because of the limitations on repurchases set forth in our share repurchase program or because of a suspension of the program, then we will treat the unsatisfied portion of the repurchase as never submitted in the first place and the stockholder must resubmit the request. Such new request will be subject to the same limitations and treated the same as all other new repurchase requests.

Amendment, Suspension or Termination of Program and Notice

Our board of directors may amend, suspend, grant exceptions to, or terminate the program without stockholder approval upon 30 days’ notice, if our directors believe such action is in our and our stockholders’ best interests, or if they determine the funds otherwise available to fund our share repurchase program are needed for other purposes. We may provide notice by including such information (a) in a current report or in our annual or semi-annual reports, all publicly filed with the SEC, or (b) in a separate written notice to the stockholders. During our primary offering stage, we would also include this information in an Offering Circular supplement or post-qualification amendment to the Offering Statement, as required under federal securities laws.

The share repurchase program shall immediately terminate, without further action by the board of directors or any notice to our stockholders, if our shares are approved for listing on any national securities exchange or included for quotation in a national securities market or a secondary trading market for our shares otherwise develops.

Advisor Warrant Offering

The Company’s Advisor, Elevate.Money, Inc., is conducting a private placement of warrants to purchase the Advisor’s common stock (“Advisor Warrant Offering”) to certain investors with previous direct or indirect relationships with the Advisor that have purchased at least $1,000,000 in common stock of the Company. Investors will be entitled to purchase warrants to purchase a proportional 0.2% interest in Advisor for each $1,000,000 invested in the Company.

Because the Advisor Warrant Offering is being disclosed in materials used by the Company for the Regulation A offering of the Company’s common stock, the Advisor Warrant Offering is being conducted pursuant to Rule 506(c) of Regulation D of the Securities Act of 1934, and each investor must be a verified accredited investor as required for purposes of Rule 506(c). Other than the disclosures contained in the Company’s Regulation A filings, the Advisor does not intend to engage in any other general solicitation with respect to the Advisor Warrant Offering. The material terms of the warrants will be set forth in the separate offering documents being used in the Advisor Warrant Offering.

PLAN OF DISTRIBUTION

General

We are publicly offering a maximum of up to 7,500,000 shares of our common stock, currently priced at $10.00 per share, on a “best efforts” basis, with 7,000,000 shares being sold through the primary offering and 500,000 shares being sold through our distribution reinvestment plan. We intend to sell the shares to investors through Dalmore, our broker dealer of record, utilizing the Online Platform. This offering is being made on a “best efforts” basis, meaning that there is no underwriter or placement agent that has made a firm commitment or obligation to purchase any of the shares. The Company has engaged Dalmore to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. To the extent that the Company’s officers and directors make any communications in connection with the offering, they intend to conduct such efforts in accordance with an exemption from registration as a broker-dealer contained in Rule 3a4-1 under the Exchange Act. There is no specific minimum offering amount, and upon acceptance of subscriptions, we will use the proceeds for the purposes described in this Offering Circular as soon as possible. We reserve the right to reallocate the shares offered between our primary offering and our distribution reinvestment plan.

Our board of directors will adjust the offering price of the shares annually to our new NAV per share commencing effective December 31 of the year after the first year that the board of directors has determined that our real estate properties portfolio has sufficiently stabilized for the purposes of a meaningful valuation. We may terminate this offering at any time, and we will provide that information in an Offering Circular supplement.

Offering Period

This offering is intended to be continuously ongoing, subject to remaining compliant with the share sale limitations imposed by Regulation A+; however, we may terminate this offering at any time in the discretion of our board of directors.

Broker-Dealer of Record Compensation and Terms

On April 16, 2023, the Company entered into a broker-dealer of record agreement (the “Broker-Dealer Agreement”) with Dalmore, a broker-dealer registered with the Securities and Exchange Commission and a member of FINRA, to act as the broker-dealer of record for this offering. Pursuant to the Broker-Dealer Agreement, Dalmore’s role in the offering is limited to serving as the broker-dealer of record, including processing transactions of potential investors and providing investor qualification recommendations (e.g., “Know Your Customer” and anti-money-laundering checks) and coordinating with third-party providers to ensure adequate review and compliance. Dalmore will have access to the subscription information provided by potential investors and will process transactions by potential investors through the Online Platform. Dalmore will not solicit any potential investors on the Company’s behalf, act as underwriter or provide investment advice or investment recommendations to any potential investor.

As compensation, the Company has agreed to pay Dalmore services compensation on a monthly basis equal to: (i) 1% of the first $5,000,000 raised in the Offering for the subject month, (ii) 0.75% for the next $2,500,000 raised in the offering for the subject month, (iii) 0.50% for the next $2,500,000 raised in the offering for the subject month, and (iv) 0.25% of any additional funds raised in excess of $10,000,000 in the offering for the subject month. In addition, the Company has paid Dalmore a one-time advance set-up fee of $5,000 (the “Advance”) to cover reasonable out-of-pocket accountable expenses anticipated to be incurred by Dalmore, including, among other things, preparing the FINRA filing for the offering. In addition, the Company paid a one-time $20,000 consulting fee to Dalmore.

North Capital Private Securities Corporation (“North Capital”), a registered broker-dealer, will provide us with certain escrow and technology services in furtherance of this offering. We will pay North Capital Investment Technology, the parent company of North Capital a monthly administrative fee of $1,000 for technology tools to facilitate the offering of securities. These technology fees are capped at $100,000. In addition, North Capital, as Escrow Agent, is entitled to payment of: i) an escrow administration fee ($500 for setup), (ii) distribution fees ($10 per check; $30 per domestic wire; $45 per international wire), (iii) transaction costs ($100 for each additional escrow break), and (iv) reimbursement for out-of-pocket expenses. Services in addition to and not contemplated in the escrow agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses and capped at $5,000.

Investors will not pay upfront selling commissions in connection with the purchase of our shares of common stock. No dealer manager fee will be paid with respect to shares of our common stock sold through our distribution reinvestment plan. We also will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of our common stock.

The table below shows the estimated maximum compensation payable to our dealer manager and estimated organization and offering expenses in connection with this offering, including the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA. To show the maximum amount of compensation that may be paid in connection with this offering, this table assumes that (i) we sell all of the shares of common stock offered by this Offering Circular, (ii) no shares are sold pursuant to our distribution reinvestment plan, and (iii) the offering price per share remains $10.00.

Maximum Estimated Fees and Expenses at Maximum Offering of $75,000,000

Type of Compensation and Expenses	Maximum Amount	Percentage of Primary Offering
Underwriting Fees and Expenses
Broker-Dealer of Record fee (1)	$700,000	1%
Selling commissions	$—	—%
Total underwriting costs	$700,000	1%

Organization and Offering Expenses (2)	$2,250,000	3%

(1)	Assumes that we sell the maximum of 7,000,000 shares of common stock in the primary offering and excludes sales of shares in the distribution reinvestment plan. Investors will not pay upfront selling commissions in connection with the purchase of shares of our common stock. We also will not pay selling commissions to broker-dealers in connection with this offering. We will sell our shares of common stock to investors through Dalmore, our broker-dealer of record for this offering, utilizing the Online Platform. The fees payable to Dalmore are described in greater detail above.

(2)	Our Advisor will pay all organization and offering expenses in connection with this offering, excluding fees payable to Dalmore as our Broker-Dealer of Record which are paid directly to Dalmore by our Escrow Agent from our offering proceeds. The organization and offering expense numbers shown above represent our estimates of expenses expected to be incurred in connection with this offering (other than dealer manager fees), including our actual legal, accounting, printing, marketing, advertising, filing fees, transfer agent costs and other accountable offering-related expenses, including but not limited to: (i) all marketing related costs and expenses; and (ii) facilities and technology costs, insurance expenses and other costs and expenses associated with this offering and marketing of our shares. The actual amount of organization and offering expenses we pay in connection with this offering will also vary based on the actual expenses we incur in connection with this offering. We will reimburse our Advisor for these organization and offering costs and future organization and offering costs it may incur on our behalf on a monthly basis. After the termination of the primary offering, our Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur and for which our Advisor has been reimbursed exceed 3% of our gross offering proceeds from the primary offering and the distribution reinvestment plan. See “Compensation” for a description of additional fees and expenses that we will pay our advisor.

We have agreed to indemnify our dealer manager against certain liabilities, including liabilities under the Securities Act or the Exchange Act, that arise out of material misstatements and omissions contained in this Offering Circular, other sales material used in connection with this offer or filings made to qualify this offering with individual states, any breaches by us of the dealer manager agreement between us and our dealer manager or any failure by us to comply with applicable FINRA and SEC rules. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

Subscription Procedures

You must initially purchase at least 100 shares of our common stock to participate in this offering. If you have satisfied the applicable minimum purchase requirement, there is no minimum purchase required to purchase additional shares in this offering, including pursuant to our distribution reinvestment plan. To purchase shares in this offering, you must complete and sign an investor form and subscription agreement for a specific number of shares and pay for the shares at the time of your subscription. All of this can be done on-line at www.elevate.money, and we encourage you to do so.

Our dealer manager has the responsibility to make every reasonable effort to determine whether the investor is a U.S. Person and whether a purchase of shares of our common stock is appropriate for the investor and that the minimum income and net worth standards established for this offering are met. See State Law Exemption and Purchase Restrictions immediately following the Table of Contents. In making this determination, our dealer manager will rely on relevant information provided by the investors, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and other pertinent information. Each investor should be aware that our dealer manager will be responsible for determining suitability.

Subscriptions will be effective only upon Dalmore’s review and our acceptance, and we reserve the right to reject any subscription in whole or in part. Following Dalmore’s approval of the subscription agreement, we will submit a subscriber(s) form of payment in compliance with Rule 15c2-4 of the Exchange Act. A subscriber’s form of payment will be deposited within two business days following receipt into a segregated bank account for all investors’ funds. You will receive a confirmation of your purchase via email. We admit stockholders every week.

We and our dealer manager will maintain the records used to determine that our shares are a suitable investment for you for at least six years. You have the right to rescind your purchase and receive a return of your investment without interest for up to five business days after your subscription was accepted. Investors who desire to purchase shares in this offering at regular intervals after their initial investment may be able to do so by electing to participate in the automatic investment program by completing an enrollment form on their personal dashboard at www.elevate.money. The minimum periodic investment is $50 per month. For a discussion of our distribution reinvestment plan, see “Description of Shares — Distribution Reinvestment Plan”.

You will receive a confirmation of your purchases under the automatic investment program monthly. The confirmation will disclose the following information:

●	the amount invested for your account during the period;
●	the date of the investment; and
●	the number and price of the shares purchased by you.

You may terminate your participation in the automatic investment program at any time by providing us with notice on your personal dashboard at www.elevate.money. If you elect to participate in the automatic investment program, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current Offering Circular or in the subscription agreement, you will promptly notify us in writing of that fact and your participation in the plan will terminate. See “State Law Exemption and Purchase Restrictions” immediately following the Table of Contents.

State Law Exemption and Offerings to “Qualified Purchasers”

Our common stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our common stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our common stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our common stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons), as specified in Rule 501 of Regulation D. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

SUPPLEMENTAL SALES MATERIAL

In addition to this Offering Circular, we may utilize additional sales materials in connection with this offering, although only when accompanied by or preceded by the delivery of this Offering Circular, including, in the context of electronic sales materials, a hyperlink to the Offering Circular. The supplemental sales material will not contain all of the information material to an investment decision and should only be reviewed after reading this Offering Circular. These supplemental sales materials may include:

●	“pay per click” advertisements on social media, and search engine internet websites
●	electronic correspondence transmitting the Offering Circular;
●	electronic brochures containing a summary description of this offering;
●	electronic fact sheets describing the general nature of our REIT and our investment objectives;
●	electronic flyers describing our recent acquisitions;
●	online investor presentations;
●	website material;
●	electronic media presentations;
●	any of the above in professionally printed format;
●	client seminars and seminar advertisements and invitations; and
●	third party industry-related article reprints.

All of the foregoing material will be prepared by us with the exception of the third-party article reprints. In certain jurisdictions, some or all of such sales material may not be available. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

We are offering shares only by means of this Offering Circular. Although the information contained in our supplemental sales materials will not conflict with any of the information contained in this Offering Circular, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in this Offering Circular or the registration statement of which this Offering Circular is a part.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby has been passed upon for us by Buchalter, A Professional Corporation, Los Angeles, CA.

EXPERTS

The balance sheets as of March 31, 2023 and related notes to the financial statements of Future of Housing Fund, Inc. included in this Offering Circular dated May 8, 2023, have been audited by Fruci & Associates II, PLLC, an independent registered public accounting firm, as set forth in their report dated May 8, 2023 thereon, and included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we became subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. This offering statement is, and any of these future filings with the SEC will be, available to the public free of charge over the Internet at our website at www.elevate.money or through the SEC’s website at www.sec.gov. These filings are available promptly after we file them with, or furnish them to, the SEC.

Future of Housing Fund, Inc.

Maryland Corporation

Financial Statement

as of March 31, 2023

Future of Housing Fund, Inc.

TABLE OF CONTENTS

Page

Financial Statement as of March 31, 2023

Balance Sheet	103

Notes to Financial Statement	104-109

INDEPENDENT AUDITORS’ REPORT

Members of: WSCPA AICPA PCPS 802 North Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com

To the Board of Directors and Management of
Future of Housing Fund, Inc.

Newport Beach, California

Opinion

We have audited the financial statement of Future of Housing Fund, Inc. (“the Company”) (a Maryland corporation), which comprise the balance sheet as of March 31, 2023 and the related notes to the financial statement.

In our opinion, the accompanying financial statement presents fairly, in all material respects, the financial position of Future of Housing Fund, Inc. as of March 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statement section of our report. We are required to be independent of Future of Housing Fund, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not started operations and is funded by an external advisor as needed and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statement that are free from material misstatement, whether due to fraud or error.

In preparing the financial statement, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Future of Housing Fund Inc.’s ability to continue as a going concern within one year after the date that the financial statement is available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statement

Our objectives are to obtain reasonable assurance about whether the financial statement as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statement.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Future of Housing Fund Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statement.

•	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Future of Housing Fund Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

May 8, 2023

FUTURE OF HOUSING FUND, INC.

BALANCE SHEET

As of March 31, 2023

March 31,
2023

ASSETS
Current Assets:
Cash and equivalents	$1,000
Total Current Assets	1,000

TOTAL ASSETS	$1,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Total Liabilities	$-

Commitments and contingencies	-

Stockholders' Equity
Common Stock, $0.01 par value, 7,500,000 authorized,
100 shares issued and outstanding as of March 31, 2023	$1
Preferred Stock, $0.01 par value, 7,500,000 authorized,
0 shares issued and outstanding as of March 31, 2023	-
Additional Paid-in-Capital	999
Total Stockholders' Equity	$1,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,000

FUTURE OF HOUSING FUND, INC.

NOTES TO FINANCIAL STATEMENT

As of March 31, 2023

NOTE 1. BUSINESS AND ORGANIZATION

Future of Housing Fund, Inc. (the “Company”) was incorporated on March 30, 2023, under the laws of the State of Maryland. The Company is a Maryland corporation that intends to qualify as a real estate investment trust (REIT) and is offering up to 7,500,000 shares of common stock for a price currently equal to $10.00 per share and a par value of $0.01 per share. The minimum initial investment by any investor is 100 shares ($1,000), except this amount may be reduced to 50 shares ($500), in the Company’s sole discretion, if the investor also simultaneously buys or already owns 50 or more shares of Elevate.Money REIT I, Inc. another investment entity also advised by our advisor, Elevate Money, Inc. The Company was formed to primarily develop, own and operate modular housing communities populated by modular housing units developed by Boxabl, Inc. The Company’s overall objective is to invest in real estate assets with a view towards creating long-term value growth and also making regular cash distributions.

The Company intends to qualify as a real estate investment trust for federal income tax purposes beginning with our taxable year ending December 31, 2024. There are several legal pre-conditions to qualify for REIT status for federal income tax purposes, and we may not meet all of these pre-conditions by December 31, 2024, or ever.

The Company is externally managed by Elevate.Money, Inc. (“Advisor”). The Company and its Advisor have engaged Lalutosh Real Estate, LLC (“LRE”), a wholly owned affiliate of the Advisor, to provide various real estate services.

NOTE 2. BASIS OF PRESENTATION

The accompanying financial statement have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and includes all the disclosures required by generally accepted accounting principles.

Use of Estimates

To prepare a financial statement in conformity with U.S. GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the balance sheet and the disclosures provided, and actual results could differ. Although these estimates reflect management’s best estimates, it is at least reasonably possible that a material change to these estimates could occur in the near term.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Income Taxes

The REIT avoids the double taxation treatment of income that normally results from investment in a corporation because a REIT is not generally subject to federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain income tax requirements are satisfied, which, among others, include the requirement to pay dividends to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). The Company intends, although is not legally obligated, to make regular monthly distributions to holders of its shares at least at the level required to maintain REIT status unless the results of operations, general financial condition, general economic conditions, or other factors inhibit the Company from doing so. Distributions are authorized at the discretion of Company’s board of directors, which is directed, in substantial part, by its obligations to cause the Company to comply with the REIT requirements of the Internal Revenue Code. If the Company fails to qualify for taxation as a REIT in any year after electing REIT status, its income will be taxed at regular corporate rates, and it may be precluded from qualifying for treatment as a REIT for the four-year period following its failure to qualify. Even if the Company qualifies as a REIT for federal income tax purposes, it may still be subject to state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

FUTURE OF HOUSING FUND, INC.

NOTES TO FINANCIAL STATEMENT

As of March 31, 2023

The REIT must pass these four tests annually in order to retain its special tax status:

1. Distribution test. The REIT must distribute at least 90 percent of its annual taxable income, excluding capital gains, as dividends to its stockholders.

2. Assets test. The REIT must have at least 75 percent of its assets invested in real estate, mortgage loans, shares in other REITs, cash, or government securities.

3. Income test. The REIT must derive at least 75 percent of its gross income from rents, mortgage interest, or gains from the sale of real property. And at least 95 percent must come from these sources, together with dividends, interest and gains on securities sales.

4. Stockholders test. The REIT must have at least 100 stockholders and must have less than 50 percent of its outstanding shares concentrated in the hands of five or fewer stockholders.

Recent Accounting Pronouncements

The Company has reviewed all the recent accounting pronouncements issued to the date of the issuance of this financial statement and does not believe any of these pronouncements have a material impact on the Company’s financial statement. Other recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) (including its Emerging Issues Task Force), did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3: GOING CONCERN

The accompanying financial statement has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not started operations and is funded by an external Advisor as needed.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statement was available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statement does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

NOTE 4. STOCKHOLDER’S EQUITY

The Company is selling its common shares through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A+” and it intends to sell the shares directly to investors and not through registered broker-dealers who are paid commissions. The minimum initial investment by an investor is 100 shares at a purchase price of $10 per share ($1,000), except this amount may be reduced to 50 shares ($500), in the Company’s sole discretion, if the investor also simultaneously buys or already owns 50 or more shares of Elevate.Money REIT I, Inc. another investment entity also advised by our advisor, Elevate Money, Inc. 7,000,000 common shares are being sold through the primary offering and 500,000 shares are being sold through the Company’s distribution reinvestment plan. The Company reserves the right to reallocate the shares of common stock it is offering between the primary offering and its distribution reinvestment plan. The maximum amount raised in the offering is $75,000,000.

FUTURE OF HOUSING FUND, INC.

NOTES TO FINANCIAL STATEMENT

As of March 31, 2023

As of March 31, 2023, the Advisor owns 100 shares of Company’s common stock for which it paid $1,000 at the $10.00 per share offering price, and common stock and additional paid in capital balances were $1 and $999, respectively. The Company’s executive officers and board members and affiliates, and its advisor and its affiliates, may purchase shares of common stock at the same price and terms as other investors.

The Company is not registered as an investment company under the Investment Company Act of 1940, as amended.

Common Stock - Voting Rights

The stockholders will be entitled to one vote for each share. The stockholders are entitled to vote on certain matters, including, but not limited to, the following: (i) the amendment or modification of the articles of incorporation, (ii) the amendment or repeal of the bylaws, and (iii) the removal of a director. The stockholders do not have any cumulative voting rights in the election of directors.

Preferred Stock

The Board of Directors authorized the Company to issue up to 7,500,000 shares of preferred stock at a par value of $0.01, in one or more classes or without approval of its common stockholders. The Company’s board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences, and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. The Company’s board of directors has no present plan to issue preferred stock but may do so at any time in the future without stockholder approval.

Ownership, Transfer Limitations, and Reporting Requirements

For so long as the Company remains a REIT, and except as otherwise provided in the Company’s charter, no person (as defined in the articles of incorporation) may own in excess of 9.8% of the outstanding shares. The articles of incorporation contain various restrictions on the investors’ ability to transfer shares. These restrictions are to help ensure that the Company remains qualified as a REIT. For instance, the investor will not be able to transfer shares if, after giving effect to the transfer, the Company would have fewer than 100 stockholders. Additionally, the investor cannot transfer shares if, after giving effect to the transfer, the Company would fail to qualify as a REIT by reason of being closely held. Additionally, should the investor own more than 5% of outstanding shares, or any lesser percentage as determined by the directors, the investor will be required to provide to the Company certain information concerning the ownership of shares.

No Preemptive Rights

Investors do not have any preemptive rights or any other preferential right of subscription for the purchase of any shares of any class or series or for the purchase of any securities convertible into shares of any class or series.

FUTURE OF HOUSING FUND, INC.

NOTES TO FINANCIAL STATEMENT

As of March 31, 2023

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan pursuant to which its common stockholders may elect to have all of their dividends and other distributions reinvested in additional shares of our common stock in lieu of receiving cash distributions. No broker-dealer of record fees will be paid on shares sold under the distribution reinvestment plan. Participants in the distribution reinvestment plan will acquire common stock at a price per share equal to $10.00 per share or, when determined by the board of directors, the most recently published net asset value, or “NAV,” per share. The Company may amend, suspend, or terminate the distribution reinvestment plan for any reason at any time upon ten days’ notice to the participants.

Share Repurchase Program

The Company’s shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and it currently does not intend to list its shares. In order to provide its stockholders with some liquidity, it has adopted a share repurchase program that may enable them to sell their shares of common stock to the Company in limited circumstances. Stockholders have the ability to present for repurchase all or a portion of their shares to the Company in accordance with the procedures outlined in the share repurchase program.

Offering Sales Commissions and Fees

The Company will sell its shares of common stock to investors through Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), a registered broker-dealer and our broker-dealer of record for this offering, utilizing the Company’s online platform.  The Company has agreed to pay Dalmore services compensation calculated monthly equal to: (i) 1% of the first $5,000,000 raised in the offering during the subject month, (ii) 0.75% for the next $2,500,000 raised in the offering during the subject month, (iii) 0.50% for the next $2,500,000 raised in the offering during the subject month, and (iv) 0.25% of any additional funds raised in excess of $10,000,000 in the Offering during the subject month. In addition, our Advisor has advanced certain upfront costs charged by Dalmore, that are regarded as offering and organization expenses that may be reimbursed to our Advisor by the Company, subject to certain reimbursement limitations.

NOTE 5. RELATED PARTY TRANSACTIONS

Our officers and directors collectively have a nominal (less than 1%) ownership interest in our Advisor.

Reimbursements, Fees and Subordinated Participation Fee

The Advisor will receive reimbursement for expenses incurred related to the organization and offering of the Company. The Company’s Advisor and LRE will receive compensation, subject to a cap, for services and reimbursement for expenses incurred by the Advisor and LRE relating to the management and operation of the properties.

Reimbursement of Organization and Offering

The Company will reimburse its Advisor actual organizational and offering expenses on a monthly basis with aggregate reimbursements not to exceed 3% of gross offering proceeds from the sale of its common stock, including dividend reinvestment proceeds. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses, including but not limited to: (i) amounts to reimburse the Company’s Advisor and its affiliates for all marketing related expenses; and (ii) other costs and expenses associated with the offering and marketing of the Company’s common stock.

FUTURE OF HOUSING FUND, INC.

NOTES TO FINANCIAL STATEMENT

As of March 31, 2023

Acquisition Fee

For each acquisition, the Company will pay LRE 3% of the cost of the investment. However, a majority of the directors not otherwise interested in the transaction may approve fees in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to the Company.

REIT Management Fee

The Company will pay its Advisor 0.04166667% of the total investment value of the assets monthly. For purposes of this fee, “total investment value” means, for any period, the aggregate book value of all our assets as of the end of the previous month, including assets invested, directly or indirectly, in properties, before depreciation or bad debts or other similar non-cash items.

Asset Management Fee

The Company will pay LRE 0.04166667% of the total investment value of the assets monthly. For purposes of this fee, “total investment value” means, for any period, the aggregate book value of all our assets as of the end of the previous month, including assets invested, directly or indirectly, in properties, before depreciation or bad debts or other similar non-cash items.

Financing Coordination Fee

Other than with respect to any mortgage or other financing related to a property concurrent with its acquisition, if LRE provides services in connection with the post-acquisition financing or refinancing of any debt that the Company obtains relative to properties or the REIT, the Company will pay LRE a financing coordination fee equal to 1% of the amount of such financing.

Disposition Fee

For substantial assistance in connection with the sale of properties or other investments, the Company will pay LRE 3.0% of the contract sales price of each property or other investment sold Advisor or its affiliates, the disposition fees paid to the Company and its affiliates and unaffiliated third parties may not exceed 6% of the contract sales price.

Subordinated Participation Fee

The Company will pay LRE a subordinated participation fee. The subordinated participation fee is an annually measured performance fee subordinated to payment to stockholders of at least a 8% cumulative, non-compounded return on the highest previous offering price to the public for our shares, after adjustment to reflect all return of capital distributions (such highest previous offering price the “Highest Prior NAV per share”, and such return the “Preferred Return”). The subordinated participation fee is only payable if the Preferred Return is achieved and is equal to the sum of: (i) 20% of the product of (a) the difference of (x) the Preliminary NAV per share minus (y) the Highest Prior NAV per share, multiplied by (b) the number of shares outstanding as of December 31 of the relevant annual period, but only if this results in a positive number, plus (ii) 20% of the product of (a) the amount by which aggregate cash distributions to stockholders during the annual period, excluding return of capital distributions, divided by the weighted average number of shares outstanding for the annual period, calculated on a monthly basis, exceed the Preferred Return (the “Excess Return”), multiplied by (b) the weighted average number of shares outstanding for the annual period, calculated on a monthly basis.

FUTURE OF HOUSING FUND, INC.

NOTES TO FINANCIAL STATEMENT

As of March 31, 2023

The Preferred Return is measured by all distributions to stockholders, except for the distribution of sale or financing proceeds which would act to reduce the stockholders’ investment basis, which are referred to herein as “return of capital” distributions.

The Advisor and LRE, at their sole election, may defer or waive reimbursements and fees otherwise due to it. A deferral or waiver of any fees or reimbursements may increase the cash available to make distributions to the Company’s stockholders. Because payment of the 8% preferred return is a condition that must be satisfied before the Advisor can receive the subordinated participation fee, deferral or waiver by the Advisor of any fees or reimbursements owed to it may result in the subordinated participation fee being paid to the Advisor at a time when the subordinated participation fee would otherwise not be paid, if the deferral or waiver results in having enough cash available to pay the preferred return. However, deferral of such fees or reimbursements will also create a corresponding liability for the deferred payments which will reduce NAV for the period.

Liquidation Fee

The Company will pay LRE a liquidation fee calculated from the value per share resulting from a liquidation event, including, but not limited to, a sale of all the properties, a public listing, or a merger with a public or non-public company. Such liquidation fee will be equal to 20.0% of the increase in the resultant value per share as compared to the Highest Prior NAV per share, if any, multiplied by the number of outstanding shares as of the liquidation date. The liquidation fee will be subordinated to payment to stockholders of the preferred return, pro-rated for the year in which the liquidation event occurs.

NOTE 6. MANAGEMENT'S EVALUATION OF SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 8, 2023, the date the financial statement was available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in the financial statement.

FUTURE OF HOUSING FUND, Inc.

The Elevate Money Boxabl + REIT

Up to $75,000,000 in Shares of Common Stock

Initial Offering Price of $10.00 per Share

Minimum Purchase: 100 Shares ($1,000)

OFFERING CIRCULAR

You should rely only on the information contained in this Offering Circular. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this Offering Circular. If any such information or statements are given or made, you should not rely upon such information or representation. This Offering Circular does not constitute an offer to sell any securities other than those to which this Offering Circular relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This Offering Circular speaks as of the date set forth above. You should not assume that the delivery of this Offering Circular or that any sale made pursuant to this Offering Circular implies that the information contained in this Offering Circular will remain fully accurate and correct as of any time subsequent to the date of this Offering Circular.

June 20, 2023

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1	Articles of Incorporation*
2.2	Bylaws*
3.1	Distribution Reinvestment Plan*
4.1	Form of Investment Form and Subscription Agreement*
6.1	Cooperation Agreement, dated effective as of February 22, 2023, by and between Boxabl Inc. and Elevate.Money, Inc.*
6.2	Assignment of Cooperation Agreement, dated May 5, by and between Elevate.Money, Inc. and Future of House Fund, Inc.*
6.3	Broker-Dealer Agreement, dated April 16, 2023, by and between Future of House Fund, Inc. and Dalmore Group, LLC.*
6.4	Advisory Agreement, dated May 5, 2023, by and among Future of House Fund, Inc. and Elevate.Money, Inc.*
6.5	Real Estate Services Agreement, dated May 5, 2023, by and among Future of House Fund, Inc.; Elevate.Money, Inc. and Lalutosh Real Estate, LLC*
6.6	Line of Credit, Promissory Note, dated May 5, 2023, with Elevate.Money, Inc.*
6.7	Form of Indemnification Agreement*
8.1	Form of Escrow Agreement for Securities Offering, by and between Future of House Fund, Inc. and North Capital Private Securities Corporation*
10.1	Power of Attorney*
11.1	Consent of Buchalter, PC (included in Exhibit 12)*
11.2	Consent of Fruci & Associates II, PLLC*
12.1	Opinion of Buchalter, PC as to the legality of the securities being qualified*
13.1	Email Communication, dated April 11, 2023*
13.2	Email Communication, dated May 17, 2023
13.3	Email Communication, dated May 23, 2023
13.4	Webpage available at https://www.elevate.money/boxabl
99.1	Executive Committee Charter*

* Previously filed with the Company’s Offering Statement on Form 1-A dated May 8, 2023.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amended offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 20, 2023.

Future of House Fund, Inc.

By:	/s/ David Perduk
David Perduk
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	/s/ DAVID PERDUK	Chief Executive Officer and Chairman of the Board	June 20, 2023
	David Perduk	(principal executive officer, principal financial officer)

	*	Chief Financial Officer and Director	June 20, 2023
	Shital Patel	(principal financial officer and principal accounting officer)

	*	Director	June 20, 2023
Hanni Yong

	*	Director	June 20, 2023
Sahil Gandhi

*By:	/s/ David Perduk
David Perduk
Attorney-in-fact